Exhibit 10.1 - DIP Credit Agreement dated December 14, 2011

Execution Version
_________________________________________________________________________________

CREDIT AND GUARANTY AGREEMENT

among

LEE ENTERPRISES, INCORPORATED,

a Debtor and Debtor-in-Possession, as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

each a Debtor and Debtor-in-Possession, as Subsidiary Guarantors,

VARIOUS LENDERS

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as ADMINISTRATIVE AGENT

________________________________

Dated as of December 14, 2011

________________________________

DEUTSCHE BANK SECURITIES INC.
and

GOLDMAN SACHS LENDING PARTNERS LLC
as JOINT LEAD ARRANGERS
and

as JOINT BOOK RUNNING MANAGERS,

______________________________________________________________________________

TABLE OF CONTENTS

 Page
SECTION 1.	Definitions and Accounting Terms	2

SECTION 2.	Amount and Terms of Credit	29

2.01	Loans	29
2.02	Minimum Amount of Each Borrowing	31
2.03	Notice of Borrowing	31
2.04	Disbursement of Funds	32
2.05	Notes	32
2.06	Conversions	33
2.07	Pro Rata Borrowings	34
2.08	Interest	34
2.09	Interest Periods	35
2.10	Increased Costs, Illegality, etc.	36
2.11	Compensation	38
2.12	Change of Lending Office	38
2.13	Replacement of Lenders	38
2.14	Priority and Liens	40
2.15	Payment of Obligations	42
2.16	No Discharge; Survival of Claims	42
2.17	Conversion to Exit Credit Facility	42

SECTION 3.	Letters of Credit	43
3.01	Letters of Credit	43
3.02	Maximum Letter of Credit Outstandings; Final Maturities	44
3.03	Letter of Credit Requests; Minimum Stated Amount	44
3.04	Letter of Credit Participations	45
3.05	Agreement to Repay Letter of Credit Drawings	47
3.06	Increased Costs	47

SECTION 4.	Commitment Commission; Fees; Reductions of Commitment	48
4.01	Fees	48
4.02	Voluntary Termination of Unutilized Revolving Loan Commitments	49
4.03	Mandatory Reduction of Commitments and Revolving Loan Repayments	50
SECTION 5.	Prepayments; Payments; Taxes	50
5.01	Voluntary Prepayments	50
5.02	Mandatory Repayments	51
5.03	Method and Place of Payment	53
5.04	Net Payments	53

(i)

 Page
SECTION 6.	Conditions Precedent to the Closing Date	56
6.01	Execution of Agreement; Notes	56
6.02	Officer’s Certificate	56
6.03	Opinions of Counsel	56
6.04	Company Documents; Proceedings; etc.	56
6.05	Lien Searches	57
6.06	Budget	57
6.07	Adverse Change, Approvals	57
6.08	Litigation	57
6.09	Interim Order	57
6.10	First Day Motion; Orders	57
6.11	Historical Financial Statements	58
6.12	Insurance Certificates; etc.	58
6.13	Fees, etc.	58
6.14	Cash Management Arrangements	58
6.15	Pulitzer Cash Collateral	58
6.16	Support Agreements	58
SECTION 7.	Conditions Precedent to All Credit Events	58
7.01	No Default; Representations and Warranties	58
7.02	Notice of Borrowing; Letter of Credit Request	59
7.03	Bankruptcy Court Approval	59
7.04	No Excess Cash	59
SECTION 8.	Representations, Warranties and Agreements	60
8.01	Company Status	60
8.02	Power and Authority	60
8.03	No Violation	60
8.04	Approvals	61
8.05	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	61
8.06	Litigation	62
8.07	True and Complete Disclosure	62
8.08	Use of Proceeds; Margin Regulations	62
8.09	Tax Returns and Payments	62
8.10	Compliance with ERISA	63
8.11	[Intentionally Omitted]	64
.	64
8.12	Properties	64
8.13	Capitalization	64
8.14	Subsidiaries	65
8.15	Compliance with Statutes, etc.	65
8.16	Investment Company Act	65
8.17	[Intentionally Omitted]	65
8.18	Environmental Matters	65

(ii)

 Page
8.19	Employment and Labor Relations	66
8.20	Intellectual Property, etc.	66
8.21	Indebtedness	67
8.22	Insurance	67
8.23	Foreign Assets Control Regulations, Etc.	67
8.24	Representations and Warranties in Other Documents	67
8.25	The Orders	68
SECTION 9.	Affirmative Covenants	68
9.01	Information Covenants	68
9.02	Books, Records and Inspections; Quarterly Meetings	72
9.03	Maintenance of Property; Insurance	72
9.04	Existence; Franchises	73
9.05	Compliance with Statutes, etc.	73
9.06	Compliance with Environmental Laws	74
9.07	ERISA	74
9.08	End of Fiscal Years	76
9.09	Performance of Obligations	76
9.10	Payment of Taxes	76
9.11	Use of Proceeds	76
9.12	Further Assurances; Excluded Domestic Subsidiaries	76
9.13	Ownership of Subsidiaries; etc.	77
9.14	Terrorism Sanctions Regulations	77
SECTION 10.	Negative Covenants	77
10.01	Liens	77
10.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	80
10.03	Dividends	82
10.04	Indebtedness	83
10.05	Advances, Investments and Loans	84
10.06	Transactions with Affiliates	87
10.07	Minimum Lee EBITDA	87
10.08	Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.	88
10.09	Limitation on Certain Restrictions on Subsidiaries	89
10.10	Limitation on Issuance of Equity Interests	89
10.11	Business; etc.	90
10.12	Limitation on Creation of Subsidiaries	90
SECTION 11.	Events of Default	90
11.01	Payments	90
11.02	Representations, etc.	90
11.03	Covenants	90
11.04	Default Under Other Agreements	91
11.05	Bankruptcy, etc.	91
11.06	ERISA	92

(iii)

 Page
11.07	Subsidiaries Guaranty	93
11.08	Judgments	93
11.09	Change of Control	93
SECTION 12.	The Administrative Agent	94
12.01	Appointment	94
12.02	Nature of Duties	94
12.03	Lack of Reliance on the Administrative Agent	95
12.04	Certain Rights of the Administrative Agent	95
12.05	Reliance	96
12.06	Indemnification	96
12.07	The Administrative Agent in its Individual Capacity	96
12.08	Holders	96
12.09	Resignation by the Administrative Agent	97
12.10	Collateral Matters	97
12.11	Delivery of Information	98

SECTION 13.	Miscellaneous	99
13.01	Payment of Expenses, etc.	99
13.02	Right of Setoff	100
13.03	Notices	101
13.04	Benefit of Agreement; Assignments; Participations	101
13.05	No Waiver; Remedies Cumulative	103
13.06	Payments Pro Rata	103
13.07	Calculations; Computations	104
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	104
13.09	Counterparts	105
13.10	Effectiveness	106
13.11	Headings Descriptive	106
13.12	Amendment or Waiver; etc.	106
13.13	Survival	107
13.14	Domicile of Loans	107
13.15	Register	108
13.16	Confidentiality	109
13.17	The Patriot Act	109
SECTION 14.	SUSIDIARY GUARANTY	109
14.01	Guaranty	109
14.02	Right of Contribution	110
14.03	No Subrogation	111
14.04	Amendments, etc. with respect to the Obligations	111
14.05	Guaranty Absolute and Unconditional	111
14.06	Reinstatement	112
14.07	Payments	112

(iv)

 Page
SECTION 15.	REMEDIES; APPLICATION OF PROCEEDS	113
15.01	Remedies; Obtaining the Collateral Upon Default	113
15.02	Remedies; Disposition of the Collateral	114
15.03	Application of Proceeds	114
15.04	WAIVER OF CLAIMS	116
15.05	Remedies Cumulative	116
15.06	Discontinuance of Proceedings	117

(v)

SCHEDULE I	Revolving Loan Commitments
SCHEDULE II	Lender Addresses
SCHEDULE III	Existing Litigation
SCHEDULE IV	Plans
SCHEDULE V	Subsidiaries
SCHEDULE VI	Existing Indebtedness
SCHEDULE VII	Insurance
SCHEDULE VIII	Existing Liens
SCHEDULE IX	Existing Investments
SCHEDULE X	Intercompany Activities
SCHEDULE XI	Asset Sales
SCHEDULE XII	Set-off and Netting Arrangements

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Revolving Note
EXHIBIT B-2	Form of Swingline Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D	Form of Section 5.04(b)(ii) Certificate
EXHIBIT E	Form of Opinions of Lane & Waterman LLP and Sidley Austin LLP, special counsel to the Credit Parties
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Form of Exit Credit Agreement
EXHIBIT H	[Intentionally Omitted]
EXHIBIT I	Form of Interim Order
EXHIBIT J	[Intentionally Omitted]
EXHIBIT K	Form of Compliance Certificate
EXHIBIT L	Form of Assignment and Assumption Agreement

(vi)

        CREDIT AND GUARANTY AGREEMENT, dated as of December 14, 2011, among LEE ENTERPRISES, INCORPORATED, a Delaware corporation (the “Borrower”), which is a debtor and debtor-in-possession in a case pending in the United States Bankruptcy Court for the District of Delaware (“the “Bankruptcy Court”) under Chapter 11 of the Bankruptcy Code , certain subsidiaries of the Borrower party hereto as Subsidiary Guarantors (such subsidiaries, collectively with the Borrower, the “Credit Parties”; each of the Borrower and each such subsidiary, a “Credit Party”), each of which, along with certain other subsidiaries of the Borrower is a debtor and a debtor-in-possession (each a “Debtor” and collectively the “Debtors”) in a case pending under Chapter 11 of the Bankruptcy Code (the cases of the Debtors, each a “Case” and, collectively, the “Cases”), the Lenders party hereto from time to time, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and DEUTSCHE BANK SECURITIES INC. and GOLDMAN SACHS LENDING PARTNERS LLC, as Joint Lead Arrangers and Joint Book Running Managers.  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

INTRODUCTORY  STATEMENTS:

        On December 12, 2011 (the “Petition Date”), the Debtors filed voluntary petitions with the Bankruptcy Court initiating the Cases and have continued in the possession of their assets and in the management of their businesses pursuant to Bankruptcy Code Sections 1107 and 1108.

        Pursuant to this Agreement and the Orders, as applicable, the Lenders are willing to make available to the Borrower a $40,000,000 debtor-in-possession revolving credit facility that is convertible to a secured superpriority exit revolving credit facility upon the satisfaction (or waiver) of certain conditions, including (i) a letter of credit sub-facility in an aggregate principal amount not to exceed $20,000,000, less the aggregate face amount of letters of credit outstanding under the Prepetition Credit Agreement and (ii) a swingline sub-facility in an aggregate principal amount not to exceed $10,000,000, all of the Borrower’s obligations with respect to which are guaranteed by the Subsidiary Guarantors.

        The proceeds of the Loans and the Letters of Credit will be used for working capital and other general corporate purposes of the Credit Parties, in all cases subject to the terms of this Agreement, the Budget and the Orders, as applicable.

        To provide guaranties for the repayment of the Loans, the reimbursement of any draft drawn under the Letters of Credit and the payment of the other Obligations of the Credit Parties hereunder and under the other Credit Documents, the Credit Parties are providing to the Administrative Agent and the Secured Creditors, pursuant to this Agreement and the Orders, the following (each as more fully described herein):

        (a)          a guaranty from each of the Subsidiary Guarantors of the due and punctual payment and performance of the Obligations of the Borrower hereunder;

        (b)          joint and several allowed administrative expense claims entitled to the benefits of Section 364(c)(1) of the Bankruptcy Code in the Credit Parties’ Cases, having superpriority in such Cases over any and all administrative expenses of the kind specified in Bankruptcy Code Sections 503(b) or 507(b) (“Superpriority Claims”);

        (c)          pursuant to Section 364(c)(2) of the Bankruptcy Code, a perfected first priority Lien on all property of the Credit Parties’ respective estates in the Cases that is not subject to valid, perfected and non-avoidable Liens as of the commencement of the Cases (collectively, the “Unencumbered Property”), provided, however, that such Lien shall not encumber the claims and causes of action of the Credit Parties under Sections 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code (collectively, “Avoidance Actions”), but, upon entry of the Final Order, such Lien shall attach to any proceeds of any property recovered in respect of successful Avoidance Actions;

        (d)          pursuant to Section 364(c)(3) of the Bankruptcy Code, a perfected junior Lien on all property of the Credit Parties’ respective estates in the Cases, that is subject to valid, perfected and non-avoidable Liens in existence at the time of the commencement of the Cases or to valid Liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than property that is subject to the existing Liens that secure obligations under the Prepetition Credit Agreement, which Liens shall be primed by the Liens to be granted to the Administrative Agent as described in clause (e) below) (collectively, the “Non-Primed Liens”); and

        (e)          pursuant to Section 364(d)(1) of the Bankruptcy Code, a perfected first priority, senior priming Lien on all of the property of the Credit Parties’ respective estates in the Cases that is subject to the existing Liens that secure the obligations of the Credit Parties under or in connection with the Prepetition Credit Agreement (the “Primed Liens” and the property subject of such Primed Liens, the “Prepetition Collateral”), which shall be primed by and made subject and subordinate to the perfected first priority senior Liens to be granted to the Administrative Agent, which senior priming Liens in favor of the Administrative Agent shall also prime any Liens granted after the commencement of the Cases to provide adequate protection in respect of any of the Prepetition Obligations owed to the Prepetition Secured Parties but junior to any Non-Primed Liens on the Prepetition Collateral, including as permitted by Section 546(b) of the Bankruptcy Code.

        All of the claims and the Liens granted hereunder and pursuant to the Orders, as applicable, in the Cases to the Administrative Agent and the Lenders shall be subject to the Carve-Out, but in each case only to the extent provided in Section 2.14 and the Orders, as applicable.

        Accordingly, the parties hereto hereby agree as follows:

        SECTION 1.   Definitions and Accounting Terms.

        As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        “Additional Credit” shall have the meaning provided in Section 7.03.

        “Adequate Protection Obligations” shall have the meaning provided in Section 2.14(c).

        “Administrative Agent” shall mean DBTCA, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

        “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither any Agent (nor any Affiliate thereof) nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

        “Agent” shall mean and include each of the Administrative Agent, the Joint Lead Arrangers and the Joint Book Running Managers.

        “Agreement” shall mean this Credit and Guaranty Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

        “Anti-Money Laundering Laws” shall have the meaning provided in Section 8.23(c).

        “Applicable Commitment Commission Percentage” and “Applicable Margin” shall mean (A) with respect to Commitment Commission, a percentage per annum equal to 0.50%, and (B) with respect to Revolving Loans (including Swingline Loans) maintained as (i) Base Rate Loans, a percentage per annum equal to 4.50%, and (ii) Eurodollar Loans, a percentage per annum equal to 5.50%.

        “Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding sales, transfers or other dispositions of assets pursuant to Sections 10.02(ii), (iii), (vi), (vii), (viii), (ix), (x) and (xii).

        “Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

        “Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, as the case may be, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

        “Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§101 et seq.

        “Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Cases from time to time.

        “Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time and (iii) the Eurodollar Rate for a Eurodollar Loan with a one-month Interest Period commencing at such time plus 1.0%.  For the purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.

        “Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

        “Blocked Person” shall have the meaning provided in Section 8.23(a).

        “Borrower” shall have the meaning provided in the first paragraph of this Agreement.

        “Borrowing” shall mean the borrowing of one Type of Loan from all the Lenders (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

        “Budget” means the cash flow forecast of the Debtors, setting forth cash flows on a weekly basis for the period beginning with the Petition Date through the succeeding thirteen weeks showing (x) beginning and ending liquidity on a consolidated basis and (y) weekly receipts and disbursements for such period on a consolidated basis and as such forecast is defined pursuant to Section 6.06 and may thereafter be delivered for subsequent thirteen-week periods in accordance with Section 9.01(d), in each case, in form, detail and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

        “Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the applicable interbank Eurodollar market.

        “Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

        “Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

        “Carve-Out” shall have the meaning provided in Section 2.14.

        “Carve-Out Event” shall have the meaning provided in Section 2.14.

        “Carve-Out Notice” shall have the meaning provided in Section 2.14.

        “Cases” shall have the meaning provided in the preamble to this Agreement.

        “Cash Collateral” shall have the meaning provided to that term in Section 363(a) of the Bankruptcy Code.

        “Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than twelve months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the

United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent hereof by Moody’s and in each case maturing not more than twelve months after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, and (vii) in the case of any Foreign Subsidiary of the Borrower only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) in each case having maturities of not more than twelve months from the date of acquisition thereof.

        “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

        “Change in Law” shall have the meaning provided in Section 11.06.

        “Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) (A) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of 50% or more on a fully diluted basis of the Voting Equity Interests of the Borrower or (B) shall have obtained the power (whether or not exercised) to elect a majority of the Borrower’s directors, (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors or (iii) a “change of control” or similar event shall occur as provided in any Pulitzer Debt Document.

        “Claims” shall have the meaning provided in the definition of “Environmental Claims” contained herein.

        “Closing Date” shall have the meaning provided in Section 13.10.

        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

        “Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to this Agreement and the Orders, as more particularly described and referred to as “DIP Collateral” in the Orders.

        “Commitment Commission” shall have the meaning provided in Section 4.01(a).

        “Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

        “Company Affiliate” shall mean any Affiliate of the Borrower, except a Subsidiary.

        “Confirmation Order” shall mean the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance reasonably satisfactory to the Administrative Agent.

         “Consolidated EBITDA” shall mean, as to any Person, for any period, Consolidated Net Income for such period of such Person and its Subsidiaries (1) plus all amounts deducted in the computation of Consolidated Net Income on account of (without duplication) (a) Consolidated Interest Expense, (b) depreciation and amortization expense, (c) income and profits taxes, (d) any curtailment losses relating to any Plan maintained by such Person and its Subsidiaries and (e) in the case of the Borrower and its Subsidiaries only, in the case of any fiscal period (beginning with the fiscal period ending June 2011) (i) all bankruptcy-related professional fees and expenses incurred by any statutory committees appointed in the Cases and payable by the Borrower and its Subsidiaries actually recorded or accrued during such period and (ii) all other bankruptcy-related professional fees and expenses payable by the Borrower and its Subsidiaries actually recorded or accrued during such period in an aggregate amount for this clause (ii) not to exceed (I) $5,000,000 if the Conversion Date occurs on or prior to the date that is 90 days after the Petition Date and (II) $9,000,000 if the Conversion Date occurs after the date that is 90 days after the Petition Date and (2) minus to the extent included in the statement of such Consolidated Net Income for such period, any curtailment gains relating to any Plan maintained by such Person and its Subsidiaries.

        “Consolidated Interest Expense” shall mean, as to any Person, for any period, the sum for such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, of all amounts which would be deducted in computing Consolidated Net Income for such Person and its Subsidiaries on account of interest on Indebtedness (including (whether or not so deducted) (i) imputed interest in respect of Capitalized Lease Obligations, (ii) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of such Person and its Subsidiaries of the type described in clause (viii) of the definition of “Indebtedness” contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease), (iii) amortization of debt discount and expense, (iv) all commissions, discounts and other regularly accruing commitment, letter of credit and other banking fees and charges (including all Commitment Commissions, Letter of Credit Fees and Facing Fees), (v) interest arising in connection with curtailment gains or losses relating to any Plan maintained by such Person and its Subsidiaries and (vi) (x) all bankruptcy-related professional fees and expenses incurred by any statutory committee appointed in the Cases and payable by the Borrower and its Subsidiaries actually recorded or accrued during such period and (y) all other bankruptcy-related professional fees and expenses payable by the Borrower and its Subsidiaries actually recorded or accrued during such period in an aggregate amount for this clause (y) not to exceed (A) $5,000,000 if the Conversion Date occurs on or prior to the date that is 90 days after the Petition Date and (B) $9,000,000 if the Conversion Date occurs after the date that is 90 days after the Petition Date.

        “Consolidated Net Income” shall mean, as to any Person (the “Reference Person”), for any period, the net income (or loss) of such Reference Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests), excluding:

        (a)          any gains arising from (i) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gains during such period exceeds the aggregate amount of the losses during such period from the sale, abandonment or other disposition of assets (other than current assets), (ii) any write-up of assets or (iii) the acquisition of outstanding securities of the Reference Person or any of its Subsidiaries;

        (b)          any losses arising from the sale or other disposition of any assets (other than current assets) to the extent the aggregate amount of losses during such period exceeds the aggregate amount of gains during such period from such sale;

        (c)          any amount representing any interest in the undistributed earnings of (i) any other Person that is not a Subsidiary of the Reference Person, (ii) Madison Newspapers, Inc., (iii) Star Publishing Company and (iv) any other Subsidiary of the Reference Person that is accounted for by the Reference Person by the equity method of accounting;

        (d)          any earnings, prior to the date of acquisition, of any Person acquired in any manner, and any earnings of any Subsidiary of the Reference Person acquired prior to its becoming a Subsidiary of the Reference Person;

        (e)          any earnings of a successor to or transferee of the assets of the Reference Person prior to its becoming such successor or transferee;

        (f)          any deferred credit (or amortization of a deferred credit) arising from the acquisition of any other Person;

        (g)          any extraordinary gains or extraordinary losses not covered by clause (a) or (b) above;

        (h)          any non-cash charges related to goodwill and asset write-offs and write-downs; and

        (i)          any non-cash income.

        “Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

        “Continuing Directors” shall mean the directors of the Borrower on the Closing Date and each other director if such director’s nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors.

        “Controlled Entity” shall mean any of the Subsidiaries of the Borrower and any of their or the Borrower’s respective Controlled Company Affiliates.  As used in this definition, “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        “Conversion Date” shall mean the date upon which the conditions to effectiveness of the Exit Facility Agreement set forth therein shall have been satisfied or waived.

        “Credit Documents” shall mean this Agreement, the Orders, the Exit Facility Agreement (solely for purposes of Sections 12 (other than clause (i) of Section 12.10(b)), 13.01. 13.08 and 13.12) and any other agreements entered into by any Credit Party pursuant to Section 2.14 or 9.12 or the Orders, each as amended, waived, supplemented or otherwise modified from time to time; provided that upon the effectiveness of the Exit Facility Agreement in accordance with Section 2.17, the terms and provisions of the Exit Facility Agreement shall supersede in their entirety the terms and provisions of this Agreement to the extent applicable to the Exit Facility Agreement.

        “Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

        “Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

        “DBSI” shall mean Deutsche Bank Securities Inc.

        “DBTCA” shall mean Deutsche Bank Trust Company Americas, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

        “Debtors” shall have the meaning provided in the preamble hereto.

        “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

        “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

        “Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend or distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

        “Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

        “Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

        “Drawing” shall have the meaning provided in Section 3.05(b).

        “Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Subsidiaries.

        “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

        “Environmental Law” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

        “Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

        “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

        “Eurodollar Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

        “Eurodollar Rate” shall mean (a) with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 (or any successor page) as of 11:00 A.M. (London time), on the applicable Interest Determination Date, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this clause (a), the rate above instead shall be the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent (in its capacity as a Lender (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the Eurodollar Loan then being made by the various Lenders pursuant thereto)) with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable Interest Determination Date, in either case divided (and rounded upward to the nearest 1/100 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), provided that in no event shall the Eurodollar Rate be less than 1.25%.

        “Event of Default” shall have the meaning provided in Section 11.

        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        “Excluded Domestic Subsidiary” shall mean Pulitzer and each Domestic Subsidiary of Pulitzer.

        “Existing Indebtedness” shall have the meaning provided in Section 8.21.

        “Exit Facility Agreement” shall mean the Credit Agreement, substantially in the form of Exhibit G hereto, as amended, supplemented or otherwise modified in accordance with the terms of this Agreement from time to time prior to the Conversion Date.

        “Facing Fee” shall have the meaning provided in Section 4.01(c).

        “Fair Market Value” shall mean, with respect to any asset (including Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower selling such asset.

        “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

        “Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

        “Final Order” shall mean an order of the Bankruptcy Court entered in the Cases, in substantially the form of the Interim Order, with such modifications thereto as are reasonably satisfactory to the Credit Parties and the Administrative Agent.

        “Final Order Entry Date” shall mean the date the Final Order is entered in the Cases.

        “Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

        “Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

        “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Section 10, including defined terms as used therein, are subject (to the extent provided therein) to Section 13.07(a).

        “Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any governmental authority.

        “Herald” shall mean The Herald Publishing Company, LLC, a New York limited liability company (and the successor to The Herald Company, Inc., a New York corporation).

        “Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property acquired by such Person or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the amount of such indebtedness and the Fair Market Value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) all Off-Balance Sheet Liabilities of such Person.  Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

        “Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary Guarantor to the Borrower or any Subsidiary of the Borrower.

        “Intercompany Loans” shall have the meaning provided in Section 10.05(viii).

        “Intercompany Subordination Agreement” shall have the meaning provided in Section 6.09(b).

        “Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

        “Interest Period” shall have the meaning provided in Section 2.09.

        “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

        “Interim Order” shall mean an order of the Bankruptcy Court entered in the Cases granting interim approval of the transactions contemplated by this Agreement and the other Credit Documents and granting the Liens and Superpriority Claims described in the Introductory Statement in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit I hereto, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

        “Investments” shall have the meaning provided in Section 10.05.

        “Issuing Lender” shall mean each of DBTCA (except as otherwise provided in Section 12.09) and any other Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder.  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).  To the extent that any Affiliate of the Administrative Agent is an Issuing Lender hereunder, such Affiliate also shall cease to be an Issuing Lender hereunder as provided in Section 12.09 to the same extent as the Administrative Agent.

        “Joint Book Running Manager” shall mean DBSI and Goldman Sachs Lending Partners LLC each in its capacity as joint book running manager in respect of the credit facilities provided for herein.

        “Joint Lead Arranger” shall mean DBSI and Goldman Sachs Lending Partners LLC each in its capacity as joint lead arranger in respect of the credit facilities provided for herein on the Closing Date.

        “L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Wholly-Owned Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Wholly-

Owned Subsidiaries as are reasonably acceptable to the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (x) the Pulitzer Debt Documents, (y) any Indebtedness or other obligations that are subordinated to the Obligations and (z) any Equity Interests).

        “Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

        “Lee EBITDA” shall mean, for any period, the sum of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period less (b) the Pulitzer EBITDA.

        “Lee Entities” shall mean the Borrower and its Subsidiaries, excluding the Pulitzer Entities.

        “Lee Support Agreement” shall mean the Support Agreement, dated as of August 11, 2011, by and among the Debtors and certain of the holders of claims against the Debtors arising under the Prepetition Credit Agreement, as in effect on the date hereof and as amended, supplemented or otherwise modified from time to time with the prior consent of the Required Lenders.

        “Lender” shall mean each financial institution listed on Schedule I as of the Closing Date, subject to any Person that ceases to be or becomes a “Lender” hereunder pursuant to Section 2.13 or 13.04(b).

        “Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) or the failure of a Lender (in either case) to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 3.04(c), (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01(a) or 3 or having made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit, (iii) a Lender otherwise failing to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, or (iv) (x) a Lender becoming or being insolvent or having a parent company that has become or is insolvent, in each case as adjudicated or determined by any governmental authority having regulatory authority over such Lender or its assets or (y) becoming the subject of a bankruptcy or insolvency proceeding, or having a receiver, conservator, trustee or custodian appointed for it, or having taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or having a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or having taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a governmental authority so long as such ownership interest does not result nor provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

        “Letter of Credit” shall have the meaning provided in Section 3.01(a).

        “Letter of Credit Commitment” shall mean, at any time, the amount equal to $20,000,000, less the aggregate face amount of letters of credit outstanding under the Prepetition Credit Agreement at such time.

        “Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

        “Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

        “Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

        “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing) and any attachment or judgment lien.

        “Loan” shall mean each Revolving Loan and each Swingline Loan.

        “Mandatory Borrowing” shall have the meaning provided in Section 2.01(c).

        “Margin Stock” shall have the meaning provided in Regulation U.

        “Material Adverse Effect” shall mean (x) a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole (other than (a) any events and circumstances leading up to the filing of the Cases disclosed to the Lenders and (b) those events and circumstances which customarily occur during a proceeding under Chapter 11 of the Bankruptcy Code) or (y) a material adverse effect (i) on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or (ii) on the ability of any Credit Party to perform its obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document.

        “Maturity Date” shall mean the earlier to occur of (a) the later of (i) the six (6) month anniversary of the Petition Date and (ii) March 31, 2012, and (b) the effective date of the Plan of Reorganization confirmed by the Bankruptcy Code pursuant to the Confirmation Order.

        “Maximum Commitment Amount” shall mean, (x) during the period commencing on the Closing Date to but excluding the Final Order Entry Date, $20,000,000 or if less, the aggregate amount of Loans permitted to be borrowed (and/or Letters of Credit permitted to be issued) under the Interim Order and (y) during the period commencing on the Final Order Entry Date to but excluding the Maturity Date, the difference between the Total Revolving Loan Commitment, minus the aggregate face amount of letters of credit outstanding under the Prepetition Credit Agreement, or if less, the aggregate amount of Loans permitted to be borrowed (and/or Letters of Credit to permitted to be issued) under the Final Order.

        “Maximum Swingline Amount” shall mean $10,000,000.

        “Minimum Borrowing Amount” shall mean ii) for Revolving Loans maintained as (x) Eurodollar Loans, $2,000,000 and (y) Base Rate Loans, $1,000,000, and (ii) for Swingline Loans, $300,000.

        “Monthly Payment Date” shall mean the last Business Day of each calendar month occurring after the Closing Date.

        “Moody’s” shall mean Moody’s Investors Service, Inc.

        “Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument.

        “Mortgage Policy” shall mean a Lender’s title insurance policy (Form 2006).

        “NAIC” shall mean the National Association of Insurance Commissioners.

        “Net Cash Proceeds” shall mean for any event requiring a repayment of Revolving Loans pursuant to Section 5.02(d), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs paid in respect of any such event (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) but excluding such gross cash proceeds arising from any Recovery Event relating to any assets of any Excluded Domestic Subsidiary.

        “Net Sale Proceeds” shall mean for any sale or other disposition of assets pursuant to an Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such Asset Sale, (iii) the amount of such gross cash proceeds required to be used in the case of any assets of the Borrower or any of its Subsidiaries (other than any Excluded Domestic Subsidiary) so sold or disposed of, to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Subsidiary of the Borrower with respect to the fiscal year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include (A) any such gross cash proceeds arising from an Asset Sale by any Excluded Domestic Subsidiary and (B) any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than 180 days following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Subsidiaries from such Asset Sale.

        “Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

        “Non-Primed Liens” shall have the meaning provided in the Introductory Statement.

        “Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

        “Note” shall mean each Revolving Note and the Swingline Note.

        “Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

        “Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

        “Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention: Stephen Cayer, Telephone No. (212) 250-3536, and Telecopier No.: (212) 797-5904, and (ii) for operational notices, the office of the Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, Attention: John Quinn, Telephone No.: (201) 593-2177, and Telecopier No.: (201) 593-2308/2309, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

        “Obligations” shall mean all amounts owing to the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender or any Affiliate thereof pursuant to the terms of this Agreement, each other Credit Document and any Secured Hedging Agreements or pursuant to any cash management arrangements, including, without limitation, all amounts in respect of any principal, premium, interest, penalties, fees, expenses, indemnifications, reimbursements (including Unpaid Drawings with respect to Letters of Credit), damages and other liabilities, and guarantees of the foregoing amounts.

        “OFAC” shall have the meaning provided in Section 8.23(a).

        “OFAC Listed Person” shall have the meaning provided in Section 8.23(a).

        “Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

        “Orders” shall mean the collective reference to the Interim Order and the Final Order.

        “Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

        “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, including any interest, additions to tax or penalties applicable thereto.

        “Participant” shall have the meaning provided in Section 3.04(a).

        “Patriot Act” shall have the meaning provided in Section 13.18.

        “Payment Office” shall mean the office of the Administrative Agent located at 90 Hudson Street, Jersey City, New Jersey 07302 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

        “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

        “PD LLC” shall mean St. Louis Post-Dispatch LLC, a Delaware limited liability company.

        “PD LLC Indemnity Agreement” shall mean the Indemnity Agreement, dated as of May 1, 2000, between Herald and Pulitzer, as in effect on the Closing Date and as the same may be amended, modified and supplemented from time to time in accordance with the terms hereof and thereof.

        “PD LLC Operating Agreement” shall mean the Operating Agreement of PD LLC, dated as of May 1, 2000, among Herald, Pulitzer, Pulitzer Technologies, Inc. and the other members of PD LLC from time to time party thereto, as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

        “Permitted Encumbrance” shall mean:

        (i)           inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

        (ii)           Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, material men's and mechanics’ liens and other similar Liens arising in the ordinary course of business, which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

        (iii)           easements, rights-of-way, restrictions, covenants, encroachments and other similar charges or encumbrances, including without limitation, any encumbrances which would be reflected by an accurate survey of the property, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries; and

        (iv)           any exceptions to title as set forth in the applicable Mortgage Policy, as provided under the Prepetition Credit Agreement or as otherwise reasonably approved by Administrative Agent.

        “Permitted Liens” shall have the meaning provided in Section 10.01.

        “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

        “Petition Date” shall have the meaning provided in the Introductory Statement.

        “Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

        “Plan of Reorganization” shall mean a Plan of Reorganization proposed by the Debtors which is substantially consistent with the Lee Support Agreement and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

        “Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock of the Borrower.

        “Prepetition Agent” shall mean DBTCA, in its capacity as administrative agent for the Prepetition Lenders.

        “Prepetition Collateral” shall have the meaning provided in the Introductory Statement.

        “Prepetition Collateral Agent” shall mean DBTCA, in its capacity as collateral agent for the Prepetition Secured Parties.

        “Prepetition Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of December 21, 2005, among the Borrower, the Prepetition Lenders, the Prepetition Agent and the other agents party thereto, as amended, supplemented or otherwise modified as of the Petition Date (or as amended, supplemented or otherwise modified after the Petition Date in accordance with the terms thereof and reasonably acceptable to the Administrative Agent).

        “Prepetition Credit Documents” shall mean “Credit Documents” under and as defined in the Prepetition Credit Agreement.

        “Prepetition Lenders” shall mean the several banks and other financial institutions and entities from time to time parties to the Prepetition Credit Agreement in their respective capacities as lenders thereunder.

        “Prepetition Obligations” shall mean the “Obligations” under, and as defined in, the Prepetition Credit Agreement.

        “Prepetition Secured Parties” shall mean the “Secured Creditors” under, and as defined in, the Prepetition Credit Agreement.

        “Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

        “Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness) after the first day of the relevant Test Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period as if such

Indebtedness had been retired or repaid on the first day of such Test Period and (z) any Significant Asset Sale then being consummated as well as any other Significant Asset Sale if consummated after the first day of the relevant Test Period and on or prior to the date of the respective Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:

        (i)           all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness) incurred or issued after the first day of the relevant Test Period (whether incurred to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of such Test Period and remain retired through the date of determination;

        (ii)           all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

        (iii)           in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Significant Asset Sale if effected during the respective Test Period as if same had occurred on the first day of the respective Test Period, as the case may be.

        “Pulitzer” shall mean Pulitzer Inc., a Delaware corporation.

        “Pulitzer Debt” shall mean PD LLC’s Adjustable Rate Senior Notes due 2012 issued pursuant to the Pulitzer Debt Agreement, as in effect on the Closing Date and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

        “Pulitzer Debt Agreement” shall mean the Note Agreement, dated as of May 1, 2000, entered into by and among PD LLC and the purchasers party thereto, as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

        “Pulitzer Debt Documents” shall mean the Pulitzer Debt, the Pulitzer Debt Agreement, the Pulitzer Debt Guaranty, the PD LLC Indemnity Agreement, the PD LLC

Operating Agreement and all other documents (including all Collateral Documents (as defined in the Pulitzer Debt Agreement)) executed and delivered in connection with the Pulitzer Debt, the Pulitzer Debt Agreement, the PD LLC Indemnity Agreement or the PD LLC Operating Agreement, each as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

        “Pulitzer Debt Guaranty” shall mean, collectively, (i) that certain Guaranty Agreement, dated as of May 1, 2000, as amended by Amendment No. 1 to Guaranty Agreement dated as of August 7, 2000, Amendment No. 2 to Guaranty Agreement dated as of November 23, 2004, Amendment No. 3 to Guaranty Agreement dated as of June 2005, Amendment No. 4 to Guaranty Agreement dated as of February 1, 2006 and Limited Waiver and Amendment No. 5 to Guaranty Agreement dated as of February 18, 2009, made by Pulitzer to the holders from time to time of the PD LLC Notes as in effect on the Closing Date and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof and (ii) that certain Subsidiary Guaranty Agreement, dated as of February 18, 2009, from all of the Pulitzer Entities (other than Star Publishing) in favor of the holders from time to time of the Pulitzer Debt, as in effect on the Closing Date and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof.

        “Pulitzer Debtors” shall mean the Pulitzer Entities that are Debtors in the Cases.

        “Pulitzer EBITDA” shall mean, for any period, Consolidated EBITDA of the Pulitzer Entities for such period plus all amounts deducted in the computation thereof on account of (without duplication) Pulitzer Intercompany Charges.

        “Pulitzer Entities” shall mean Pulitzer and its Subsidiaries.

        “Pulitzer Intercompany Charges” shall mean charges to the Pulitzer Entities in an aggregate amount not to exceed $20,000,000 in any fiscal year of the Borrower for (i) fees for the procurement by the Lee Entities of goods and services from third parties for the benefit of the Pulitzer Entities (but, for the avoidance of doubt, excluding reimbursements to the Lee Entities for the actual cost of such goods and services except for those items identified in clause (iv) of this definition), (ii) the corporate overhead of the Lee Entities (including, without limitation, administration, financial services, legal, human resources, building services, editorial support, and Lee Lodge facilities), (iii) management, corporate sales and marketing, and information technology costs of the Lee Entities, (iv) (a) online fees, (b) allocated audit and consulting charges, (c) compensation of publishers, and (d) compensation of outside directors, in the case of the foregoing subclauses (a) to (d), inclusive, to the extent actually paid or deemed paid by, or credited to payment by, the Lee Entities and (v) interest on such charges (both cash and non-cash) and on intercompany loans to the extent in excess of intercompany loans owed by the applicable Pulitzer Entity to the applicable Lee Entity; the charges referred to in the foregoing clauses (i) to (v), inclusive, shall be allocated to the Pulitzer Entities in a manner consistent with past practices.

        “Pulitzer Support Agreement” shall mean the Support Agreement, dated as of December 2, 2011, by and among the Pulitzer Entities and certain of the holders of claims against the Pulitzer Entities arising under the Pulitzer Debt Documents, as amended, supplemented or otherwise modified from time to time with the prior consent of the Required Lenders.

        “Qualified Subsidiary” shall mean (i) each Qualified Wholly-Owned Domestic Subsidiary and (ii) each other Subsidiary of the Borrower that is not subject to the restrictions set forth in any Pulitzer Debt Documents.

        “Qualified Wholly-Owned Domestic Subsidiary” shall mean each Wholly-Owned Domestic Subsidiary of the Borrower that is not subject to the restrictions set forth in any Pulitzer Debt Document.

        “Qualified Wholly-Owned Foreign Subsidiary” shall mean each Wholly-Owned Foreign Subsidiary that is also a Qualified Subsidiary.

        “Qualified Wholly-Owned Subsidiary” shall mean (i) each Qualified Wholly-Owned Domestic Subsidiary (ii) each other Qualified Subsidiary of the Borrower that is also a Wholly-Owned Subsidiary of the Borrower.

        “Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

        “Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03 (other than business interruption insurance proceeds).

        “Register” shall have the meaning provided in Section 13.15.

        “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

        “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

        “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

        “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

        “Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping,

migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

        “Replaced Lender” shall have the meaning provided in Section 2.13.

        “Replacement Lender” shall have the meaning provided in Section 2.13.

        “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

        “Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of  the then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

        “Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including Environmental Law), treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        “Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Administrative Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by the Borrower or such Subsidiary.

        “Returns” shall have the meaning provided in Section 8.09.

        “Revolving Credit Facility” shall mean the Revolving Commitments, the Revolving Loans and the participations in respect of Letters of Credit and Swingline Loans by the Lenders.

        “Revolving Facility Fee Letter” shall mean the fee letter dated as of December 2, 2011 among the Borrower and each Lender party thereto.

        “Revolving Loan” shall have the meaning set forth in Section 2.01(a).

        “Revolving Loan Commitments” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b).

        “Revolving Note” shall have the meaning provided in Section 2.05(a).

        “RL Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such Lender shall be determined immediately prior (and without giving effect) to such termination.

        “S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

        “SEC” shall have the meaning provided in Section 9.01(g).

        “Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

        “Secured Creditors” shall mean the Administrative Agent, the Lenders and any affiliate of a Lender to which Obligations are owed.

        “Secured Hedging Agreements” shall mean the Interest Rate Protection Agreements and/or Other Hedging Agreements with one or more Lenders or any affiliate thereof (even if the respective Lender subsequently ceases to be a Lender under this Agreement for any reason).

        “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        “Significant Asset Sale” shall mean each Asset Sale (or series of related Asset Sales) which generates Net Sale Proceeds of at least $5,000,000.

        “Star Publishing” shall mean Star Publishing Company, an Arizona corporation and a Subsidiary of Pulitzer.

        “Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

         “Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

        “Subsidiary Guarantor” shall mean each Debtor (other than the Borrower and the Pulitzer Debtors) and each other Domestic Subsidiary of the Borrower (other than an Excluded Domestic Subsidiary), whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary Guarantor is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

        “Subsidiaries Guaranty” shall refer to the Guaranty provided in Section 14 of this Agreement.

        “Superpriority Claims” shall have the meaning provided in the Introductory Statements hereto.

         “Swingline Expiry Date” shall mean that date which is five Business Days prior to the Maturity Date.

        “Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

        “Swingline Loan” shall have the meaning provided in Section 2.01(b).

        “Swingline Note” shall have the meaning provided in Section 2.05(a).

        “Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

        “Taxes” shall have the meaning provided in Section 5.04(a).

        “Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period.

        “Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time. As of the Closing Date, the Total Revolving Loan Commitment shall be $40,000,000.

        “Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline

Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

        “Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

        “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

        “Unencumbered Property” shall have the meaning provided in the Introductory Statement.

        “Unfunded Current Liability” of any Plan subject to Title IV of ERISA (other than a multiemployer plan as defined under Title IV of ERISA) shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

        “United States” and “U.S.” shall each mean the United States of America.

        “Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

        “Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

        “Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

        “Voting Equity Interests” shall mean, as to any Person, any class or classes of outstanding Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

        “Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

        “Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

        “Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

        SECTION 2.   Amount and Terms of Credit.

        2.01         Loans.  (a)  Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the RL Percentage of such Lender at such time of the Maximum Commitment Amount and (v) shall not exceed at any time outstanding that aggregate principal amount which, when added to the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, the Maximum Commitment Amount at such time.

        (b)           Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Closing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the lesser of (x) the Total Revolving Loan Commitment at such time, and (y) the Maximum Commitment Amount at such time.  Notwithstanding anything to the contrary contained in this Section 2.01(b), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to a Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

        (c)           On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each such Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment or Maximum Commitment Amount at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above, then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

        2.02         Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than five Borrowings of Eurodollar Loans in the aggregate (or such greater number of Borrowings of Eurodollar Loans as may be acceptable to the Administrative Agent).

        2.03         Notice of Borrowing.  (a)  Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder, and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) on such day.  Each such notice (together with each notice delivered pursuant to Section 2.03(b)(i), a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify:  (i) the aggregate principal amount of the Revolving Loans to be incurred pursuant to such Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); and (iii) whether the Revolving Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto.  The Administrative Agent shall promptly give each Lender which is required to make Revolving Loans notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

        (b)           (i)  Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder.  Each such Notice of Borrowing shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

        (ii)   Mandatory Borrowings shall be made upon the notice specified in Section 2.01(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(c).

        (c)           Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

        2.04        Disbursement of Funds.  No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York time) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York time) on the date specified in Section 2.01(f)), each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof).  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter, and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08.  Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

        2.05       Notes.  (a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (ii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

        (b)           The Revolving Note issued to each Lender that has a Revolving Loan Commitment or outstanding Revolving Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Closing Date (or, if issued after the

Closing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Revolving Loans of such Lender at such time) and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

        (c)          The Swingline Note issued to the Swingline Lender shall (i) be executed by the Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Closing Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

        (d)           Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

        (e)           Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (g).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

        2.06        Conversions.  The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.06) made pursuant to one or more Borrowings of one or more Types of Loans into a Borrowing of another Type of Loan, provided that (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice, and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

        2.07   Pro Rata Borrowings.  All Borrowings of Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Revolving Loan Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

        2.08   Interest.  (a)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate as in effect from time to time.

        (b)    The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Interest Period.

        (c)    [Intentionally Omitted].

        (d)    Notwithstanding anything to the contrary contained in this Agreement, the unpaid principal amount of each Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate otherwise applicable to such Loan at all times that an Event of Default shall have occurred and be continuing. In addition (but without duplication of any amounts payable pursuant to the immediately preceding sentence), overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to (A) in the case of Loans, the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time, and (B) in the case of other overdue amounts payable hereunder and under any other Credit Document, at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained at Base Rate Loans from time to time.  Interest that accrues under this Section 2.08(d) shall be payable on demand.  Payment or acceptance of the increased rates of interest provided for in this Section 2.08(d) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

        (e)    Accrued (and theretofore unpaid) interest shall be payable in cash (i) in respect of each Base Rate Loan,  (x) monthly in arrears on each Monthly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of one month, on each date occurring at monthly intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

        (f)         Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

        2.09  Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto), or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period, provided that (in each case):

(i)           all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)           the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)           if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)           if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)           unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(vi)           no Interest Period in respect of any Borrowing shall be selected which extends beyond the Maturity Date.

If by 11:00 A.M. (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

        2.10  Increased Costs, Illegality, etc.  (a)  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)           on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Closing Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market; provided that notwithstanding anything herein to the contrary, this provision shall apply to the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued; or

(iii)          at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

        (b)   At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

        (c)   If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Revolving Loan Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

        2.11  Compensation.  The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any cancellation or conversion made pursuant to Section 2.10(b).

        2.12  Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

        2.13  Replacement of Lenders.  (x)  If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii),

Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

           (a)          at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Revolving Loan Commitments and outstanding Revolving Loans and all participations in Letters of Credit by, the respective Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the respective Replaced Lender, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01, (y) each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(b)           all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement

Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender, and (y) the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

        2.14  Priority and Liens. (a) The Credit Parties hereby covenant, represent and warrant that, upon entry of the Interim Order (and the Final Order, as applicable), the Obligations of the Credit Parties hereunder and under the other Credit Documents, (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed Superpriority Claims, (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable, fully-perfected first priority Lien on the Unencumbered Property; provided, that the Unencumbered Property shall not include the Avoidance Actions, but subject to entry of the Final Order, Unencumbered Property shall include any proceeds or property recovered in respect of any successful Avoidance Actions, (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable, fully-perfected junior Lien on all tangible and intangible prepetition and postpetition property of the Credit Parties (other than the property described in clause (iv) below, as to which the Liens granted to the Administrative Agent for the benefit of the Secured Creditors will have the priority as described in such clause), whether now existing or hereafter acquired, that is subject to the Non-Primed Liens, which Liens granted to the Administrative Agent, for the benefit of the Secured Creditors, shall be junior to the Non-Primed Liens, and (iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable, fully-perfected first priority, senior priming Lien on the Prepetition Collateral senior in all respects to the Liens on the Prepetition Collateral of the Prepetition Secured Parties (including any Liens granted after the Petition Date to provide adequate protection in respect of the Prepetition Obligations owed to the Prepetition Secured Parties), but junior to any Non-Primed Liens on the Prepetition Collateral, subject and subordinate in each case with respect to subclauses (i) through (iv) above, only to the Carve-Out, provided that following the Maturity Date after giving effect to Section 15, amounts cash collateralizing any Letter of Credit Outstandings shall not be subject to the Carve-Out.  For purposes hereof, the “Carve-Out” shall mean (A) any fees payable to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to section 1930(a) of title 28 of the United States Code and (B) up to $2,500,000 of allowed fees, expenses and disbursements of professionals retained by order of the Bankruptcy Court, incurred after the occurrence of a Carve-Out Event (as defined below), plus all unpaid professional fees, expenses and disbursements allowed by the Bankruptcy Court that were incurred prior to the occurrence of a Carve-Out Event (regardless of when such fees, expenses and disbursements become allowed by order of the Bankruptcy Court).  For the purposes hereof, a “Carve-Out Event” shall occur upon the occurrence and during the continuance of an Event of Default with respect to which the Administrative Agent provides notice thereof (a “Carve-Out Notice”) pursuant to the terms and conditions of the Orders, as applicable.  So long as no Carve-Out Event shall have occurred and be continuing, the Carve-Out shall not be reduced by the payment of fees, expenses and disbursements allowed by the Bankruptcy Court and payable under Sections 328, 330 and 331 of the Bankruptcy Code (which allowed fees, expenses and disbursements shall be paid in accordance with, and subject to, the Budget), and the Carve-Out shall not be reduced by the application of any prepetition retainers by any such professionals.  Upon the delivery of a Carve-Out Notice, the right of the Debtors to pay professional fees incurred under clause (B) above without reduction of the Carve-Out in clause (B) above shall terminate; provided that the Carve-Out shall not be available to pay any professional fees and expenses incurred in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Administrative Agent, the Lenders, the Prepetition Lenders, the Prepetition Agent or the Prepetition Collateral Agent.

        (b)       As to all Collateral, including without limitation, all cash, Cash Equivalents and real property the title to which is held by any Credit Party, or the possession of which is held by any Credit Party in the form of a leasehold interest, each Credit Party hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Administrative Agent all of the right, title and interest of the Borrower and such Subsidiary Guarantor in all of such Collateral, including without limitation, all cash, Cash Equivalents and owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of the Borrower and such Subsidiary Guarantor in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof.  The Borrower and each Subsidiary Guarantor acknowledges that, pursuant to the Orders, the Liens granted in favor of the Administrative Agent, for the benefit of the Secured Creditors, in all of the Collateral shall be perfected without the recordation of any UCC financing statements, notices of Lien or other instruments of mortgage or assignment.  The Borrower and each Subsidiary Guarantor further agrees that (a) the Administrative Agent shall have the rights and remedies set forth in Section 15 in respect of the Collateral and (b) if reasonably requested by the Administrative Agent, the Borrower and each of the Subsidiary Guarantors shall enter into separate security agreements, pledge agreements, control agreements and fee and leasehold mortgages with respect to such Collateral on terms reasonably satisfactory to the Administrative Agent.

        (c)       Each Credit Party acknowledges and agrees that the Prepetition Secured Parties shall receive, subject to the Orders, as adequate protection for, and to the extent of, any diminution in the value of the Prepetition Secured Parties’ respective interests in their Prepetition Collateral whether resulting from the imposition of the automatic stay pursuant to Section 362 of the Bankruptcy Code, the priming Liens described in Section 2.14(a) above, the use of the Prepetition Secured Parties’ Cash Collateral or the use, sale, lease, depreciation, decline in market price or other diminution in value of the Prepetition Secured Parties’ Prepetition Collateral, adequate protection in an amount equal to the aggregate diminution in value of the Prepetition Secured Parties’ respective Prepetition Collateral including, without limitation, any such diminution resulting from the implementation of this Agreement and the priming of the Prepetition Secured Parties’ liens on the Prepetition Collateral, the sale, lease or use by the Credit Parties (or other decline in value) of the Prepetition Collateral (including Cash Collateral), all of which adequate protection must be reasonably satisfactory to the Administrative Agent, including the following “Adequate Protection Obligations”: (i) a Superpriority Claim under Section 507(b) of the Bankruptcy Code, which shall be immediately junior in priority to the claims under Section 364(c)(1) of the Bankruptcy Code held by the Administrative Agent, for the benefit of the Secured Creditors, (ii) a replacement Lien on the Collateral, which adequate protection Lien shall have a priority immediately junior to the priming and other Liens granted in favor of the Administrative Agent, for the benefit of the Secured Creditors, (iii) cash payment of (A) accrued and unpaid pre-petition interest, fees and costs (including, without limitation, interest on loans, breakage costs, fees for letters of credit, commitment fees and accrued fees owing to the Prepetition Agent) accrued as of the Petition Date, which, in the case of interest, shall be calculated based on the applicable non-default rate constituting the Eurodollar Rate Basic Interest Rate as defined in and set forth in the Prepetition Credit Agreement and (B) interest, fees and costs (including, without limitation, interest on loans, fees for letters of credit, commitment fees and accrued fees owing to the Prepetition Agent) accruing after the Petition Date, which, in the case of interest, shall be calculated based on the applicable non-default rate constituting the Eurodollar Rate Basic Interest Rate as defined in and set forth in the Prepetition Credit Agreement, and (iv) the payment of the reasonable fees and expenses incurred by the advisors to the Prepetition Agent (Simpson Thacher & Bartlett LLP, Alvarez & Marsal North America, LLC and Richards Layton & Finger, P.A.) and the Initial Backstop Lenders (Milbank, Tweed, Hadley & McCloy LLP) and the continuation of the payment on a current basis of the administrative agent fees that are provided for under the Prepetition Credit Agreement

        2.15  Payment of Obligations.  Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Credit Documents, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court, but subject to the terms of this Agreement and the Orders.

        2.16  No Discharge; Survival of Claims. The Borrower and each Subsidiary Guarantor agrees that to the extent its Obligations hereunder are not satisfied in full, (a) its Obligations arising hereunder shall not be discharged by the entry of a confirmation order (including without limitation, the Confirmation Order) entered in the Cases (and each Credit Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Superpriority Claim granted to the Administrative Agent, for the benefit of the Secured Creditors pursuant to the Orders and described in Section 2.14 and the Liens granted to the Administrative Agent, for the benefit of the Secured Creditors, pursuant to the Orders and described in Section 2.14 shall not be affected in any manner by the entry of a confirmation order (including without limitation, the Confirmation Order) in the Cases.

        2.17     Conversion to Exit Credit Facility.  Upon the satisfaction or waiver of the conditions precedent to effectiveness set forth in the Exit Facility Agreement, automatically and without any further consent or action required by the Credit Parties, the Administrative Agent or any Lender, (i) the Borrower, in its capacity as reorganized Lee Enterprises, Incorporated (the “Exit Borrower”), and each Subsidiary Guarantor, in its capacity as a reorganized Debtor (collectively, the “Exit Subsidiary Guarantors”) shall assume all obligations in respect of the Revolving Credit Facility and all other obligations in respect hereof, and, immediately thereafter, (ii) this Agreement shall terminate and be superseded and replaced by, and deemed amended and restated in its entirety in the form of, the Exit Facility Agreement (with such changes and insertions reasonably satisfactory to the Administrative Agent and the Borrower thereto incorporated as necessary to make such technical changes necessary to effectuate the intent of this Section 2.17), and (1) the Exit Borrower and the Exit Subsidiary Guarantors shall be the “Borrower” and “Subsidiary Guarantors” under, and as defined in, the Exit Facility Agreement, (2) each Revolving Loan hereunder shall be a “Revolving Loan” under, and as defined in, the Exit Facility Agreement, (3) each Lender hereunder shall be a “Lender” under, and as defined in, the Exit Facility Agreement, (4) the Revolving Loan Commitments hereunder shall be “Revolving Loan Commitments” under, and as defined in, the Exit Facility Agreement, and (5) the Letters of Credit outstanding hereunder shall be “Letters of Credit” under, and as defined in, the Exit Facility Agreement.  Notwithstanding the foregoing, all obligations of the Borrower and the Subsidiary Guarantors to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and any other Credit Document which are expressly stated in this Agreement or such other Credit Document as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect.  Each of the Credit Parties, the Administrative Agent, the Lenders and the Issuing Bank shall take such actions and execute and deliver such agreements, instruments or other documents as the Administrative Agent may reasonably request to give effect to the provisions of this Section 2.17 and as are required to complete the Schedules to the Exit Facility Agreement as contemplated therein.

        SECTION 3.   Letters of Credit.

        3.01  Letters of Credit.  (a)  Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Closing Date and prior to the 30th day prior to the Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Wholly-Owned Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (which approval shall not be unreasonably withheld or delayed by such Issuing Lender) (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

        (b)        Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Closing Date and prior to the 30th day prior to the Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)        any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such

Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the Closing Date and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii)       such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

        3.02  Maximum Letter of Credit Outstandings; Final Maturities.  Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) the Letter of Credit Commitment, or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the lesser of (A) the Total Revolving Loan Commitment at such time, and (B) the Maximum Commitment Amount at such time, and (ii) each Letter of Credit shall by its terms terminate no later than one year after the issuance thereof; provided, that if the Conversion Date does not occur on or prior to the Maturity Date, all outstanding Letters of Credit shall be cash collateralized on the Maturity Date in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders.

        3.03  Letter of Credit Requests; Minimum Stated Amount.  (a)  Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile).  Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).

        (b)        The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02.  Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices.  Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week.  Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings.

        (c)    The initial Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Lender.

        3.04  Letter of Credit Participations.  (a)  Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13, 4.02(b) or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

        (b)         In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

        (c)         In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 12:00 Noon (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter.  The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

        (d)         Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

        (e)        Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

        (f)         The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

        (i)         any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

        (ii)        the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

        (iii)       any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

        (iv)       the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

        (v)        the occurrence of any Default or Event of Default.

        3.05  Agreement to Repay Letter of Credit Drawings.  (a)  The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand.  Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

        (b)        The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary of the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

        3.06  Increased Costs.  If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the inter-

pretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such governmental authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant.  The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

        SECTION 4.   Commitment Commission; Fees; Reductions of Commitment.

        4.01  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from and including the Closing Date to and including the Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Commission Percentage of the Unutilized Revolving Loan Commitment of such Non-Defaulting Lender as in effect from time to time.  Accrued Commitment Commission shall be due and payable monthly in arrears on the last Business Day of each calendar month, commencing on the first such date to occur after the Closing Date, and on the Maturity Date.

        (b)  The Borrower agrees to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily

Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable monthly in arrears on the last Business Day of each calendar month, commencing on the first such date to occur after the Closing Date, and on the first day on or after the termination of the Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

        (c)   The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable for each Letter of Credit shall be not less than $500.  Accrued Facing Fees shall be due and payable monthly in arrears on the last Business Day of each calendar month, commencing on the first such date to occur after the Closing Date, and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

       (d)  The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

        (e)   The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

        4.02    Voluntary Termination of Unutilized Revolving Loan Commitments.  (a)  Upon at least three Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $5,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Lender.

        (b)  In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11 but excluding amounts owing in respect of Loans maintained by such Lender, if such Loans are not being repaid pursuant to Section 5.01(b)) are repaid concurrently with the effectiveness of such termination (at which time

Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of (x) all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (y) all Mandatory Borrowings not theretofore funded by such Lender are paid in full to the Swingline Lender, and at such time such Lender shall no longer constitute a “Lender” for purposes of this Agreement with respect to the Revolving Loan Commitment of such Lender so terminated, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such repaid Lender (but only in respect of the period of time during which such repaid Lender was a Lender hereunder).

        4.03  Mandatory Reduction of Commitments and Revolving Loan Repayments.  The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety upon the earlier of (i) the Maturity Date and (ii) unless the Required Lenders otherwise agree in writing, the date on which a Change of Control occurs.

        SECTION 5.   Prepayments; Payments; Taxes.

        5.01  Voluntary Prepayments.  (a)  The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify whether Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent) and (y) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $300,000 (or such lesser amount as is acceptable to the Administrative Agent), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; and (iii) each RL Lender shall be allocated its applicable RL Percentage of the amount of such prepayment, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.

        (b)          In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender in accordance with, and subject to the requirements of, said Section 13.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL Percentage, if any, of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (B) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

        5.02  Mandatory Repayments.  (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the lesser of (x) the Total Revolving Loan Commitment at such time, and (y) the Maximum Commitment Amount at such time, the Borrower shall prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the lesser of (x) Total Revolving Loan Commitment at such time, and (y) the Maximum Commitment Amount at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

        (b)          In addition to any other mandatory repayments pursuant to this Section 5.02, if on or after the Closing Date the Borrower or any of its Subsidiaries receives any Net Sale Proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied within one Business Day after receipt as a mandatory repayment in accordance with the requirements of Sections 5.02(e) and (f).

        (c)          In addition to any other mandatory repayments pursuant to this Section 5.02, starting on the first Wednesday to occur after the Closing Date and on every second Wednesday thereafter, Unrestricted Cash and Cash Equivalents held or owned by the Credit Parties in excess of $10,000,000 shall be applied within three Business Days as a mandatory repayment in accordance with the requirements of Sections 5.02(e) and (f).

        (d)          In addition to any other mandatory repayments pursuant to this Section 5.02, within 10 days following each date on or after the Closing Date upon which the Borrower or any Subsidiary of the Borrower receives any Net Cash Proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $500,000), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied within such 10 day period as a mandatory repayment in accordance with the requirements of Sections 5.02(e) and (f); provided, however, that so long as no Default or Event of Default then exists, such Net Cash Proceeds shall not be required to be so applied within such 10 day period to the extent that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 60 days following the date of the receipt of such Net Cash Proceeds, and provided further, that (x) so long as no Default or Event of Default then exists and to the extent that the amount of such Net Cash Proceeds equals or exceeds $5,000,000, the amount of such Net Cash Proceeds, together with other cash available to the Borrower and its Subsidiary Guarantors and permitted to be spent by them on Capital Expenditures during the relevant period, equals at least 100% of the cost of replacement or restoration of the properties or assets in respect of which such Net Cash Proceeds were paid as determined by the Borrower and as supported by such information as the Administrative Agent may reasonably request, then the entire amount of the Net Cash Proceeds from such Recovery Event (and not just the portion thereof in excess of $5,000,000) shall be deposited with the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent whereby such proceeds shall be disbursed to the Borrower from time to time as needed to pay or reimburse the Borrower or such Subsidiary Guarantor for the actual costs incurred by it in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be reasonably established by the Administrative Agent), although at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrower to, follow said directions) to apply any or all proceeds then on deposit in such collateral account in accordance with the requirements of Sections 5.02(e) and (f) and (y) if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 60 days after the date of the receipt of such Net Cash Proceeds (or such earlier date, if any, as the Borrower or the relevant Subsidiary Guarantor determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(d) without regard to the preceding proviso.

        (e)           Each amount required to be applied pursuant to Section 5.02 shall be applied to repay outstanding Revolving Loans on a pro rata basis among the Lenders (without a reduction of the Revolving Loan Commitments).

        (f)           With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, provided that:  (i) repayments of Eurodollar Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required repayment and all Base Rate Loans have been paid in full; and (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

        (g)          In addition to any other mandatory repayments pursuant to this Section 5.02, (i) all then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date, (ii) all then outstanding Loans shall be repaid in full on the Maturity Date and (iii) unless the Required Lenders otherwise agree in writing, all then outstanding Loans and other Obligations shall be repaid in full on the date on which a Change of Control occurs.

        5.03  Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

        5.04  Net Payments.  (a)  All payments made by or on behalf of any Credit Party hereunder and under any Note will be made without setoff, counterclaim or other defense.  Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, (i) except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein and (ii) any United States Federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note as if such Taxes had not been levied or imposed.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender (other than for any interest or penalties directly attributable to any failure of a Lender to file any returns or pay any Taxes directly attributable to this Agreement, to the extent such Lender was legally required to file such returns and/or pay such Taxes and was reasonably informed by the Borrower about such requirements and had all information necessary to file such returns and/or pay such Taxes).  For purposes of this Section 5.04(a), Taxes shall include Other Taxes.

        (b)  With Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee, transferee or acquiror of an interest under this Agreement pursuant to Section 2.12, 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment, transfer or acquisition), on the date of such assignment, transfer or acquisition to or by such Lender, two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. Federal withholding tax.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee, transferee or acquiror of an interest under this Agreement pursuant to Section 2.12, 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment, transfer or acquisition), on the date of such assignment, transfer or acquisition to or by such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to a complete exemption under an income tax treaty) or Form W-8IMY (together with any applicable underlying Internal Revenue Service forms) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or,  Form W-8BEN (with respect to a complete exemption under an income tax treaty) or W-8IMY (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of applicable Internal Revenue Service Form W-8 (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note, or  (iii) any other form prescribed by applicable requirements of U.S. Federal income tax law as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.  In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect and from time to time thereafter upon the request of the Borrower or the Administrative Agent, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8IMY (together with any applicable underlying Internal Revenue Service forms) or applicable Form W-8 (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b).  Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

        (c)          Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein  that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

        SECTION 6.   Conditions Precedent to the Closing Date.

        The occurrence of the Closing Date pursuant to Section 13.10 and the obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Closing Date, are subject at the time of the occurrence of the Closing Date to the satisfaction of the following conditions:

        6.01  Execution of Agreement; Notes.  On or prior to the Closing Date, (i) this Agreement shall have been executed and delivered as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

        6.02  Officer’s Certificate.  On the Closing Date, the Administrative Agent shall have received a certificate, dated the Closing Date and signed on behalf of the Borrower by the chairman of the board, the chief executive officer, the president or any vice president of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.07 through 6.08, inclusive, and 7.01 have been satisfied on such date.

        6.03  Opinions of Counsel.  On the Closing Date, the Administrative Agent shall have received from Lane & Waterman LLP and from Sidley Austin LLP, special counsels to the Credit Parties, opinions addressed to the Administrative Agent and each of the Lenders and dated the Closing Date in each case in form and substance reasonably satisfactory to the Administrative Agent.

        6.04  Company Documents; Proceedings; etc.

        (a)     On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by the chairman of the board, the chief executive officer, the president or any vice president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

        (b)         On the Closing Date, all Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Agents, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Company proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or governmental authorities.

        6.05  Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions of organization of each of the Credit Parties, and such search shall reveal no liens on any of the assets of the Credit Party, except for Liens permitted by Section 10.01.

        6.06  Budget.  The Borrower shall have delivered to the Administrative Agent and the Lenders the initial Budget (x) in form and substance reasonably satisfactory to the Lenders and (y) which shall be accompanied by a certificate of an Authorized Officer stating that such budget is based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and that such Authorized Officer does not have reason to believe that such budget in light of such assumptions are incorrect or misleading in any material respect.

        6.07  Adverse Change, Approvals. Since September 25, 2011, nothing shall have occurred (and neither any Agent nor the Required Lenders shall have become aware of any facts or conditions not previously known) which any Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

        6.08  Litigation.  On the Closing Date, there shall be no actions, suits or proceedings pending or threatened with respect to this Agreement, any other Credit Document or otherwise which any Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

        6.09          Interim Order.  At the time of the making of the initial extension of credit, and in any event no later than three Business Days after the Petition Date, the Administrative Agent shall have received a copy of the Interim Order approving the Credit Documents and granting the Superpriority Claim status and Liens described in Sections 2.14 and finding that the Lenders are extending credit to the Borrower in good faith within the meaning of Section 364(e) of the Bankruptcy Code, which Interim Order shall (i) have been entered with the consent of the Administrative Agent and the Prepetition Agent, (ii) be in form and substance reasonably satisfactory to the Credit Parties and the Lenders, (iii) authorize extensions of credit in amounts not in excess of $20,000,000, (iv) authorize the use of Cash Collateral under the Prepetition Credit Agreement and provide for adequate protection in favor of the Prepetition Secured Parties as set forth in Section 2.14(c), (v) contain customary provisions regarding challenges to the prepetition claims and liens of the Prepetition Secured Parties and other matters, (vi) approve the payment by the Borrower of all fees required to be paid to the Administrative Agent and the Lenders under or in connection with this Agreement, (vii) be in full force and effect and (viii) not have been stayed, reversed, vacated, rescinded, modified or amended in any respect and, if the Interim Order is the subject of a pending appeal in any respect, none of the making of such extension of credit, the grant of Liens and Superpriority Claims pursuant to Section 2.14 or the performance by the Credit Parties of any of their respective obligations hereunder or under the other Credit Documents shall be the subject of a presently effective stay pending appeal.

        6.10  First Day Motion; Orders. All motions and orders submitted by any Credit Party to the Bankruptcy Court on or about the Petition Date shall be in form and substance reasonably satisfactory to the Administrative Agent.

        6.11  Historical Financial Statements.  On or prior to the Closing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements referred to in Sections 8.05(a), which historical financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

        6.12  Insurance Certificates, etc.

        On the Closing Date, the Administrative Agent shall have received certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent.

        6.13  Fees, etc. On the Closing Date, the Borrower shall have paid all costs, fees and expenses and other compensation contemplated hereby and in the Revolving Facility Fee Letter to the Administrative Agent (and/or its relevant Affiliate) for the account of the Administrative Agent and the Lenders (including, without limitation, the reasonable fees and expenses of Simpson Thacher & Bartlett LLP, Alvarez & Marsal North America, LLC and Richards Layton & Finger, P.A.) and the Initial Backstop Lenders (including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP).

        6.14  Cash Management Arrangements. The Lenders shall be reasonably satisfied with the cash management arrangements of the Credit Parties.

        6.15  Pulitzer Cash Collateral. An interim order with respect to the use of cash collateral of the Pulitzer Entities shall have been entered in accordance with the terms of the Lee Support Agreement.

        6.16  Support Agreements.  Each of the Lee Support Agreement and the Pulitzer Support Agreement shall be in full force and effect.

        SECTION 7.   Conditions Precedent to All Credit Events.

The obligation of each Lender to make Loans and the obligation of each Issuing Lender to issue Letters of Credit is subject, at the time of each such Credit Event (except as hereinafter indicated), to the Closing Date having occurred and to the satisfaction of the following conditions:

        7.01  No Default; Representations and Warranties.  At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

        7.02  Notice of Borrowing; Letter of Credit Request.  (a)  Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).  Prior to the making of each Swingline Loan, the Swingline Lender shall have received a Notice of Borrowing meeting the requirements of Section 2.03(b)(i).

       (b)   With Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

        7.03  Bankruptcy Court Approval. The Interim Order or the Final Order, as the case may be, shall be in full force and effect and shall not have been stayed, reversed, vacated, rescinded, modified or amended in any respect without the prior written consent of the Administrative Agent (at the direction of the Required Lenders); provided that at the time of the making of any Loan or the issuance of any Letter of Credit the aggregate amount of either of which, when added to the sum of the principal amount of all Loans then outstanding and the Letters of Credit outstanding, would exceed the amount authorized by the Interim Order (such excess amount, the “Additional Credit”), the Administrative Agent and each of the Lenders shall have received a certified copy of the Final Order which, in any event, shall have been entered by the Bankruptcy Court no later than 30 days after the Petition Date and at the time of the extension of any Additional Credit the Final Order shall be in full force and effect; and if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, none of the making of such extensions of credit, the grant of Liens and Superpriority Claims pursuant to Section 2.14 or the performance by any Credit Party of any of their respective obligations under any of the Credit Documents shall be the subject of a presently effective stay pending appeal.

        The occurrence of the Closing Date and the acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 and in this Section 7 and applicable to such Credit Event are satisfied as of that time.  All of the documents and papers referred to in Section 6 and in this Section 7 shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders.

        7.04  No Excess Cash.  The obligation of each Lender to make Revolving Loans (other than pursuant to a Mandatory Borrowing), and the obligation of the Swingline Lender to make Swingline Loans, in each case, shall be subject to the satisfaction of the condition that the Borrower shall have delivered to the Administrative Agent together with the relevant Notice of Borrowing, a certificate of an Authorized Officer of the Borrower certifying (x) in detail reasonably satisfactory to the Administrative Agent, as to the use of the proceeds of such Borrowing, and (y) that as of the date of such requested Borrowing, the aggregate amount of Unrestricted cash and Cash Equivalents owned or held by the Borrower and the other Credit Parties, determined after giving pro forma effect to such Borrowing and the application of proceeds therefrom (which application shall be made within two Business Days of the date of such Borrowing and the proceeds thereof applied in a manner consistent with the foregoing certifications) and from any other Unrestricted cash and Cash Equivalents then held or owned by the Borrower and the other Credit Parties (to the extent such proceeds and/or other Unrestricted cash and Cash Equivalents are to be utilized by the Borrower and the other Credit Parties within two Business Days of such date for a permitted purpose under this Agreement other than an Investment in Unrestricted cash and Cash Equivalents or in a Subsidiary of the Borrower), shall not exceed $10,000,000.

        SECTION 8.   Representations, Warranties and Agreements.

        In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each Credit Party makes the following representations, warranties and agreements, in each case after giving effect to the Closing Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of the Closing Date and the occurrence of each Credit Event on or after the Closing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Closing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

        8.01  Company Status.  Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) upon commencement of the Cases on the Petition Date, has the Company power and authority to own its property and assets as debtor-in-possession and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        8.02  Power and Authority.  Upon entry by the Bankruptcy Court of the Interim Order (or the Final Order, as applicable), each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms and the Orders, as applicable.

        8.03  No Violation.  Upon entry by the Bankruptcy Court of the Interim Order (or the Final Order, as applicable), neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any Requirement of Law, law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of

(or the obligation to create or impose) any Lien (except pursuant to this Agreement and the Orders, as applicable) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement or loan agreement the exercise of remedies under which is not stayed pursuant to the Bankruptcy Code, or any other material agreement, contract or instrument the exercise of remedies under which is not stayed pursuant to the Bankruptcy Code, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

        8.04  Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (i) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (ii) the entry by the Bankruptcy Court of the Interim Order (or the Final Order, as applicable)), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

        8.05  Financial Statements; Financial Condition; Undisclosed Liabilities; Projections.  (a)  The consolidated balance sheets of the Borrower and its Subsidiaries at September 25, 2011 and September 26, 2010, and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the Borrower’s respective fiscal year ended on each such date, in each case furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the dates of said financial statements and the consolidated results of their operations for the periods covered thereby.  The consolidated balance sheets of Pulitzer and its Subsidiaries at September 26, 2010 and September 27, 2009 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Pulitzer and its Subsidiaries for Pulitzer’s fiscal years ended on each such date, in each case furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial condition of Pulitzer and its Subsidiaries at the dates of said financial statements and the consolidated results of their operations for the periods covered thereby.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited interim consolidated financial statements of the Borrower and Pulitzer, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

        (b)        The Budget delivered to the Administrative Agent and the Lenders prior to the Closing Date has been prepared in good faith and is based on reasonable assumptions.  On the Closing Date, the Borrower believes that the Budget is reasonable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Budget may differ from the projected results.

        (c)     Since June 26, 2011, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

        8.06  Litigation. Except as set forth in Schedule III (it being understood that disclosure on Schedule III is not a representation that the matter to which the disclosure relates is expected to have a Material Adverse Effect), there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened with respect to any Credit Document or otherwise that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        8.07  True and Complete Disclosure.  All factual information (taken as a whole) theretofore furnished by or on behalf of the Borrower in writing to the Administrative Agent, any Lender or the Bankruptcy Court (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Budget or any proforma financial information.

        8.08  Use of Proceeds; Margin Regulations.  (a)  All proceeds of the Loans and Letters of Credit will be used for the working capital and general corporate purposes of the Credit Parties, including payments required by or permitted under the Orders; provided, that the proceeds of the Loans and Letters of Credit may not, except as provided by the Orders, as applicable, be used (i) in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Prepetition Agent or the Prepetition Lenders or (ii) to repay any borrowings under the Prepetition Credit Agreement.

        (b)         No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

        8.09  Tax Returns and Payments.  Except to the extent failure to do so is permitted by the Bankruptcy Code or pursuant to the Interim Order or the Final Order or other order of the Bankruptcy Court reasonably satisfactory to the Administrative Agent, as applicable, each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed (in each case giving effect to all applicable and permitted extensions) with the appropriate taxing authority all Federal and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries.  The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby.  Except to the extent failure to do so is permitted by the Bankruptcy Code or pursuant to the Interim Order or the Final Order or other order of the Bankruptcy Court reasonably satisfactory to the Administrative Agent, as applicable, each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are immaterial and those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP.  There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower, threatened by any authority regarding any material taxes relating to the Borrower or any of its Subsidiaries.

        8.10  Compliance with ERISA.  (a)  Schedule IV sets forth each Plan as of the Closing Date.  Except as disclosed on Schedule IV or otherwise as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that disclosure on Schedule IV is not a representation that such item is expected to have a Material Adverse Effect):  each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code, has applied for such a determination letter within the time period permitted by the Internal Revenue Service, or has time remaining within the time period permitted by the Internal Revenue Service in which to apply for such a determination letter; no Reportable Event has occurred; the Borrower has not been notified by any Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) that it is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency or failure to meet applicable minimum funding standards, within the meaning of such sections of the Code or ERISA, or has applied for or received either a waiver of such standards or an extension of any amortization period (to the extent applicable), within the meaning of Section 412 of the Code or Section 302 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability to or on account of a Plan) pursuant to Sections 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Sections 401(a)(29), 4971 or 4975 of the Code or expects to incur any liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a risk to the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine audits and claims for benefits) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $10,000,000; each group health plan (as defined in

Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its ERISA Affiliates may cease contributions to or terminate any employee maintained by any of them without incurring any liability (other than any termination of employees which, individually or in the aggregate, may trigger a complete or partial withdrawal from a multiemployer pension fund).

        (b)          Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

        8.11   [Intentionally Omitted].

        8.12  Properties.  Each of the Borrower and each of its Subsidiaries has good and indefeasible title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.  Each of the Borrower and each of its Subsidiaries has a valid and indefeasible leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens.

        8.13  Capitalization.  On the Closing Date, the authorized capital stock of the Borrower consists of (x) 120,000,000 shares of common stock, $2.00 par value per share, and (y) 30,000,000 shares of class B common stock, $2.00 par value per share.  All outstanding shares of the capital stock of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.  The Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights, except for options, warrants and rights to purchase shares of the Borrower’s common stock which may be issued from time to time.

        8.14            Subsidiaries.  On and as of the Closing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule V.  Schedule V sets forth, as of the Closing Date, (i) the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof, and (ii) the jurisdiction of organization of each such Subsidiary.  All outstanding shares of Equity Interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.  No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights except, in the case of the Pulitzer Debt, as set forth in the PD LLC Operating Agreement (as in effect on the Closing Date).

        8.15   Compliance with Statutes, etc.  Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        8.16   Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

        8.17   [Intentionally Omitted].

        8.18   Environmental Matters.  (a)  Each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws.  There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries).  There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the

Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

        (b)    Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

        (c)    Notwithstanding anything to the contrary in this Section 8.18, the representations and warranties made in this Section 8.18 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        8.19   Employment and Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries, and (v) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

        8.20   Intellectual Property, etc.  Each of the Borrower and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        8.21   Indebtedness.  Schedule VI sets forth a list of all Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries as of the Closing Date (excluding the Obligations, the “Existing Indebtedness”) in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

        8.22   Insurance.  Schedule VII sets forth a listing of all insurance maintained by the Borrower and its Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

        8.23   Foreign Assets Control Regulations, Etc.

        (a)    Neither the Borrower nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).

        (b)    Neither the Borrower nor any Controlled Entity has any investments in, or engages in any dealings or transactions with, any Person where such investments, dealings or transactions would cause the receipt of any payment or exercise of any rights in respect of, this Agreement by the Administrative Agent or any Lender to be in violation of any of the laws or regulations identified in this Section 8.23.

        (c)    To the Borrower’s actual knowledge after making due inquiry, neither the Borrower nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

        (d)    The Borrower has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

        8.24   Representations and Warranties in Other Documents.  All representations and warranties set forth in the other Credit Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Closing Date as if such representations or warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date).

        8.25         The Orders. Upon entry by the Bankruptcy Court, the Interim Order or Final Order, as the case may be, shall be in full force and effect, and has not been reversed, modified, stayed or amended (in the case of any modification or amendment, in any respect that is materially adverse to the Lenders and the Agents, in their capacities as such, without the prior written consent of Administrative Agent) (such consent not to be unreasonably withheld).

        SECTION 9.   Affirmative Covenants.

        Each Credit Party hereby covenants and agrees that on and after the Closing Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

        9.01         Information Covenants.  The Borrower will furnish to each Lender:

        (a)           Monthly Financial Statements. Within 30 days after the close of each fiscal month of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) the consolidating and consolidated balance sheets of Pulitzer and its Subsidiaries as at the end of such fiscal month and the related consolidating and consolidated statements of income and consolidated statement of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of Pulitzer and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

        (b)           Quarterly Financial Statements.  Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, (ii) the consolidating and consolidated balance sheets of Pulitzer and its Subsidiaries as at the end of such quarterly accounting period and the related consolidating and consolidated statements of income and consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of Pulitzer and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (iii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period; provided that to the extent prepared to comply with SEC requirements and delivered to each Lender within the time requirement set forth above in this Section 9.01(a), a copy of the SEC Form 10-Q filed by the Borrower with the SEC for each such quarterly accounting period shall satisfy the requirements of clauses (i) and (iii) of this Section 9.01(a).

        (c)           Annual Financial Statements.  Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and stockholders’ equity and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and audited by KPMG LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (which audit shall be without any qualification or exception arising out of the scope of audit; provided, however, that such a qualification or exception shall not be deemed to exist as a result of any qualification or exception solely arising from Madison Newspapers, Inc. being separately audited by a different accounting firm), together with a report of such accounting firm (unless the internal policies of such accounting firm would not permit the delivery of such report) stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default under Section 10.07 which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, (ii) the consolidating and consolidated balance sheets of Pulitzer and its Subsidiaries as at the end of such fiscal year and the related consolidating and consolidated statements of income and consolidated statement of cash flows and stockholders’ equity for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and (x) in the case of such consolidated financial statements, audited by KPMG LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (which audit shall be without any qualification or exception arising out of the scope of audit except as otherwise described in the proviso set forth above in clause (i)) and (y) in the case of such consolidating financial statements, certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of Pulitzer and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, and (iii) management’s discussion and analysis of the important operational and financial developments during such fiscal year; provided that to the extent prepared to comply with SEC requirements and delivered to each Lender within the time requirement set forth above in this Section 9.01(b), a copy of the SEC Form 10-K filed by the Borrower with the SEC for such fiscal year shall satisfy the requirements of clauses (i) and (iii) of this Section 9.01(b) except for the opinion of the accounting firm as to no Default or Event of Default under Section 10.07 (which opinion will still need to be delivered to each Lender separately pursuant to this Section 9.01(c)).

        (d)           Management Letters.  Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

        (e)           Budgets.  No later than the Wednesday prior to the thirteen-week-period covered by the then effective Budget, an updated Budget for the subsequent thirteen-week period.

        (f)           Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 9.01(a), (b) and (c), a compliance certificate from an Authorized Officer of the Borrower in the form of Exhibit K certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 5.02(b), 5.02(c), 5.02(d), 10.01(x), 10.01(xii), 10.01(xvii), 10.02(iv), 10.03(iii), 10.04(iv), 10.04(ix), 10.05(v), 10.05(viii), 10.05(xiii), 10.05(xiv), 10.05(xv), 10.05(xvi) and 10.07, inclusive, at the end of each fiscal month, quarterly accounting period or fiscal year, as the case may be.

        (g)           Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within ten Business Days (or five Business Days in the case of succeeding sub-clause (i)) after any senior or executive officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding commenced after the Petition Date and pending against the Borrower or any of its Subsidiaries or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

        (h)           Other Reports and Filings.  Promptly after the filing or delivery thereof, copies of all financial information, proxy materials, compliance certificates and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the

Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of its material Indebtedness (including, without limitation, the Pulitzer Debt) pursuant to the terms of the documentation governing such Indebtedness.

        (i)               Environmental Matters.  Promptly after any senior or executive officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

        (i)           any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

        (ii)          any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

        (iii)         any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

        (iv)         the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to each Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

    All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

        (j)               Cash Flow Forecast.  No later than the second Wednesday to occur after the Closing Date and each Wednesday of every second calendar week thereafter, (i) an updated consolidated cash flow forecast, in form consistent with the Budget delivered pursuant to Section 6.06, showing on a weekly basis for the succeeding thirteen weeks beginning with the next succeeding Monday, (x) beginning and ending liquidity on a consolidated basis and (y) weekly receipts and disbursements for the succeeding thirteen weeks on a consolidated basis and (ii) a comparison of actual weekly cash flows for the week immediately preceding the week in which such comparison is delivered to the Budget.

        (k)               Bankruptcy Information.  Prior to such filing or distribution, copies of all pleadings, motions, applications, judicial information, financial information and other documents (collectively, the “Bankruptcy Documents”) to be filed by or on behalf of any Debtor with the Bankruptcy Court or the United States Trustee, or to be distributed by or on behalf of any Debtor to any official committee appointed in the Cases (other than (a) Bankruptcy Documents which would not be reasonably expected to be material to the Administrative Agent and the Lenders, (b) any Bankruptcy Documents that have already been provided to advisors to the Administrative Agent, or (c) any Bankruptcy Documents provided to any official committee that contains confidential information of the committee or committee members which is not permitted to be shared with the Administrative Agent or the Lenders).

        (l)               Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as any Lender (through the Administrative Agent) may reasonably request.

        9.02   Books, Records and Inspections; Quarterly Meetings.  (a) Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request.

        (b)            At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the twentieth day after the close of each monthly accounting period of the Borrower, the Borrower will, at the request of the Administrative Agent, hold a meeting (which may be done via a conference call or video conference) with all of the Lenders at which meeting will be reviewed the financial results of the Borrower and its Subsidiaries for the previous monthly accounting period (and, in the case of the last monthly accounting period of each fiscal year, for the previous fiscal year).

        9.03   Maintenance of Property; Insurance.  (a)  Each Credit Party will, and will cause each of its Subsidiaries to, (i) keep all material property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies, insurance (including self-insurance retentions on a basis consistent with past practice) on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried.

        (b)           If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

        (c)           Each Credit Party will at all times keep its property insured in favor of the Administrative Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall be endorsed to the Administrative Agent’s satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as loss payee (in respect of property insurance) and/or additional insured (in respect of all insurance)), (ii) shall state that the respective insurer shall endeavor to provide at least 30 days’ prior written notice to the Administrative Agent prior to the cancellation of any such insurance policy, and (iii) shall be deposited with the Administrative Agent (it being understood that such insurance also is and will continue to be maintained in favor of, and policies or certificates relating thereto have previously been provided to and will continue to be held by, the Prepetition Agent under the Prepetition Credit Agreement).

        9.04   Existence; Franchises.  Each Credit Party will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 10.02 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        9.05   Compliance with Statutes, etc.  (a)  Except as otherwise permitted by the Bankruptcy Code or pursuant to any order of the Bankruptcy Court, each Credit Party will, and will cause each of its Subsidiaries to, comply with all applicable statutes, ordinances or governmental rules, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to (i) environmental standards and controls and (ii) ERISA), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (b)           Within five Business Days after the date on which the Borrower is required by applicable law, statute, rule or regulation (including any applicable extension of such date), the Borrower will file (or cause to be filed) with the SEC all reports, financial information and certifications required to be filed by the Borrower pursuant to any such applicable law, statute, rule or regulation.

       9.06   Compliance with Environmental Laws.  (a)  Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws.  Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws.

        (b)           (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property.  If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

        9.07   ERISA.  As soon as possible and, in any event, within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer of the Borrower setting forth the details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Plan participant and any notices received by the Borrower or ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto:  that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency or failure to meet minimum funding standards, each within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 of ERISA with respect to a Plan; that any material contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Closing Date by $10,000,000; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan (other than a member of the board of trustees of a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA)) which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower or any ERISA Affiliate has incurred any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any ERISA Affiliate of the Borrower has incurred (or is alleged in any proceeding to have incurred) any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan.  The Borrower will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.  The Borrower will also deliver to each Lender, to the extent requested by such Lender, a complete copy of the annual report (on Form 5500 series) of each Plan (including, to the extent required, any related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to each Lender, to the extent requested by such Lender, no later than fifteen (15) days after the date such annual report or such records, documents and/or information has been filed or furnished, as appropriate, to any appropriate and applicable government agency or such notice has been received by the Borrower or the ERISA Affiliate, as applicable.  The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        9.08   End of Fiscal Years.  The Borrower will, for financial reporting purposes, cause its fiscal years to end on the last Sunday in September of each calendar year.

        9.09   Performance of Obligations.  Each Credit Party will, and will cause each of its Subsidiaries to, (i) perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, in each case which was entered into after the Petition Date and (ii) perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument, in each case which was entered into prior to the Petition Date and which is permitted to be performed subsequent to the Petition Date subject to the Bankruptcy Code or by any order of the Bankruptcy Court that has been entered with the consent of (or non objection by) the Administrative Agent.

        9.10   Payment of Taxes.  Except to the extent failure to do so is permitted by the Bankruptcy Code or pursuant to the Interim Order or the Final Order, or other order of the Bankruptcy Court reasonably satisfactory to the Administrative Agent, as applicable, the Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is immaterial or which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

        9.11   Use of Proceeds.  The Borrower will use the proceeds of the Loans and the Letters of Credit only as provided in Section 8.08.

        9.12   Further Assurances; Excluded Domestic Subsidiaries.

        (a)      Pursuant to Section 2.14, if reasonably requested by the Administrative Agent, the Borrower and each Subsidiary Guarantor shall enter into separate security agreements, pledge agreements, control agreements and fee and leasehold mortgages with respect to the Collateral on terms reasonably satisfactory to the Administrative Agent.  In the case of any Credit Party, at the cost and expense of the Borrower, it shall execute and file all such further documents and instruments, and perform such other acts, as the Administrative Agent may reasonably determine are necessary or advisable with respect to the Liens granted to the Administrative Agent in connection with this Agreement and the other Credit Documents.

        (b)            The Borrower will cause each of its Domestic Subsidiaries (other than an Excluded Domestic Subsidiary so long as it remains an Excluded Domestic Subsidiary) created or acquired after the Closing Date to take such actions and to execute such necessary documents or instruments to become party to the Subsidiaries Guaranty and to comply with the requirements set forth in Section 10.14.  The Borrower will cause each Excluded Domestic Subsidiary (excluding Star Publishing unless it is (or becomes) a Wholly-Owned Domestic Subsidiary) that ceases to satisfy the requirements of an “Excluded Domestic Subsidiary”, to take all actions required for such Excluded Domestic Subsidiary to become a party to the Subsidiaries Guaranty upon the date upon which the restrictions set forth in the definition of “Excluded Domestic Subsidiary”, cease to apply to such Excluded Domestic Subsidiary.  On the date on which any Excluded Domestic Subsidiary becomes a party to the Subsidiaries Guaranty, such Excluded Domestic Subsidiary shall no longer be an “Excluded Domestic Subsidiary” but instead shall be a “Subsidiary Guarantor” for all purposes of this Agreement and each other Credit Document.

        (c)           If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

        (d)          The Borrower agrees that each action required by clauses (a), (b) and (c) of this Section 9.12 shall be completed as soon as possible after such action is required to be taken or requested to be taken by the Administrative Agent; provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12.

        9.1         Ownership of Subsidiaries; etc.  Except as otherwise permitted by Section 10.05(iii), the Borrower will, and will cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries (other than, in the case of a Foreign Subsidiary, directors’ qualifying shares and/or other nominal amounts of shares required to be held by local nationals in each case to the extent required by applicable law).

        9.14  Terrorism Sanctions Regulations. The Borrower will not and will not permit any Controlled Entity to (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any Lender to be in violation of any laws or regulations that are applicable to such Lender.

        SECTION 10.   Negative Covenants.

        Each Credit Party hereby covenants and agrees that on and after the Closing Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

        10.01  Liens.  Each Credit Party will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)           inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii)           Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii)           Liens in existence on the Petition Date (or arising thereafter in connection with the provision of adequate protection pursuant to the Orders or the Lee Cash Collateral Order or the Pulitzer Cash Collateral Order (each as defined in the Lee Support Agreement)) which are listed, and the property subject thereto described (which may be by category of property), in Schedule VIII (including, whether or not on such schedule, any such Liens securing Prepetition Obligations and obligations in respect of the Pulitzer Debt and the Pulitzer Debt Documents), provided that in the case of any Liens on assets of the Credit Parties securing the Prepetition Obligations, such Liens are subordinated to the Liens securing the Obligations pursuant to or except as otherwise set forth in the Interim Order (or the Final Order, as applicable);

(iv)           Liens created pursuant to the Credit Documents;

(v)           licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(vi)           Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the

    Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(vii)           Liens placed upon equipment or machinery used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary;

(viii)         easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix)           Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

 (x)           Liens arising after the Petition Date out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens (other than any such Liens securing judgments or awards to the  extent covered by a reputable and solvent insurance company and not otherwise giving rise to an Event of Default under Section 11.08) does not exceed $1,000,000 at any time outstanding;

 (xi)           statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii)           Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens on cash deposits securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to all Liens permitted by this clause (xii) shall not at any time exceed $10,000,000;

(xiii)           [Intentionally Omitted];

(xiv)           Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xv)           Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

  (xvi)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

 (xvii)           additional Liens arising after the Petition Date of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 10.01 that (v) were not incurred in connection with borrowed money, (w) do not encumber Collateral or Equity Interests of a Subsidiary of the Borrower, (x) do not encumber any other assets of the Borrower or any of its Subsidiaries the Fair Market Value of which exceeds the amount of the Indebtedness or other obligations secured by such assets, (y) do not materially impair the use of such assets in the operation of the business of the Borrower or such Subsidiary and (z) do not secure obligations in excess of $1,000,000 in the aggregate for all such Liens at any time; and

(xviii)           any other Permitted Encumbrances.

        10.02   Consolidation, Merger, Purchase or Sale of Assets, etc.  Except as otherwise required by the Bankruptcy Code, each Credit Party will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

  (i)           Capital Expenditures after the Petition Date by the Borrower and its Subsidiaries shall be permitted in an aggregate amount not to exceed $20,000,000 in any fiscal year of the Borrower;

 (ii)           the Borrower and its Subsidiaries may sell, convey or otherwise dispose of obsolete or worn-out property in the ordinary course of business;

(iii)           Investments may be made to the extent permitted by Section 10.05;

(iv)           the Borrower and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary of the Borrower, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (iv)), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Subsidiary consists of at least 90% cash and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 5.02(b) and (z) the Fair Market Value of the assets sold after the Closing Date (other than the assets described in Schedule XI) pursuant to this clause (iv) shall not, in the aggregate, exceed $5,000,000;

 (v)           each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iv));

 (vi)           each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii)           each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Administrative Agent’s security interest in the asset or property subject thereto;

(viii)         (x) any Subsidiary of the Borrower may convey, lease, license, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Qualified Wholly-Owned Domestic Subsidiary, so long as any security interests granted to the Administrative Agent for the benefit of the Secured Creditors pursuant to the Orders or any other Credit Document in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken and (y) any Pulitzer Entity may convey, lease, license, sell or otherwise transfer all or any part of its business, properties and assets to any other Pulitzer Entity;

(ix)           (x) any Subsidiary of the Borrower (other than an Excluded Domestic Subsidiary) may merge or consolidate with and into, or be dissolved or liquidated into any Credit Party, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in all other cases, a Credit Party is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, and (iii) any security interests granted to the Administrative

Agent for the benefit of the Secured Creditors pursuant to the Orders or any other Credit Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken and (y) any Pulitzer Entity may merge or consolidate with and into, or be dissolved or liquidated into, any other Pulitzer Entity, so long as a Pulitzer Entity is the surviving or continuing entity;

   (x)         any Foreign Subsidiary of the Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Qualified Wholly-Owned Foreign Subsidiary of the Borrower, so long as (i) such Qualified Wholly-Owned Foreign Subsidiary of the Borrower is the surviving or continuing entity of any such merger, consolidation, amalgamation, dissolution or liquidation and (ii) any security interests granted to the Administrative Agent for the benefit of the Secured Creditors pursuant to the Orders in the Equity Interests of such Qualified Wholly-Owned Foreign Subsidiary and such Foreign Subsidiary shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been taken; and

(xi)           the Borrower and its Subsidiaries may sell, convey or otherwise dispose of cash and Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 and the Orders (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Orders, and the Administrative Agent shall be authorized to take any actions permitted under the Orders deemed appropriate in order to effect the foregoing.

        10.03          Dividends.  Each Credit Party will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

       (i)    (A) any Subsidiary of the Borrower may pay cash Dividends to a Credit Party; (B) any Foreign Subsidiary of the Borrower may pay cash Dividends to any Qualified Wholly-Owned Foreign Subsidiary of the Borrower; and (C) any Subsidiary of Pulitzer may pay cash Dividends to a Pulitzer Entity;

       (ii)           so long as no Default or Event of Default exists at the time of the respective Dividend or would exist immediately after giving effect thereto, any Non-Wholly-Owned Subsidiary of the Borrower (other than any Lee Entity to the extent the recipient is a Pulitzer Entity) may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary); and

         (iii)           so long as no Default or Event of Default exists at the time of the respective Dividend or would exist immediately after giving effect thereto, the Borrower may redeem or repurchase Equity Interests of the Borrower from officers, employees and directors of the Borrower or its Subsidiaries (or their estates) after the death, disability, retirement or termination of employment or service as a director of any such Person, or otherwise in accordance with any stock option plan or any employee stock ownership plan that has been approved by the board of directors of the Borrower, provided that the aggregate amount of Dividends made by the Borrower pursuant to this clause (iii) shall not exceed $250,000 during any fiscal year of the Borrower.

        10.04   Indebtedness.  Each Credit Party will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)            Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)           Existing Indebtedness outstanding on the Petition Date (including, to the extent permitted by applicable law, post-petition interest thereon) and listed on Schedule VI (as reduced by any repayments of principal thereof);

(iii)           Indebtedness of the Borrower under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv)           Indebtedness of the Borrower and its Subsidiaries incurred after the Petition Date and evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 10.02(i)) and purchase money Indebtedness described in Section 10.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $10,000,000 at any time outstanding;

(v)            Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(viii);

(vi)           Indebtedness consisting of guaranties by the Borrower and the Qualified Wholly Owned Domestic Subsidiaries of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement to be incurred or outstanding;

(vii)          [Intentionally Omitted];

(viii)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days after its incurrence;

(ix)           Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required after the Petition Date in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this clause (ix) shall not at any time exceed $10,000,000; and

(x)           Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist after the Petition Date in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 10.04(vi).

        10.05         Advances, Investments and Loans.  Each Credit Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i)           the Borrower and its Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii)           the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents, subject to the requirements of Section 5.02(c);

(iii)          the Borrower and its Subsidiaries may hold the Investments held by them on the Closing Date and described on Schedule IX, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv)          the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)           the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate outstanding amount not to exceed $1,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi)          the Borrower may acquire and hold obligations of the officers and employees of the Borrower or any of its Subsidiaries in connection with such officers’ and employees’ acquisition of shares of common Equity Interests of the Borrower so long as no cash is actually advanced by the Borrower or any of its Subsidiaries in connection with the acquisition of such Equity Interests

(vii)           the Borrower may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(iii);

(viii)          (A)(I) the Borrower and its Wholly-Owned Domestic Subsidiaries may make intercompany loans and advances between and among one another and (II) Qualified Wholly-Owned Foreign Subsidiaries may make intercompany loans and advances between and among one another and to the Borrower and the Qualified Wholly-Owned Domestic Subsidiaries (all such intercompany loans and advances pursuant to this Section 10.05(viii), other than clause (B) below, collectively, the “Intercompany Loans”), provided that (x) Intercompany Loans made by the Borrower and the Qualified Wholly-Owned Domestic Subsidiaries to Wholly-Owned Domestic Subsidiaries that are not Qualified Wholly-Owned Domestic Subsidiaries shall not be permitted (except for Intercompany Loans outstanding on the Closing Date, together with interest accruing thereon, Intercompany Loans made for purposes permitted pursuant to Section 10.05(xii) and (xiii) and Intercompany Loans reflecting Pulitzer Intercompany Charges not settled in cash in amounts consistent with past practices), (y) so long as each of the Lee Support Agreement and the Pulitzer Support Agreement continues to be in effect, Intercompany Loans in an amount not to exceed the difference between (A) $5,000,000 minus (B) the aggregate amount of payments made by the Borrower in respect of Intercompany Loans permitted under this clause (y), clause (y) of the proviso in Section 10.05(viii) of the Prepetition Credit Agreement and Section 10.06(vii) of the Prepetition Credit Agreement shall be permitted by the Debtors to Wholly-Owned Domestic Subsidiaries that are not Qualified Wholly-Owned Domestic Subsidiaries with the prior written consent of the Administrative Agent (not to be unreasonably withheld) and (z) each Intercompany Loan constituting Intercompany Debt shall be subject to the terms and conditions contained in the Intercompany Subordination Agreement; and (B) any Pulitzer Entity may make intercompany loans and advances to any other Pulitzer Entity;

(ix)            the Borrower and any Subsidiary Guarantor may make capital contributions to any Subsidiary Guarantor; and any Pulitzer Entity may make capital contributions to any other Pulitzer Entity;

(x)            the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);

(xi)           Contingent Obligations permitted by Section 10.04, to the extent constituting Investments;

(xii)           the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by Section 10.02(iv);

(xiii)   (A) Investments made after the Petition Date in connection with the funding of contributions under qualified or non-qualified pension, retirement or similar employee compensation plan, including without limitation split-dollar insurance policies, in such amounts consistent with applicable law and the Borrower’s and its Subsidiaries’ past practices, provided that any such contributions by the Borrower and the Qualified Wholly-Owned Domestic Subsidiaries to Wholly-Owned Domestic Subsidiaries that are not Qualified Wholly-Owned Domestic Subsidiaries shall not exceed $2,000,000 in any fiscal year of the Borrower; and (B) contributions of equity interests in or assets of Sandler Capital Partners V, L.P. to one or more qualified or non-qualified pension, retirement or similar employee compensation plans;

(xiv)           Investments in the Associated Press Digital Rights Agency or any successor thereto or any Affiliate thereof in an aggregate amount not to exceed $1,500,000 at any time outstanding;

(xv)           Investments of up to a $1,000,000 cash Investment in Metrix4Media for up to 8% of the Equity Interests of such Person, (II) up to a $1,000,000 cash Investment in Kaango for up to 5% of the Equity Interests of such Person and (III) up to a $1,000,000 cash Investment in The Port for up to 9% of the Equity Interests of such Person; and

(xvi)           in addition to Investments permitted by clauses (i) through (xv) of this Section 10.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments after the Petition Date to or in a Person in an aggregate amount for all loans, advances and other Investments (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $2,000,000 in any fiscal year, provided that no such Investments may be (x) used, directly or indirectly, to purchase, repurchase, redeem, defease or otherwise acquire or retire for value any (i) Indebtedness incurred by the Credit Parties prior to the Petition Date, (ii) unsecured Indebtedness of the Borrower or a Subsidiary Guarantor, (ii) junior lien obligations of the Borrower or a Subsidiary Guarantor, or (iii) the Pulitzer Debt and (y) made in or to any Subsidiary that is not a Qualified Wholly-Owned Domestic Subsidiary.

        10.06          Transactions with Affiliates.  Each Credit Party will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)            Dividends may be paid to the extent provided in Section 10.03;

(ii)           loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii)   customary fees may be paid to non-officer directors of the Borrower and its Subsidiaries;

(iv)           the Borrower may issue shares of its Equity Interests as otherwise permitted by this Agreement;

(v)            the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;

(vi)           Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Qualified Wholly-Owned Domestic Subsidiary;

(vii)          for the avoidance of doubt, so long as each of the Lee Support Agreement and the Pulitzer Support Agreement continues to be in effect, payments and prepayments of the Intercompany Loans described in clause (y) of the proviso in Section 10.05(viii) above and clause (y) of the proviso in Section 10.05(viii) of the Prepetition Credit Agreement and Section 10.06(vii) of the Prepetition Credit Agreement shall be permitted; and

(viii)         the Borrower and its Subsidiaries may engage in the activities described on Schedule X.

Notwithstanding anything to the contrary contained in this Agreement except to the extent expressly permitted by clauses (i) through (vii) above, the transactions between the Borrower and its Subsidiaries (other than Pulitzer and its Subsidiaries) on the one hand, and Pulitzer and its Subsidiaries on the other hand, shall be limited to those activities described on Schedule X.

       10.07             Minimum Lee EBITDA.

      The Borrower will not permit Lee EBITDA for any period of twelve consecutive months ending on any date set forth below, to be less than the amount set forth below opposite such date:

Period Ending	Lee EBITDA ($ in millions)
February 29, 2012	$107.6
March 31, 2012	$106.3
April 30, 2012	$104.9
May 31, 2012	$103.7

        10.08  Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.

        Each Credit Party will not, and will not permit any of its Subsidiaries to:

        (i)           amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement) in any material respect, or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (ii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

        (ii)           amend, modify or change any provision of any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent;

        (iii)          make (or give any notice in respect of) any payment or prepayment of principal of or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any prepayment of principal of or redemption as a result of any asset sale or similar event of the Pulitzer Debt or the Pulitzer Debt Guaranty, provided that if the Pulitzer Entities are not Debtors (x) PD LLC may make payments of principal of the Pulitzer Debt at par (A) in connection with a Change of Control (as defined in the Pulitzer Debt Agreement) as required pursuant to the Pulitzer Debt Agreement as in effect on the Closing Date or (B) with proceeds of Asset Sales and/or Recovery Events to the extent representing proceeds from assets of PD LLC and its Subsidiaries, and (y) PD LLC may make quarterly amortization payments at par in a principal amount of no greater than $4,000,000 as required pursuant to the Pulitzer Debt Agreement as in effect on the Closing Date; or

        (iv)          amend or modify, or permit the amendment or modification of, any provision of any Pulitzer Note Document or the PD LLC Indemnity Agreement, in each case other than such other amendments or modifications with the prior written consent of the Administrative Agent which are not adverse to the Lenders in any material respect.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event shall (x) the Borrower or any of its Subsidiaries (other than Pulitzer and its Subsidiaries) be permitted to pay any fee to the holders of the Pulitzer Debt (or any agent or advisor in respect thereof) in connection with any amendment, modification, change or waiver of, or forbearance with respect to, any term or provision of any Pulitzer Debt Document or make any other payment on behalf of Pulitzer or any of its Subsidiaries, (y) the Borrower or any of its Subsidiaries (other than Pulitzer and its Subsidiaries) be permitted to prepay or repay any amounts (including in respect of interest) owing to Pulitzer or any of its Subsidiaries in respect of any Intercompany Loans or other Intercompany Debt (other than as otherwise permitted in Section 10.05(viii) and other than the set off and netting arrangements as, and to the extent, described in Schedule XII) or (z) the Borrower or any of its Subsidiaries be permitted to make any payments (whether in cash, property or securities) to Herald or any of its Affiliates in connection with the amendment of the PD LLC Operating Agreement or otherwise (and/or settlement of Herald’s capital account in PD LLC).

       10.09  Limitation on Certain Restrictions on Subsidiaries.  Each Credit Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Pulitzer Debt Documents as in effect on the Closing Date, in each case so long as such restrictions apply solely to Pulitzer and/or its applicable Subsidiaries, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (vii) restrictions on the transfer of any asset pending the close of the sale of such asset, and (viii) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(iii), (vi), (vii), (x), (xiv), (xv) or (xvii).

       10.10   Limitation on Issuance of Equity Interests.  (a)  Each Credit Party will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower or such Subsidiary, as the case may be.

       (b)           The Borrower will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Borrower, to qualify directors and other nominal amounts held by local nationals in each case to the extent required by applicable law, or (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement.

       10.11  Business; etc.  Each Credit Party will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Closing Date and with reasonable extensions thereof and business ancillary or complimentary thereto.

       10.12  Limitation on Creation of Subsidiaries.  Each Credit Party will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary, provided that the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, provided further that, unless such Wholly-Owned Subsidiary is or becomes a Pulitzer Entity, the relevant Credit Party shall promptly execute and deliver to the Administrative Agent all documents and take all actions required for such Wholly-Owned Subsidiary to become a Subsidiary Guarantor under this Agreement and to grant Liens on its assets to secure its obligations under the Subsidiaries Guaranty.

       SECTION 11.   Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

       11.01  Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loan, Note or Unpaid Drawing or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan, Note or Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

       11.02  Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

       11.03  Covenants.  The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.08, 9.11, 9.15 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 15 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

       11.04  Default Under Other Agreements.  (i)  The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due (and/or, in the case of an Interest Rate Protection Agreement or Other Hedging Agreement, to be terminated) prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable (and/or, in the case of an Interest Rate Protection Agreement or Other Hedging Agreement, to be terminated), or required to be prepaid (and/or terminated, as the case may be) other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that (x) it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $5,000,000 or unless such Indebtedness is in respect of the Pulitzer Debt, and (y) all references to “Indebtedness” contained in this Section 11.04, when referring to Indebtedness of any Debtor, shall mean any Indebtedness incurred after the Petition Date; or

       11.05         Bankruptcy, etc.  (i) (a) An order of the Bankruptcy Court shall be entered granting another Superpriority Claim or Lien pari passu with or senior to that granted (x) to the Secured Creditors pursuant to this Agreement and the Interim Order (or the Final Order, as applicable), or (y) to the Prepetition Secured Parties pursuant to the Interim Order (or the Final Order, as applicable), (b) an order of the Bankruptcy Court shall be entered reversing, staying for a period in excess of 10 days, vacating or otherwise amending, supplementing or modifying the Interim Order (or the Final Order, as applicable) without the written consent of the Administrative Agent (at the direction of the Required Lenders); (c) the Prepetition Secured Parties’ Cash Collateral shall be used in a manner materially inconsistent with the Interim Order (or the Final Order, as applicable), (d) an order of a court of competent jurisdiction shall be entered terminating the use of the Prepetition Secured Parties’ Cash Collateral; or

       (ii)    any Credit Party shall make any payments relating to pre-Petition Date obligations other than (i) as permitted under the Interim Order (or the Final Order, as applicable), or any order of the Bankruptcy Court reasonably satisfactory to the Administrative Agent in accordance with the Budget and (iii) as otherwise permitted under this Agreement, including pursuant to the Orders, as applicable, and in connection with Adequate Protection Obligations; or

       (iii)      other than pursuant to a “first day” order reasonably satisfactory to the Administrative Agent or the Orders, as applicable, the entry of an order granting relief from the automatic stay so as to allow a third party to proceed against any property of any Credit Party which has a value in excess of $500,000 in the aggregate;

       (iv)          any Debtor shall fail to comply with the Interim Order or the Final Order and such failure to comply is (a) materially adverse to the interests of the Lenders and the Administrative Agent, taken as a whole and (b) not waived by the Required Lenders; or

       (v)    filing of any pleading by any Credit Party seeking, or otherwise consenting to, any of the matters set forth in paragraphs (i), (ii), (iii), (iv) or (v) above in this Section 11.05; or

       (vi)            any Credit Party or any Subsidiary of any Credit Party shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of any such Credit Party) any other Person’s opposition of, any motion made in the Bankruptcy Court by the Administrative Agent, any Lender or Prepetition Secured Party or Prepetition Agent seeking confirmation of the amount of Administrative Agent’s, such Lender’s or Prepetition Secured Party’s or Prepetition Agent’s claim or the validity or enforceability of the Liens in favor of Administrative Agent or the Liens securing the obligations under the Prepetition Credit Agreement, except with regard to good faith disputes over the payment of expenses and fees; or

       (vii)           the Orders shall cease, for any reason (other than by reason of the express release thereof in accordance with the Orders), to be in full force and effect in any material respect, or any Credit Party shall so assert in writing, or any Liens or Superpriority Claims created by the Orders shall cease in any material respect to be enforceable and of the same effect and priority purported to be created thereby (with respect to any significant portion of the Collateral and other than by reason of the express release thereof in accordance with the Orders), or any Credit Party shall so assert in writing; or

       (viii)          any Credit Party shall seek or affirmatively support in writing or on the record any motion to (i) equitably subordinate or recharacterize in whole or in part the claim of Administrative Agent or any Lender in respect of the Obligations, or (ii) require Administrative Agent or any Lender to marshal any assets in payment of any or all of the Obligations; or

       (ix)             the termination of or the occurrence of a “Termination Event” under, and as defined in, either of the Lee Support Agreement or the Pulitzer Support Agreement; or

       11.06        ERISA.  (a)  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is requested or granted under Section 412 of the Code or Section 302 of ERISA; a Reportable Event shall have occurred; a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days; any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee (other than a member of the board of trustees of a Plan which is a multiemployer plan  (as defined in Section 4001(a)(3) of ERISA))  appointed to administer such Plan; any Plan which is subject to Title IV of ERISA is or shall have been terminated or the subject of termination proceedings under ERISA; any Plan shall have an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Conversion Date by $10,000,000; a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made; the Borrower or any ERISA Affiliate has incurred any liability to or on account of a Plan under Sections 409, 502(i), 502(l), 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Sections 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; the Borrower or any ERISA Affiliate of the Borrower has incurred liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; or a “default,” within the meaning of Section 4219(c)(5) of ERISA has been determined by a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to have occurred with respect to any Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

       11.07  Subsidiaries Guaranty.  The Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms of Orders), or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiaries Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or

       11.08  Judgments.  One or more judgments or decrees (excluding any judgment entered by a Bankruptcy Court “allowing” proofs of claim in the Cases) shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 20 consecutive days, and the aggregate amount of all such judgments equals or exceeds $5,000,000; or

       11.09  Change of Control.  A Change of Control shall occur;

then the Administrative Agent shall, upon the written request or with the written consent of Required Lenders, by written notice to the Borrower (with a copy to the Prepetition Agent, counsel for any statutory committee appointed in the Cases and to the United States Trustee) and subject to the terms of the Orders, take one or more of the following actions, at the same or different times: (i) declare all or any portion of each of (A) the unpaid principal amount of and accrued interest on the Loans, (B) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (C) all other Obligations, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of the Issuing Bank to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 3 or the obligations of the Lenders to purchase participations in any unpaid Swing Line Loans as provided in Section 2.01(f); (ii) set-off amounts in any accounts of the Credit Parties and apply such amounts to the Obligations of the Credit Parties hereunder and under the other Credit Documents; and (iii) exercise any and all remedies under this Agreement, the Orders, and applicable law available to the Administrative Agent and the Lenders.

       The Borrower shall at such time deposit any amounts described in clause (B) above in one or more cash collateral accounts opened by Administrative Agent.  The Borrower hereby grants to Administrative Agent, for the benefit of the Issuing Bank and each Lender with a participation in such Letters of Credit, a security interest in such cash collateral to secure all Obligations. Any amounts held in such cash collateral account shall be applied by Administrative Agent to the payment of drafts drawn under such Letters of Credit issued for the account of Borrower, and the unused portion thereof after all such Letters of Credit shall have expired, been fully drawn upon or back-stopped, if any, shall (i) to the extent an Event of Default then exists, be applied to repay the other Obligations or (ii) shall otherwise be immediately returned to the Borrower. After all such Letters of Credit shall have expired, been fully drawn upon or back-stopped and all non-contingent Obligations shall have been satisfied and paid in full in cash, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to Administrative Agent, for the account of the relevant Issuing Bank and the Lenders with participations in such Letters of Credit, such further documents and instruments as Administrative Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.

       SECTION 12.   The Administrative Agent.

       12.01  Appointment.  The Lenders hereby irrevocably designate and appoint DBTCA as Administrative Agent to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

       12.02  Nature of Duties.  (a)  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

       (b)   Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Joint Lead Arrangers and the Joint Book Running Managers are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arrangers and the Joint Book Running Managers shall each be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01.  Without limitation of the foregoing, neither the Joint Lead Arrangers nor the Joint Book Running Managers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or the holder of any Note.

       12.03  Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

       12.04  Certain Rights of the Administrative Agent.  If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.

Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

       12.05  Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent reasonably believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

       12.06  Indemnification.  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document with respect to such duties or its role as Administrative Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

       12.07  The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

       12.08  Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of mak-

ing such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

       12.09  Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 days’ prior written notice to the Lenders and the Borrower.  Any such resignation by an Administrative Agent hereunder shall also constitute its (and its applicable Affiliate’s) resignation as an Issuing Lender and/or the Swingline Lender, as the case may be, in which case the resigning Administrative Agent (and its applicable Affiliates) (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

       (b)    Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

       (c)    If a successor Administrative Agent shall not have been so appointed within such 30 day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

       (d)    If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 35th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

       (e)    Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

       12.10  Collateral Matters.  (a) Each Lender authorizes and directs the Administrative Agent to enter into such security documents for the benefit of the Lenders and the other Secured Creditors as the Administrative Agent deems necessary or appropriate to give effect and to maintain the security interest granted to the Secured Creditors in the Collateral under the Orders.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) in accordance with the provisions of this Agreement or the Credit Documents, and the exercise by the Required Lenders (or all the Lenders, as the case may be) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or any security documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Orders.

       (b)           The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Revolving Loan Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in this Agreement and the other Credit Documents.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

       (c)           The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 12.10 or in any of the Credit Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

       12.11  Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

       SECTION 13.   Miscellaneous.

       13.01  Payment of Expenses, etc.  The Borrower hereby agrees to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of each Agent (including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP, Alvarez & Marsal North America, LLC and Richards Layton & Finger, P.A.) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of each Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of each Agent and, after the occurrence and during the continuance of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for each Agent and, after the occurrence and during the continuance of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (ii) without duplication with Section 5.04(a), pay and hold each Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save each Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify each Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) of whatsoever kind or nature incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents or in any other way relating to or arising out of this Agreement or any other Credit Document, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

       13.02  Right of Setoff.  (a) Subject to (i) the Carve-Out, (iii) the Interim Order (or the Final Order, as applicable) and (iii) notwithstanding the provisions of Section 362 of the Bankruptcy Code, in addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

       (b)   NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY

OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE ORDERS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID.  THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

       13.03  Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

       13.04  Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of each Lender and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Revolving Loan Commitments hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Loan Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (including, without limitation, any rights of set-off) (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

       (b)    Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitments and related outstanding Obligations (or, if the Revolving Loan Commitments have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Revolving Loan Commitments and related outstanding Obligations (or, if the Revolving Loan Commitments have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists, the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15.  To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned

Revolving Loan Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b).  To the extent that an assignment of all or any portion of a Lender’s Revolving Loan Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

       (c)    Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

       13.05  No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, any Issuing Lender or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

       13.06  Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

       (b)    Except as otherwise provided in this Agreement, each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

       (c)    Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

       13.07  Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Section 10.07 shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Borrower referred to in Section 8.05(a) for the Borrower’s fiscal year ended September 25, 2011 and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

       (b)    All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

       13.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL , EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE BANKRUPTCY COURT OR, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY

OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE PERSONAL JURISDICTION OF THE AFORESAID COURTS.  THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER.  THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

       (b)           THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

       (c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

       (d)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT THE PROVISIONS OF THIS SECTION RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER THE BANKRUPTCY CODE OR NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHER APPLICABLE LAW.

       13.09  Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission) and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

       13.10  Effectiveness.  This Agreement shall become effective on the date (the “Closing Date”) on which (i) the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including by facsimile or other electronic transmission) to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it and (ii) each of the conditions precedent set forth in Section 6 shall have been satisfied.  The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Closing Date.

       13.11  Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

       13.12  Amendment or Waiver; etc.

  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond its Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under this Agreement or the Orders, (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Loan Commitments on the Closing Date), (iv) reduce the percentage specified in the definition of Required Lenders or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Revolving Loan Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute an increase of the Revolving Loan Commitment of any Lender, and that an increase in the available portion of any Revolving Loan Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, and (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent; provided further, that only the written concurrence of the Administrative Agent shall be required in connection with any amendment, modification, supplement or waiver of any provision of the Orders (or any combination thereof), unless provided otherwise in the Orders. To the extent applicable, any such amendment, supplement or modification of this Agreement shall amend, supplement or modify the Exit Facility Agreement as may be mutually agreed by the Administrative Agent and the Borrower without further action by any other party hereto.

       (b)           If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit of Outstandings, in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Revolving Loan Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Revolving Loan Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender, terminate its Revolving Loan Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

       13.13  Survival.  All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

       13.14  Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

       13.15  Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Revolving Loan Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Revolving Loan Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Loan Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Revolving Loan Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.  Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Revolving Loan Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Revolving Loan Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Credit Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

       13.16  Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any non-public confidential information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender or is or has become available to such Lender on a non-confidential basis, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Revolving Loan Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16.

       (b)    The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), in each case only if such Lender or affiliate shall have determined in its sole discretion that the Lender or affiliate with whom the information is to be shared should have access to such information; provided that such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

       13.17  The Patriot Act.  Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

       SECTION 14.   SUBSIDIARY GUARANTY.

       14.01  Guaranty.

       (a)  Each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally and irrevocably, guaranties to the Administrative Agent, for the ratable benefit of the Secured Creditors and their respective successors, indorsees, transferees and assigns permitted hereunder, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;

       (b)  Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Subsidiary Guarantor under this Section 14.01 and under the other Credit Documents shall in no event exceed the amount which can be guaranteed under applicable federal and state laws relating to the insolvency of debtors.

       (c)  Each Subsidiary Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Subsidiary Guarantor hereunder without impairing the guaranty contained in this Section 14 or affecting the rights and remedies of the Administrative Agent or any Secured Creditor hereunder.

       (d)  The guaranty contained in this Section 14 shall remain in full force and effect until all the Obligations and the obligations of each Subsidiary Guarantor under the guaranty contained in this Section 14 shall have been satisfied by payment in full in cash, no Letter of Credit (that is not cash collateralized pursuant to the terms hereof) shall be outstanding and the Revolving Loan Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.

       (e)   No payment (other than payment in full in cash) made by the Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Subsidiary Guarantor in respect of the Obligations or any payment received or collected from such Subsidiary Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Subsidiary Guarantor hereunder until the Obligations are paid in full in cash, no Letter of Credit (that is not cash collateralized pursuant to the terms hereof) shall be outstanding and the Revolving Loan Commitments are terminated.

       14.02  Right of Contribution.  Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment.  Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 14.03.  The provisions of this Section 14.02 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Secured Creditors, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Secured Creditors for the full amount guaranteed by such Subsidiary Guarantor hereunder.

       14.03  No Subrogation.  Notwithstanding any payment made by any Subsidiary Guarantor hereunder or any set-off or application of funds of any Subsidiary Guarantor by the Administrative Agent or any Secured Creditor, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Secured Creditor against the Borrower or any other Subsidiary Guarantor or any collateral security or guaranty or right of offset held by the Administrative Agent or any Secured Creditor for the payment of the Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Administrative Agent and the Secured Creditors by the Borrower on account of the Obligations are paid in full in cash, no Letter of Credit (that is not cash collateralized pursuant to the terms hereof) shall be outstanding and the Revolving Loan Commitments are terminated.  If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full in cash, such amount shall be held by such Subsidiary Guarantor in trust for the Administrative Agent and the Secured Creditors, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Administrative Agent in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

       14.04  Amendments, etc. with respect to the Obligations.  Each Subsidiary Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Subsidiary Guarantor and without notice to or further assent by any Subsidiary Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Secured Creditor may be rescinded by the Administrative Agent or such Secured Creditor and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Secured Creditor, and this Agreement and the other Credit Documents and any other documents executed and delivered in connection herewith or therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guaranty or right of offset at any time held by the Administrative Agent or any Secured Creditor for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

       14.05  Guaranty Absolute and Unconditional.  Each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Creditor upon the guaranty contained in this Section 14 or acceptance of the guaranty contained in this Section 14; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Section 14; and all dealings between the Borrower and any of the Subsidiary Guarantors, on the one hand, with respect to the Credit Documents and the Administrative Agent and the

Secured Creditors, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Section 14.  Each Subsidiary Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Subsidiary Guarantors with respect to the Obligations.  Each Subsidiary Guarantor understands and agrees that the guaranty contained in this Section 14 shall be construed as a continuing, absolute and unconditional guaranty of payment without regard to (a) the validity or enforceability of this Agreement or any other Credit Document, any of the Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Secured Creditor, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Secured Creditor, or (c) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of the Borrower or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Subsidiary Guarantor under the guaranty contained in this Section 14, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Subsidiary Guarantor, the Administrative Agent or any Secured Creditor may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Subsidiary Guarantor, or any other Person or against any collateral security or guaranty for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Secured Creditor to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Subsidiary Guarantor, or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of the Borrower, any other Subsidiary Guarantor, or any other Person or any such collateral security, guaranty or right of offset, shall not relieve any Subsidiary Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Secured Creditor against any Subsidiary Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

       14.06  Reinstatement.  The guaranty contained in this Section 14 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Secured Creditor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

       14.07  Payments.  Each Subsidiary Guarantor hereby guaranties that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Payment Office.

       SECTION 15.   REMEDIES; APPLICATION OF PROCEEDS.

       15.01  Remedies; Obtaining the Collateral Upon Default.  Upon the occurrence and during the continuance of an Event of Default (and after delivery of notice of such Event of Default, if required pursuant to the Orders), to the extent any such action is not inconsistent with the Interim Order (or the Final Order, as applicable) or Section 11, the Administrative Agent, in addition to any rights now or hereafter existing under applicable law, and without application to or order of the Bankruptcy Court, shall have all rights as a secured creditor under the UCC in all relevant jurisdictions and may:

       (a)    personally, or by agents or attorneys, immediately retake possession of the Collateral or any part thereof, from the Borrower, any Subsidiary Guarantor, or any other Person who then has possession of any part thereof with or without notice or process of law (but subject to any requirements of law), and for that purpose may enter upon the Borrower’s, or any Subsidiary Guarantor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Borrower, or such Subsidiary Guarantor;

       (b)    instruct the obligor or obligors on any agreements, instrument or other obligation constituting the Collateral to make any payment required by the terms of such instrument or agreement directly to any cash collateral account;

       (c)   sell, assign or otherwise liquidate, or direct any Credit Party to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof in accordance with Section 15.02, and take possession of the proceeds of any such sale, assignment or liquidation; and

       (d)   take possession of the Collateral or any part thereof, by directing the Borrower and any Subsidiary Guarantor in writing to deliver the same to the Administrative Agent at any place or places designated by the Administrative Agent, in which event the Borrower and such Subsidiary Guarantor shall at its own expense:

(i)          forthwith cause the same to be moved to the place or places so designated by the Administrative Agent and there delivered to the Administrative Agent,

(ii)         store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent as provided in Section 15.02, and

(iii)        while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition;

it being understood that the Borrower’s and each Subsidiary Guarantor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to the Bankruptcy Court, the Administrative Agent shall be entitled to a decree requiring specific performance by the Borrower or such Subsidiary Guarantor of such obligation.

      15.02  Remedies; Disposition of the Collateral.  Upon the occurrence and during the continuance of an Event of Default (and after delivery of notice of such Event of Default, if required pursuant to the Orders), and to the extent not inconsistent with the Interim Order (or the Final Order, as applicable) or Section 11, without application to or order of the Bankruptcy Court, any Collateral repossessed by the Administrative Agent under or pursuant to Section 15.01 or the Interim Order (or the Final Order, as applicable) or otherwise, and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on commercially reasonable terms, in compliance with any requirements of law.  Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Administrative Agent or after any overhaul or repair which the Administrative Agent shall determine to be commercially reasonable.  Any such disposition which shall be a private sale or other private proceeding permitted by applicable requirements of law shall be made upon not less than 10 days’ written notice to the Borrower specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the Borrower or any nominee of the Borrower to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified.  Any such disposition which shall be a public sale permitted by applicable requirements of law shall be made upon not less than 10 days’ written notice to the Borrower specifying the time and place of such sale and, in the absence of applicable Requirement of Law, shall be by public auction (which may, at the Administrative Agent’s option, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in USA Today and The Wall Street Journal, National Edition.  Subject to Section 15.04, to the extent permitted by any such Requirement of Law, the Administrative Agent on behalf of the Lenders or any Lender may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 15.02 without accountability to the Borrower, any Subsidiary Guarantor or the Prepetition Secured Parties (except to the extent of surplus money received).  If, under mandatory requirements of law, the Administrative Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Borrower as hereinabove specified, the Administrative Agent need give the Borrower only such notice of disposition as shall be reasonably practicable.

       15.03  Application of Proceeds.

       (a)          After the exercise of remedies (including rights of setoff) provided for in Section 11 (or after the Loans and the Obligations owing hereunder have automatically become immediately due and payable as set forth in Section 11), or this Section 15, to the extent any such action is not inconsistent with the Interim Order (or the Final Order, as applicable), any amounts received on account of the Obligations (whether as a result of a payment under a Subsidiary Guaranty, any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or otherwise and whether received in cash or otherwise) shall be applied in the following order:

      First, to payment of the Carve-Out;

       Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including legal fees and expenses payable under Section 13.01 and amounts payable under Sections 2.10, 2.11 and 5.04) payable to the Administrative Agent in its capacity as such;

       Third, to payment of that portion of the Obligations constituting Fees, indemnities and other fees and amounts (other than principal and interest) payable to the Lenders (including legal fees and expenses payable under Section 13.01 and amounts payable under Sections 2.10, 2.11 and 5.04), ratably among them in proportion to the amounts described in this clause Third payable to them;

       Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

       Fifth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and Unpaid Drawings under Letters of Credit, (ii) to the Administrative Agent for the account of the Issuing Lender, to cash collateralize the Stated Amount of all Letters of Credit (other than Unpaid Drawings) then outstanding and (iii) to the payment of that portion of the Obligations under the Secured Hedging Agreements (other than indemnities, fees (including, without limitation, attorney’s fees) and similar obligation and liabilities), ratably among the applicable Secured Creditors in proportion to the respective amounts described in this clause Fifth held by them;

       Sixth, to the payment of all other Obligations of the Credit Parties that are due and payable to the Administrative Agent and the other applicable Secured Creditors on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other applicable Secured Creditors on such date;

       Seventh, to payment of the Prepetition Obligations;

       Last, the balance, if any, after all of the Obligations and Prepetition Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law;

Amounts used to cash collateralize the Stated Amount of Letters of Credit pursuant to clause fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, such remaining amount shall be paid to the Borrower or as otherwise required by Law.

       (b)           If any Secured Creditor collects or receives any amounts received on account of the Obligations to which it is not entitled under Section 15.03(a) hereof, such Secured Creditor shall hold the same in trust for the applicable Secured Creditors entitled thereto and shall forthwith deliver the same to the Administrative Agent, for the account of such Secured

Creditors, to be applied in accordance with Section 15.03(a) hereof, in each case until the prior payment in full in cash of the applicable Obligations of such Secured Creditors.

       15.04  WAIVER OF CLAIMS.  EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE CREDIT PARTIES HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW AND THE ORDERS, AS APPLICABLE:

       (a)    EXCEPT AS OTHERWISE PROVIDED IN THE ORDERS, AS APPLICABLE, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR THE ADMINISTRATIVE AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE BORROWER, HOLDING OR ANY GUARANTOR WOULD OTHERWISE HAVE UNDER ANY REQUIREMENT OF LAW;

       (b)    ALL DAMAGES OCCASIONED BY SUCH TAKING OF POSSESSION EXCEPT ANY DAMAGES WHICH ARE THE DIRECT RESULT OF THE ADMINISTRATIVE AGENT’S OR ANY LENDER’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT;

       (c)    ALL OTHER REQUIREMENTS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE ADMINISTRATIVE AGENT’S RIGHTS HEREUNDER; AND

       (d)           ALL RIGHTS OF REDEMPTION, APPRAISEMENT, STAY, EXTENSION OR MORATORIUM NOW OR HEREAFTER IN FORCE UNDER ANY APPLICABLE LAW IN ORDER TO PREVENT OR DELAY THE ENFORCEMENT OF THIS AGREEMENT OR THE ABSOLUTE SALE OF THE COLLATERAL OR ANY PORTION THEREOF, AND EACH CREDIT PARTY, FOR ITSELF AND ALL WHO MAY CLAIM UNDER IT, INSOFAR AS IT OR THEY NOW OR HEREAFTER LAWFULLY MAY, HEREBY WAIVES THE BENEFIT OF ALL SUCH LAWS.

       15.05  Remedies Cumulative.  Each and every right, power and remedy hereby specifically given to the Administrative Agent and the Lenders shall be in addition to every other right, power and remedy specifically given under this Agreement, the Orders or the other Credit Documents or now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Administrative Agent or any Lender.  All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise of any other or others.  No delay or omission of the Administrative Agent or any Lender in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein.  In the event that the Administrative Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

       15.06  Discontinuance of Proceedings.  In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case, but subject to such determination, the Borrower, the Administrative Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the Liens granted under this Agreement and the Orders, as applicable, and all rights, remedies and powers of the Administrative Agent and the Lenders shall continue as if no such proceeding had been instituted.

*     *     *

       IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

LEE ENTERPRISES, INCORPORATED

By:	/s/Carl G. Schmidt
Name: Carl G. Schmidt
Title: Vice President, Chief Financial Officer
and Treasurer

ACCUDATA, INC.

By:	/s/Gregory P. Schermer
Name: Gregory P. Schermer
Title: President

INN PARTNERS, L.C.

By: ACCUDATA, INC. as its Managing Member

By:	/s/Gregory P. Schermer
Name: Gregory P. Schermer
Title: President

JOURNAL-STAR PRINTING CO.

By:	/s/Greg R. Veon
Name: Greg R. Veon
Title: President

Signature Page to the Credit and Guaranty Agreement

K. FALLS BASIN PUBLISHING, INC.

By:	/s/Jayne M. Hermiston
Name: Jayne M. Hermiston
Title: Vice President and Treasurer

LEE CONSOLIDATED HOLDINGS CO.

By:	/s/Jayne M. Hermiston
Name: Jayne M. Hermiston
Title: Vice President and Treasurer

LEE PUBLICATIONS, INC.

By:	/s/Carl G. Schmidt
Name: Carl G. Schmidt
Title: Vice President and Treasurer

LEE PROCUREMENT SOLUTIONS CO.

By:	/s/Carl G. Schmidt
Name: Carl G. Schmidt
Title: President

SIOUX CITY NEWSPAPERS, INC.

By:	/s/Greg R. Veon
Name: Greg R. Veon
Title: President

Signature Page to the Credit and Guaranty Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS,
Individually and as Administrative Agent

By:	/s/Suan L. LeFevie
Name: Susan LeFevie
Title: Managing Director

By:	/s/Benjamin South
Name: Benjamin South
Title: Vice President

DEUTSCHE BANK SECURITIES INC., as a Joint Lead Arranger and as a Joint Book Running Manager

By:	/s/Benjamin South
Name: Benjamin South
Title: Vice President

By:	/s/Vincent D'Amore
Name: Vincent D'Amore
Title: Director

Signature Page to the Credit and Guaranty Agreement

GOLDMAN SACHS LENDING PARTNERS LLC, as a Joint Lead Arranger and as a Joint Book Running Manager

By:	/s/Mark Walton
Name: MARK WALTON
Title: AUTHORIZED SIGNATORY

Signature Page to the Credit and Guaranty Agreement

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/Mark Walton
Name: MARK WALTON
Title: AUTHORIZED SIGNATORY

Signature Page to the Credit and Guaranty Agreement

The Bank of New York Mellon

By:	/s/Edward J. DeSalvio
Name: EDWARD J. DESALVIO
Title: MANAGING DIRECTOR

Signature Page to the Credit and Guaranty Agreement

THE BANK OF NOVA SCOTIA

Signature Page to the Credit and Guaranty Agreement

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/Douglas DiBella
Name: Douglas DiBella
Title: Authorized Signatory

By:	/s/Dan Sullivan
Name: Dan Sullivan
Title: Authorized Signatory

Signature Page to the Credit and Guaranty Agreement

Blackwell Partners, LLC By: Mudrick Capital Management, L.P. It's: Investment Manager

By:	/s/Jason Mudrick
Name: Jason Mudrick
Title: President

Signature Page to the Credit and Guaranty Agreement

Mudrick Distressed Opportunity Fund Global, LP By: Mudrick Capital Management, L.P. It's: Investment Manager

By:	/s/Jason Mudrick
Name: Jason Mudrick
Title: President

Signature Page to the Credit and Guaranty Agreement

SUNTRUST BANK

Signature Page to the Credit and Guaranty Agreement

SCHEDULE I

LENDER REVOLVING LOAN COMMITMENTS

On file with Administrative Agent.

SCHEDULE II
LENDER NOTICE ADDRESSES

Deutsche Bank Trust Company Americas
5022 Gate Parkway, Building 200
Jacksonville, FL 32256
Attn: Tihana Mesic

The Bank of New York Mellon
One Wall Street, 16th Floor
New York, NY 10286
Attn: Edward DeSalvio

Credit Suisse Loan Funding LLC
11 Madison Avenue, 5th Floor
New York, NY 10010
Attn: Mark Heron

The Bank of Nova Scotia
1 Liberty Plaza, 26th Floor
New York, NY 10006
Attn: Mark Vigil

SunTrust Bank
303 Peachtree St, 9th Floor
Atlanta, GA 30308
Attn: Amanda Parks

Goldman Sachs Lending Partners, LLC
200 West Street, 6th Floor
New York, NY 10282
Attn: Scott Bynum

Blackwell Partners, LLC
Mudrick Distressed Opportunity Fund Global, LP
477 Madison Avenue, 12th Floor
New York, NY 10022
Attn: Glenn Springer

SCHEDULE III
LITIGATION

In 2008, a group of newspaper carriers filed a lawsuit against Lee Publications, Inc. (“Lee Publications”), which is currently pending in the United States District Court for the Southern District of California (the “California Litigation”), in which the plaintiffs claimed to be employees of Lee Publications and not independent contractors.  The plaintiffs seek relief related to alleged violations of various employment-based statutes, and request punitive damages and attorneys’ fees.  In July 2010, the trial court granted the plaintiffs’ petition for class certification.  Lee Publications filed an interlocutory appeal, which was denied.  After concluding discovery, Lee Publications filed a motion to reverse the class certification ruling.  This motion is currently pending before the trial court.  Lee Publications denies the allegations of employee status, consistent with its past practices and industry practices, and intends to vigorously contest the action, which is not covered by insurance.

In 2009, the Graphic Communications Union filed a lawsuit against PD LLC in the United States District Court for the Eastern District of Missouri (the “Pressmen Litigation”).  In the Pressmen Litigation, the Graphic Communications Union sought to compel PD LLC to participate in arbitration under the union contract after PD LLC increased retiree premium cost for those under age 65 and eliminated coverage for those 65 and older.  The trial court dismissed the second amended complaint, and the Graphic Communications Union appealed. The Eighth Circuit Court of Appeals court ruled in favor of PD LLC in May 2011.  To date, the Graphic Communications Union has taken no further action in this matter.

In 2009 and 2011, the St. Louis Newspaper Guild filed three separate lawsuits against PD LLC in the Eastern District of Missouri.  In these cases, the St. Louis Newspaper Guild sought to compel PD LLC to participate in arbitration under two different union contracts regarding changes made by PD LLC to retiree medical benefits.  Two cases involving the same union contract were consolidated into one lawsuit, in which the trial court judge granted the St. Louis Newspaper Guild’s motion for summary judgment and ordered arbitration.  PD LLC successfully appealed that decision, and the appellate court remanded the matter back to the trial court.  Lee Enterprises then filed class action lawsuits under both union contracts at issue (collectively with the lawsuits initially filed by the St. Louis Newspaper Guild, the “Newspaper Guild Litigation”), seeking a declaratory judgment that the medical benefit rights were not vested under those contracts and that PD LLC had the right to change the retiree benefits without arbitration.  The Newspaper Guild Litigation is now currently pending in two consolidated cases before one judge in the Eastern District of Missouri.

On September 28, 2011, the Communication Workers Union filed a lawsuit against PD LLC in the Eastern District of Missouri (the “CWU Litigation” and, together with the Pressmen Litigation and the Newspaper Guild Litigation, the “Retiree Cases”), in which plaintiff seeks to compel PD LLC to participate in arbitration under the union contract after PD LLC increased retiree premium cost for those under age 65 and eliminated coverage for those 65 and older.  The matter is currently before the Eastern District of Missouri.

The description of litigation set forth in this section is not, and is not intended to be, a comprehensive list of all claims and actions involving the Prospective Debtors and specifically excludes, among others, administrative actions and workers compensation actions.

SCHEDULE III

Inclusion of the California Litigation and Retiree Cases in this section is for disclosure purposes only and is not an admission, and is not intended to be an admission, of liability with respect to any claim alleged in those actions.

The Prospective Debtors anticipate that, to the extent any litigation is not resolved prior to the Effective Date of the Plan and/or removed by the Debtors to federal court consistent with their powers under applicable law, such litigation will continue after the Effective Date in the forum(s) in which it was initiated.  Any adverse judgment in any of these actions would constitute a Claim that would be treated in accordance with the provisions of the Plan, so long as such Claim was otherwise allowable because it complied with the applicable requirements of the Chapter 11 Cases and the Bankruptcy Code.

SCHEDULE IV

PLANS

1.	Lee Enterprises, Inc Employees' Retirement Account Plan
2.	Lee Enterprises, Inc Consolidated Retirement Plan
3.	The Joseph Pulitzer Pension Plan
4.	Pension Plan for Employees of Sioux City Newspaper Inc.

SCHEDULE V
SUBSIDIARIES

Organization Name	Percentage Ownership & Ownership Position	Type of Equity Interest	State of Incorporation/ Organization
Journal-Star Printing Co.	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Common Stock	Nebraska
Accudata, Inc.	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Common Stock	Iowa
INN Partners, L.C.	82.5% subsidiary of Accudata, Inc.1	Percentage Membership Interest	Iowa
K. Falls Basin Publishing, Inc. (Inactive)	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Common Stock	Oregon
Lee Consolidated Holdings Co.	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Common Stock	South Dakota
Lee Publications, Inc.	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Class A Common Stock Class B Common Stock	Delaware
Lee Procurement Solutions Co.	100% wholly-owned subsidiary of Lee Publications, Inc.	Common Stock	Iowa
Sioux City Newspapers, Inc.	100% wholly-owned subsidiary of Lee Publications, Inc.	Class A Common Stock Class B Common Stock	Iowa
Pulitzer Inc.	100% wholly-owned subsidiary of Lee Publications, Inc.	Common Stock and Class B Common Preferred Stock	Delaware
Pulitzer Technologies, Inc.	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Delaware

1 Remaining equity held by non-affiliate individuals.

SCHEDULE V

St. Louis Post- Dispatch LLC	98.95% subsidiary of Pulitzer Inc.; 1.05% subsidiary of Pulitzer Technologies, Inc.	Percentage Membership Interest	Delaware
Fairgrove LLC	100% wholly-owned subsidiary of St. Louis Post-Dispatch LLC	Percentage Membership Interest	Delaware
STL Distribution Services LLC	98.95% subsidiary of Pulitzer Inc.; 1.05% subsidiary of Pulitzer Technologies, Inc.	Percentage Membership Interest	Delaware
Star Publishing Company	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Arizona
Suburban Journals of Greater St. Louis LLC	100% wholly-owned subsidiary of Pulitzer Inc.	Percentage Membership Interest	Delaware
Pulitzer Network Systems LLC	100% wholly-owned subsidiary of Pulitzer Inc.	Percentage Membership Interest	Delaware
Pulitzer Newspapers, Inc.	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Delaware
Flagstaff Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington
Hanford Sentinel Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington
HomeChoice, LLC	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Percentage Membership Interest	Utah
Kauai Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware
Napa Valley Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington
NVPC LLC	100% wholly-owned subsidiary of Napa Valley Publishing Co.	Percentage Membership Interest	Delaware
NIPC, Inc. f/k/a Northern Illinois Publishing Co., Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware
Northern Lakes Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

SCHEDULE V

NLPC LLC	100% wholly-owned subsidiary of Northern Lakes Publishing Co.	Percentage Membership Interest	Delaware
Pantagraph Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware
HSTAR LLC	100% wholly-owned subsidiary of Pantagraph Publishing Co.	Percentage Membership Interest	Delaware
Pulitzer Missouri Newspapers, Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware
Pulitzer Utah Newspapers, Inc. (Inactive)	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware
Santa Maria Times, Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Nevada
SHTP LLC	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Percentage Membership Interest	Delaware
Southwestern Oregon Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Oregon
SOPC LLC	100% wholly-owned subsidiary of Southwestern Oregon Publishing Co.	Percentage Membership Interest	Delaware
Ynez Corporation	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	California

SCHEDULE VI
EXISTING INDEBTEDNESS

Letters of Credit:
Beneficiary	Amount	Issuing Bank	Number	Expiration Date	Evergreen Clause
Nova Information Systems	$62,836	DB	S-17454	3/30/2012	Yes
The Travelers Indemnity Co.	$1,170,000	DB	S-18252	7/8/2012	Yes
Sentry Insurance Co.	$1,415,000	DB	S-17568	6/1/2012	Yes
Sentry Insurance Co.	$2,600,000	DB	S-17148	6/1/2012	Yes
Safety National Casualty Corp.	$550,000	DB	S-18133	1/19/2012	Yes
US Bank	$2,500,000	DB	S-18174	2/11/2012	Yes
Elevon, Inc.	$4,600,000	DB	S-18132	4/12/2012	Yes
Total Letters of Credit	$12,897,836

Bonds:
Safety National Casualty Corp.	$200,000		SIB-761-MO
Safety National Casualty Corp.	$525,000		SIB-2796-MO
Travelers Casualty & Surety Co.	$10,000		104432521
CNA Western Surety Co.	$51,000		Various
Old Republic	$70,000		Various
Travelers Casualty & Surety Co.	$5,000		104886604
Total Bonds	$861,000

St. Louis Post-Dispatch has a capitalized lease as of 9/25/2011 in the amount of $569,839.

Lee Enterprises, Incorporated ("Lee") is a borrower and certain of its subsidiaries are guarantors under its Amended and Restated Credit Agreement, dated as of December 21, 2005, as amended (“Credit Agreement”), among Lee and certain of its subsidiaries, the Lenders from time to time party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent, under which, as of December 12, 2011, the principal amount of revolving and term loans that remains due is $855.76 million, and the amount of issued and undrawn letters of credit is $12.8 million.

St. Louis Post-Dispatch LLC (“PD LLC”), an indirect subsidiary of Lee, is a borrower under the Note Agreement dated as of May 1, 2000, as amended (the “Note Agreement”) with a group of institutional Noteholders.  Pulitzer Inc. (“Pulitzer”) and its subsidiaries (other than Star Publishing Company) are the guarantors under the related Guaranty Agreement dated as of May 1, 2000, as amended, in favor of the Noteholders from time to time (collectively, the “Note Agreement and Guaranty”), under which, as of December 12, 2011, the principal amount of debt that remains due under PD LLC’s 10.05% Senior Notes due April 2012 is $127.855 million.

SCHEDULE VII
INSURANCE

Coverage	Carrier	Policy Number	Liability Limits	Deductible/Retention
Worker's Compensation	Sentry 6-1-11 to 6-1-12	a) 90-15331-01 Large Deductible Plan (for all states other than those listed for the Retro Plan) b) 90-15331-02 Retro Plan (for HI, NY, MA, & WI)	-Statutory Coverage -$1,000,000 BI/disease per occurrence -$1,000,000 BI/disease per employee	$250,000/per occurrence
Business Auto	Sentry 6-1-11 to 6-1-12	90-15331-04	$2,000,000 Bodily Injury & Property Damage Per Occurrence	$100,000
			$10,000 per person medical limits
			UI/UIM - only in states where required by law
			Personal Injury Protection – Statutory
Commercial General Liability - Primary Layer	Sentry 6-1-11 to 6-1-12	90-15331-03	$1,000,000 Bodily Injury & Property Damage Per Occurrence	$100,000
			$10,000,000 Bodily Injury & Property Damage Aggregate
			$2,000,000 Product Liability per occurrence
			$1,000,000 Personal & Advertising Liability per occurrence
			$500,000 Damage to Premises Rented
			$10,000 Medical Expense per occurrence

SCHEDULE VII

Commercial General Liability - Umbrella Layer	Fireman's Fund (National Surety corp.) 6-1-11 to 6-1 -12	SUO 00048434187	$25,000,000 per occurrence	None
Commercial General Liability - Excess Umbrella Layer	Federal Insurance Co. (Chubb) 6-1-11 to 6-1- 12	7982-02-64	$50,000,000 excess over $25,000,000	Underlying policies
International Liability	ACE 6-1-09 to 6-1- 12	PHFD67078141	$1,000,000 Bodily Injury & Property Damage Per Occurrence	None
			$2,000,000 Bodily Injury & Property Damage Aggregate
			$1,000,000 Personal & Advertising Liability per occurrence
			$1,000,000 Employment Benefit Liability per occurrence and aggregate
			$10,000 Medical Expense per occurrence
Property Insurance	Travelers 6-1-11 to 6-1-12	KTJ-CMB-297T068-8-11	$250,000,000	$50,000
Earthquake	Mt. Hawley 6-1-11 to 6-1-12	MQE0102805	$5,000,000/per occurrence (in excess of $5,000,000 in property policy)	5% of values with a minimum deductible of 250,000
Directors & Officers Liability - Primary Layer	C.N.A. 6-1-11 to 6-1-12	425143823	$10,000,000 per claim and aggregate per policy period	--$1,000,000 non-indemnifiable --$1,000,000 indemnifiable claims & SEC claims --$1,000,000 indemnifiable other than SEC claims

SCHEDULE VII

Directors & Officers Liability - First Umbrella	Federal Insurance (Chubb) 6-1-11 to 6-1-12	8210-1865	10,000,000 excess over 10,000,000	Underlying Coverage
Directors & Officers Liability - Second Umbrella	AXIS Insurance 6-1-11 to 6-1-12	MCN752622/01/2011	10,000,000 excess over 20,000,000	Underlying Coverage
Directors & Officers Liability - Third Umbrella-- Side A Only	XL Insurance 6-1-11 to 6-1-12	ELU116952-10	15,000,000 D&O's only (Side A only)	Underlying Coverage
Fiduciary	Federal Insurance Company (Chubb) 6-1-11 to 6-1-12	8120-0264	$15,000,000 per claim/per policy period	$50,000 indemnifiable claim
Blanket Crime	Federal Insurance Company (Chubb) 6-1-11 to 6-1-12	8120-0264	$10,000,000 aggregate	$100,000 Employee Theft
			$10,000,000 Money Orders and Counterfeit Fraud	$100,000 Credit Card Forgery
			$10,000,000 Credit Card Fraud	$100,000 Other Coverages
$250,000 Investigative Expense

SCHEDULE VII

Kidnap and Ransom	Federal Insurance Company (Chubb) 6-1-09 to 6-1-12	6800-9383	$10,000,000	None
Employed Lawyer	Federal Insurance Company (Chubb) 2-1-11 to 6-1-12	82216655	$3,000,000	None under insuring agmt A and $25,000 under insuring agmt B
Media Liability	Mutual Insurance Co. 6-1-11 to 6-1-12	Certificates of Indemnity 0605-06067-10	$15,000,000/per event	A) Lee: $250,000 per event for daily newspapers; $150,000 per event for weekly newspapers B) Madison: $50,000 per event C) Unlimited Aggregate
	Mutual Insurance Co. 6-1-11 to 6-1-12	Certificates of Indemnity 0605-06067-10 (Lloyd's of London Excess Certificate No. N10QA091519)	$10,000,000 in excess of 15,000,000; $50,000,000 aggregate	Underlying coverage; includes Madison
Cyber Liablity	Mutual Insurance Co. 6-1-11 to 6-1-12	Certificates of Indemnity 0605-06067-10	$10,000,000/per event; $10,000,000 Aggregate	$250,000 per event
Travel & Accident	Life Ins. Co. of North America 3-1-10 to 3-1-13	ABL-627150	$2,000,000 aggregate	None

SCHEDULE VII

			Class 1: $150,000 BOD/Exec.
			Class 2: $100,000 Publishers, CRP Directors, & CRP Employees
			Class 3: $100,000 Pilots
			Class 4: $ 75,000 All other employees
Flood - Quad City Times, Davenport, IA	Hartford Fire Insurance Company 9-15-11 to 9-15-12	99011640472011	$500,000 Building $500,000 Contents	$500 Building $500 Contents
Flood - The Missoulian, Missoula, MT	Selective Insurance Company of America 12-23-10 to 12-23-11	FLD1297459	$500,000 Building $500,000 Contents	$500 Building $500 Contents
Flood - Townnews, Moline, IL	Fidelity National Property & Casualty 1-8-11 to 1-8-12	12440010892701	$250,000 Contents	$50,000 Contents
Flood - The World, Coos Bay, OR	American Bankers Ins. Co. of Florida 11-30-10 to 11-30-11 (Coos Bay, OR)	2012080200	$500,000 Building $500,000 Contents	$5,000 Building $5,000 Contents
Pollution Liability	Allied World Assurance 12-20-10 to 12-20-13	0306-1950	$ 5,000,000 Each Incident $10,000,000 Aggregate	$100,000 each incident

SCHEDULE VIII
EXISTING LIENS

Debtor	Secured Party	Jurisdiction	File Date and File Number	Collateral (Summary)	Termination Date
Lee Enterprises, Incorporated	Canon Financial Services	Delaware	03/02/2007 2007 70796945
All equipment now or hereafter leased, sold, or financed by Canon Financial Services, Inc. and all general intangibles and account receivable with respect to said equipment, and all replacements of, additions to, substitutions for and proceeds of the foregoing.  Lease # 004-0067666-007

03/02/2012
Lee Enterprises, Incorporated	Canon Financial Services	Delaware	05/04/2007 2007 71700425
All equipment now or hereafter leased, sold, or financed by Canon Financial Services, Inc. and all general intangibles and account receivable with respect to said equipment, and all replacements of, additions to, substitutions for and proceeds of the foregoing.  Lease # 001-0227952-008; 001-0227952-009

05/04/2012
Lee Enterprises, Incorporated	Eastman Kodak Company	Delaware	09/17/2007 2007 73506580	The above equipment is at Debtors location for and is owned by Secured Party KY0561522 WISC 54" Preheat Mini-hood KY 0408369 Quartz CTP1250 Processor (R) KY0569939 WIS 54 94/126 PH/HD Oven-S (R)	09/17/2012
Lee Enterprises, Incorporated	GFC Leasing	Delaware	02/13/2009 2009 90490117 Amend. 01/29/2010 2010 00334874 Amend. 01/18/2011 2011 10185937
MZR02237/S7800 Canon LaserCLASS 830I Fax w/Accessories

CXT00651/S8465 Canon ImageRunner 5055 Copier w/Accessories

MZR06036/T9753 Canon LaserCLASS 830I Fax w/Accessories

GBK01560/V6696 Canon IR ADV 8095 Copier w/Accessories
02/13/2014
Lee Enterprises, Incorporated	GreatAmerica Leasing Corporation	Delaware	01/25/2010 2010 00259360	Various Canon Copiers, Printers and Fax Machines and all products, proceeds and attachments. Transaction intended to be a Lease.	01/25/2015
Lee Enterprises, Incorporated	GFC Leasing	Delaware	02/18/2010 2010 00540736	DZA06830/T9430 Canon ImageRunner 5050N Copier w/Accessories GQM01178/T9432 Canon ImageRunner C5051 Base Copier w/Accessories	02/18/2015

SCHEDULE VIII

Lee Enterprises, Incorporated	U.S. Bancorp Equipment Finance, Inc.	Delaware	06/23/2011 2011 2422924
For Informational Purposes Only:  1 950 A0Y501100330; 1 950 A0For Informational Purposes Only:  1 950 A0Y501100330; 1 950
A05011000509; 1 LU 408 LG Capacity Tray A097WY1050016; 1 LU Capacity Tray A0Y7WY1050428; 1 FS 611 Saddle Finisher A10VWY1003139; 1 C7000 A1DU011000436; 1 PF 602 Paper Feed
Unit A0U4WY1005279; 1 PF 602 Paper Feed Unit A0U4WY1005546;
1 FS 612 Booklet Finisher A1TVWY1000058; 1 IC 413 Fiery Internal Controller A3JRWY100358; 1 IC 413 Fiery Internal Controller A3JRWY10000851; 1 ESP PT-80-120TM-L830 Power Filter; 1 ESP
PT-80-120TM Power Filter; 1 FS 612 Booklet Finisher
A1TVWY1001377; 1 RU 509 Relay Buffer Pass Unit
A2A2W11000421; 1 RU 509 Relay Buffer Pass Unit
A2A2W11000501; 1 HD 514 HDD Kit; 1 HD 514 HDD Kit

06/23/2016
Lee Enterprises, Incorporated	Ikon Financial SVCS	Iowa	02/23/2011 X11005122-6
All equipment now or hereafter leased in an equipment leasing transaction with that certain Master Agreement No.---, CUSTOMER: 1084130 RIPROC720S ZZTL INLINUV CONX-1810, Product
Schedule No./Agreement No. 2682109 ("Lease"), as amended from time to time, between IOS Capital LLC as Lessor and the above referenced Lessee/Debtor, including, without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from.

02/23/2016
Lee Publications, Inc.	Key Equipment Finance, A Division of Key Corporation Capital Inc.	Delaware	09/29/2003 32625179 Cont. 06/20/2008 82124467
All Debtor's right, title and interest, now owned or hereafter acquired in and to the following described equipment, together with any and all (1) substitutions, replacements or exchanges therefor (2) replacement parts, additions, attachments and accessories incorporated therein or affixed thereto, or use din connection therewith, and (3) proceeds thereof (cash and non-cash), including insurance proceeds and claims of Debtor against third parties for loss, damage or destruction thereof: 1 RICOH AFICIO 6513 Copier, 1 RICOH AFICIO 1027, 1 RICOH AFICIO
2035SP and related equipment.  Debtor has no right to dispose of said equipment.

09/29/2013
Lee Publications, Inc.	Marlin Leasing Corp. (removed 01/13/2010)	Delaware	05/27/2008 81802907 Amend. 01/13/2010
(1) Kirk-Rudy Net Jet System, S/N 0803-07192, and all replacements, substitutions, accessions, add-ons, and all proceeds and accounts of the debtor arising out of or related to the foregoing.  Lease is a True Lease.
05/27/2013

SCHEDULE VIII

	Marlin Business Bank (added 01/13/2010)		00122246
Lee Publications, Inc.	Advantage Financial Services	Delaware	02/17/2011 10592306	VOIP Phone system and all products, proceeds and attachments	02/17/2016

SCHEDULE IX
EXISTING INVESTMENTS

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned
Lee Enterprises, Incorporated
	Journal-Star Printing Co.	Corporation	1,000 (100%)
	Accudata, Inc.	Corporation	1,000 (100%)
	K. Falls Basin Publishing, Inc.	Corporation	666 2/3 (100%)
	Lee Consolidated Holdings Co.	Corporation	250 (100%)
	Lee Publications, Inc.	Corporation	Class A Common 157,149 (100%) Class B Common 17,415 (100%)
	Madison Newspapers, Inc. d/b/a Capital Newspapers	Corporation	50%
	The Capital Times Company	Corporation	17% (Non-Voting) 415 Shares (Voting) (<50%)
	ThePort Network, Inc.	Corporation	1,666,667 Series A Preferred (<50%)
	ThePort Network, Inc.	Corporation	3,030,303 Series B Preferred (<50%)
	TPC at Deere Run	Corporation	De Minimis
Lee Publications, Inc.
	Lee Procurement Solutions Co.	Corporation	50,000 (100%)
	Sioux City Newspapers, Inc.	Corporation	Class A Common 7,272 Class B Common 7,575 (100%)
	Pulitzer Inc.	Corporation	1,000 (100%)
Accudata, Inc.

SCHEDULE IX

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned
	INN Partners, L.C.	Limited Liability Company	82.46%
	Community Distribution Partners, LLC	Limited Liability Company	50%
Townnews.com (to be reissued to INN Partners, L.C.)
	RealMatch, LTD.	Israeli Private Company	184,236
	RealMatch, LTD.	Israeli Private Company	27,779
Pulitzer Inc.
	Pulitzer Technologies, Inc.	Corporation	500 (100%)
	St. Louis Post-Dispatch LLC	Limited Liability Company	98.95%
	STL Distribution Services LLC	Limited Liability Company	98.95%
	Pulitzer Newspapers, Inc.	Corporation	9.3 (100%)
	Suburban Journals of Greater St. Louis LLC	Limited Liability Company	100%
	Pulitzer Network Systems LLC	Limited Liability Company	100%
	Star Publishing Company	Corporation	100%
	Sandler Capital Partners IV, L.P.	Limited Partnership	<50%
	Sandler Capital Partners, IV FTE, L.P.	Limited Partnership	<50%
	Sandler Capital Partners V, L.P.	Limited Partnership	<50%
	Sandler Capital Partners V FTE, L.P.	Limited Partnership	<50%
	Sandler Capital Partners V Germany, L.P.	Limited Partnership	<50%
	21st Century Communica-tions Partners, L.P.	Limited Partnership	<50%
	21st Century Communica-tions T-E Partners, L.P.	Limited Partnership	<50%

SCHEDULE IX

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned
	21st Century Communica-tions Foreign Partners, L.P.	Limited Partnership	<50%
	St. Louis Equity Funds, Inc.	Limited Partnership	<50%
	Media Brands, L.L.C.	Limited Liability Company	439,000 (<50%)
Pulitzer Newspapers, Inc.
	SHTP LLC	Limited Liability Company	100%
	HomeChoice, LLC	Limited Liability Company	100%
	Flagstaff Publishing Co.	Corporation	1,875 (100%)
	Hanford Sentinel Inc.	Corporation	4,200 (100%)
	Kauai Publishing Co.	Corporation	4,300 (100%)
	NIPC, Inc. (f/k/a Northern Illinois Publishing Co.)	Corporation	797 (100%)
	Santa Maria Times, Inc.	Corporation	4,950 (100%)
	Ynez Corporation	Corporation	90 (100%)
	Pulitzer Utah Newspapers, Inc.	Corporation	100 (100%)
	Napa Valley Publishing Co.	Corporation	8,000 (100%)
	Northern Lakes Publishing Co.	Corporation	2,300 (100%)
	Pantagraph Publishing Co.	Corporation	100 (100%)
	Southwestern Oregon Publishing Co.	Corporation	11,960 (100%)
	Pulitzer Missouri Newspapers, Inc.	Corporation	48,504 (100%)
St. Louis Post-Dispatch LLC
	Fairgrove LLC	Limited Liability Company	100%
Pulitzer Technologies, Inc.
	STL Distribution Services LLC	Limited Liability Company	1.05%
	St. Louis Post-Dispatch LLC	Limited Liability Company	1.05%

SCHEDULE IX

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned
Napa Valley Publishing Co.
	NVPC LLC	Limited Liability Company	100%
Northern Lakes Publishing Co.
	NLPC LLC	Limited Liability Company	100%
Pantagraph Publishing Co.
	HSTAR LLC	Limited Liability Company	100%
Southwestern Oregon Publishing Co.
	SOPC LLC	Limited Liability Company	100%
Star Publishing Company
	TNI Partners, Inc.	Corporation	50%

SCHEDULE X
INTERCOMPANY ACTIVITIES

Transactions between the Lee Entities (collectively “Lee”), on the one hand, and the Pulitzer Entities (collectively “Pulitzer”), on the other hand, to include: (i) pass through of all, or a portion of, revenue received by Lee for services rendered by Pulitzer for arm’s length transactions with third parties; (ii) pass through of costs incurred by Lee for arm’s length transactions with third parties to the extent such transactions are for the benefit of Pulitzer or such costs are properly allocable to Pulitzer; (iii) reimbursements to Lee for payments made by Lee for payroll and other third party costs incurred directly by (or for the account of) Pulitzer; (iv) reimbursements to Lee for compensation of certain employees of Lee paid by Lee whose primary responsibility is to manage operations of Pulitzer; (v) non-cash interest income on certain balances due from Pulitzer; (vi) non-cash interest expense on certain balances due to Pulitzer; (vii) allocation of certain costs of Pulitzer to Lee to the extent such costs are incurred for the benefit of Lee; (viii) reimbursements to Lee of allocation of certain costs (including, without limitation, corporate overhead) of Lee to Pulitzer to the extent such costs are incurred for the benefit of, or are otherwise allocable to, Pulitzer; (ix) allocation of income taxes or income tax benefits from Lee to Pulitzer to the extent such income taxes or income tax benefits are related to Pulitzer; (x) to the extent allowed, dividends from Pulitzer to Lee; and (xi) transactions specifically permitted pursuant to Section 5.8 of the Pulitzer Guaranty (as in effect on the date hereof).

Lee shall bill or otherwise record an intercompany charge to Pulitzer, and Pulitzer shall reimburse or pay to Lee, in advance of the actual costs or other amounts (including taxes) being incurred by Lee that are payable by, or allocable to, Pulitzer.  Such advance payment by Pulitzer to Lee shall be an estimated amount determined in good faith by Lee. To the extent that the actual costs or other amounts were in excess of the amount of the advanced payment by Pulitzer, (a) Pulitzer shall promptly pay to Lee such deficiency, (b) Lee shall receive a credit against any future payments required to be made by Lee to Pulitzer until such credit is exhausted, or (c) such deficiency shall be netted against any outstanding intercompany balance owed by Lee to Pulitzer that was created after the Effective Date. To the extent that the amounts advanced by Pulitzer were in excess of the actual costs or other amounts billed by Lee to Pulitzer, (a) Lee shall promptly pay to Pulitzer such excess, (b) Pulitzer shall receive a credit against any future payments required to be made by Pulitzer to Lee until such credit is exhausted or (c) such excess shall be netted against any intercompany balance owed by Pulitzer to Lee that was created after the Effective Date.

All such payments, advances, credits, netting and intercompany balances between Lee and Pulitzer described on this Schedule X shall be made by or with Lee Enterprises, Incorporated, Lee Publications, Inc. or Lee Procurement Solutions Co., and no such payment, advance, credit, netting or intercompany balance between Lee and Pulitzer shall be made by or exist with the Lee Entities, other than Lee Enterprises, Incorporated, Lee Publications, Inc. or Lee Procurement Solutions Co.

SCHEDULE XI
ASSET SALES

Sale of Real Estate in Oceanside, CA:  $3.75 MM Purchase Price

SCHEDULE XII
SET-OFF AND NETTING ARRANGEMENTS

See SCHEDULE X

Exhibit A-1

FORM OF NOTICE OF BORROWING

[Date]

Deutsche Bank Trust Company Americas, as
Administrative Agent (the “Administrative
Agent”) for the Lenders party to the Credit
Agreement referred to below
90 Hudson Street
5th Floor
Jersey City, New Jersey 07302
Attention: John Quinn

Ladies and Gentlemen:

       The undersigned, Lee Enterprises, Incorporated, a Delaware corporation (the “Borrower”), refers to the Credit and Guaranty Agreement, dated as of [___], 2011 (as it may be amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”; the capitalized terms defined therein being used herein as therein defined), among the Borrower, which is a debtor and debtor-in-possession in a case pending in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code, the Subsidiary Guarantors, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section [2.03(a)] [2.03(b)(i)] of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.03(a)] [2.03(b)(i)] of the Credit Agreement:

       (i)           The Business Day of the Proposed Borrowing is _________ __, ____.1

       (ii)           The aggregate principal amount of the Proposed Borrowing is $__________.

       (iii)           The Loans to be made pursuant to the Proposed Borrowing shall consist of  [Revolving Loans] [Swingline Loans].

1
Shall be a Business Day at least one Business Day in the case of Base Rate Loans (or same day notice in the case of Swingline Loans) and at least three Business Days in the case of Eurodollar Loans, in each case, after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) (or 1:00 P.M. (New York time) in the case of Swingline Loans) on such day.

Exhibit A-1

       (iv)           The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [Eurodollar Loans].

       (v)           The initial Interest Period for the Proposed Borrowing is [one month] [two months] [three months] [six months].2

       The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

       (A)           the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

       (B)           no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing.

       Attached hereto as Annex A is a certificate of an Authorized Officer of the Borrower as required under Section 7.04 of the Credit Agreement.

Very truly yours,

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

2	To be included for a Proposed Borrowing of Eurodollar Loans.

Exhibit A-1
Annex A

Annex A
Certificate of Authorized Officer

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Deutsche Bank Trust Company Americas,
as Administrative Agent for the Lenders party
to the Credit Agreement
referred to below
90 Hudson Street
5th Floor
Jersey City, New Jersey 07302

Attention: John Quinn

Ladies and Gentlemen:

       The undersigned, Lee Enterprises, Incorporated (the “Borrower”), refers to the Credit and Guaranty Agreement, dated as of [___], 2011 (as it may be amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”; the capitalized terms defined therein being used herein as therein defined), among the Borrower, which is a debtor and debtor-in-possession in a case pending in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code, the Subsidiary Guarantors, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section [2.06] [2.09] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of Revolving Loans referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section [2.06] [2.09] of the Credit Agreement:

          (i)           The Proposed [Conversion] [Continuation] relates to the Borrowing of Revolving Loans originally made on _________ __, 20__ (the “Outstanding Borrowing”) in the principal amount of $__________ and currently maintained as a Borrowing of [Base Rate Loans] [Eurodollar Loans with an Interest Period ending on _________ __, ____].

          (ii)           The Business Day of the Proposed [Conversion] [Continuation] is _________ __, ____.3

3
Shall be a Business Day at least three Business Days (or one Business Day in the case of a conversion into Base Rate Loans) after the date hereof; provided that such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) on such day.

Exhibit B-3

          (iii)           The Outstanding Borrowing shall be [continued as a Borrowing of Eurodollar Loans with an Interest Period of [one month] [two months] [three months] [six months]] converted into a Borrowing of [Base Rate Loans] [Eurodollar Loans with an Interest Period of [one month] [two months] [three months] [six months]].4

       [The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation]].5

Very truly yours,

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

4
In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.

5
In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from a Base Rate Loan to a Eurodollar Loan or in the case of a continuation of a Eurodollar Loan.

Exhibit B-1

FORM OF REVOLVING NOTE

$__________	New York, New York
_________ __, ____

       FOR VALUE RECEIVED, LEE ENTERPRISES, INCORPORATED, a Delaware corporation (the “Borrower”), which is a debtor and debtor-in-possession in a case pending in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code, hereby promises to pay to ______ or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302 on the Maturity Date (as defined in the Agreement) the principal sum of __________ DOLLARS ($__________) or, if less, the unpaid principal amount of all Revolving Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

       The Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

       This Note is one of the Revolving Notes referred to in the Credit and Guaranty Agreement, dated as of [___], 2011, among the Borrower, which is a debtor and debtor-in-possession in a case pending in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code, the Subsidiary Guarantors, the lenders from time to time party thereto (including the Lender), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent (as it may be amended, restated, modified and/or supplemented from time to time, the “Agreement”; the capitalized terms defined therein being used herein as therein defined), and is entitled to the benefits thereof and of the other Credit Documents.  This Note is secured by the Orders and is entitled to the benefits of the Subsidiaries Guaranty.  As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, and Revolving Loans may be converted from one Type into another Type to the extent provided in the Agreement.

       In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

       The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B-1

       THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

Exhibit B-2

FORM OF SWINGLINE NOTE

$__________	New York, New York
_________ __, ____

       FOR VALUE RECEIVED, LEE ENTERPRISES, INCORPORATED, a Delaware Corporation (the “Borrower”), which is a debtor and debtor-in-possession in a case pending in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code, hereby promises to pay to ______ or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302 on the Swingline Expiry Date (as defined in the Agreement) the principal sum of __________ DOLLARS ($__________) or, if less, the unpaid principal amount of all Swingline Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

       The Borrower also promises to pay interest on the unpaid principal amount of each Swingline Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

       This Note is the Swingline Note referred to in the Credit and Guaranty Agreement, dated as of [_____], 2011, among the Borrower, which is a debtor and debtor-in-possession in a case pending in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code, the Subsidiary Guarantors, the lenders from time to time party thereto (including the Lender), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent (as it may be amended, restated, modified and/or supplemented from time to time, the “Agreement”; the capitalized terms defined therein being used herein as therein defined), and is entitled to the benefits thereof and of the other Credit Documents.  This Note is secured by the Orders and is entitled to the benefits of the Subsidiaries Guaranty.  As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

       In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

       The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B-2

       THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

Exhibit C

FORM OF LETTER OF CREDIT REQUEST

 Dated       6

Deutsche Bank Trust Company Americas, as Administrative Agent, under the Credit and Guaranty Agreement, dated as of [____], 2011 (as it may be amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among Lee Enterprises, Incorporated (the “Borrower”), which is a debtor and debtor-in-possession in a case pending in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code, the Subsidiary Guarantors, the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent

90 Hudson Street
5th Floor
Jersey City, New Jersey 07302
Attention: John Quinn

[[____7_____], as Issuing Lender
under the Credit Agreement
_____________________
_____________________
_____________________]
Attention: [_______________]

    Ladies and Gentlemen:

6	Date of Letter of Credit Request.

7
Insert name and address of Issuing Lender.  For standby Letters of Credit issued by Deutsche Bank Trust Company Americas insert:  Deutsche Bank Trust Company Americas, 60 Wall Street, New York, NY 10005-MS NYC 60-3812, Attention: Global Loan Operations, Standby Letter of Credit Unit.  For trade Letters of Credit issued by Deutsche Bank Trust Company Americas, insert: Deutsche Bank Trust Company Americas, 60 Wall Street, New York, NY 10005, Attention: Trade and Risk Services, Import LC.  For Letters of Credit issued by another Issuing Lender, insert the correct notice information for that Issuing Lender.

Exhibit C

       Pursuant to Section 3.03 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [trade] [standby] Letter of Credit for the account of the undersigned on       8      (the “Date of Issuance”) in the aggregate Stated Amount of       9      .

       For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

       The beneficiary of the requested Letter of Credit will be       10      , and such Letter of Credit will be in support of      11        and will have a stated expiration date of       12      .

       We hereby certify that:

(A)
the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(B)	no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur.

       Copies of all documentation with respect to the supported transaction are attached hereto.

LEE ENTERPRISES, INCORPORATED

By:
Name:

8	Date of Issuance which shall be a Business Day at least 5 Business Days after the date hereof (or such earlier date as is acceptable to the respective Issuing Lender in any given case).

9	Aggregate initial Stated Amount of the Letter of Credit which shall not be less than $100,000 (or such lesser amount as is acceptable to the respective Issuing Lender).

10	Insert name and address of beneficiary.

11
Insert a description of L/C Supportable Obligations (in the case of standby Letters of Credit) and insert description of permitted trade obligations of the Borrower or any of its Subsidiaries (in the case of trade Letters of Credit).

12	Insert the last date upon which drafts may be presented which may not be later than one year after the Date of Issuance.

Exhibit C

Title:

EXHIBIT D-1

FORM OF SECTION 5.04(b)(ii) CERTIFICATE

 (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

       Reference is hereby made to the Credit and Guaranty Agreement, dated as of [___], 2011, among Lee Enterprises, Incorporated, which is a debtor and debtor-in-possession in a case pending in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code, the Subsidiary Guarantors, the Lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent (as it may be amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

       Pursuant to the provisions of Section 5.04(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.

       The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:  _______________, _____

Exhibit D-2

FORM OF SECTION 5.04(b)(ii) CERTIFICATE

 (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

       Reference is hereby made to the Credit and Guaranty Agreement, dated as of [____], 2011, among Lee Enterprises, Incorporated, which is a debtor and debtor-in-possession in a case pending in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code, the Subsidiary Guarantors, the Lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent (as it may be amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

       Pursuant to the provisions of Section 5.04(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.

       The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:  _______________, _____

FORM OF OFFICERS’ CERTIFICATE

       I, the undersigned, [Chairman/Chief Executive Officer/President/Vice-President] of [Name of Credit Party], a [corporation] organized and existing under the laws of the State of [______] (the “Company”), [which corporation constitutes the general partner of ______, a ______ [general] [limited] partnership (the “Partnership”),] [which corporation constitutes the managing member of ______, a ______ limited liability company (the “Limited Liability Company”),] do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company[, as the general partner of the Partnership] [, as the managing member of the Limited Liability Company], that:

       1.           This Certificate is furnished pursuant to the Credit and Guaranty Agreement, dated as of [______], 2011, among [Lee Enterprises, Incorporated] [the Company], which is a debtor and debtor-in-possession in a case pending in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code, the Subsidiary Guarantors, the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

       2.           The following named individuals are duly elected or appointed officers of the Company, and each holds the office of the Company set forth opposite such individual’s name.  The signature written opposite the name and title of each such officer is such officer’s genuine signature.

Name13	Office	Signature
________________________	________________________	________________________
________________________	________________________	________________________
________________________	________________________	________________________

       3.           Attached hereto as Exhibit A is a certified copy of the [Certificate of Incorporation of the Company][Certificate of Partnership of the Partnership] [Certificate of Formation of the Limited Liability Company], as filed in the Office of the Secretary of State of the State of [_____] on [_________ __, ____], together with all amendments thereto adopted through the date hereof.

       4.           Attached hereto as Exhibit B is a [true and correct copy of the By-Laws of the Company which were duly adopted and are in full force and effect on the date hereof], [certified copy of the [Partnership Agreement of the Partnership] [Limited Liability Company

13       Include name, office and signature of each officer who will sign any Credit Document on behalf of the Company, including the officer who will sign the certification at the end of this Certificate or related documentation.

Exhibit F

Agreement of the Limited Liability Company], as filed in the office of the Secretary of State of the State of [______] on [_________ __, ____], together with all amendments thereto adopted through the date hereof.]

       5.           Attached hereto as Exhibit C is a true and correct copy of resolutions which were duly adopted on _________ __, ____ [by unanimous written consent of the Board of Directors of the Company] [by a meeting of the Board of Directors of the Company at which a quorum was present and acting throughout], and said resolutions have not been rescinded, amended or modified.  Except as attached hereto as Exhibit C, no resolutions have been adopted by the Board of Directors of the Company which deal with the execution, delivery or performance of any of the Credit Documents to which the Company[, as the general partner of the Partnership,] [, as the managing member of the Limited Liability Company,] is a party or the transactions contemplated thereby.

       6.           Attached hereto as Exhibit D is a true and complete copy of a “good standing” certificate (or equivalent) in respect of the Company issued as of a recent date by the Secretary of State or other appropriate governmental authority of the Company’s jurisdiction of organization.

       [7.           On the date hereof, all of the conditions set forth in Sections 6.07, 6.08 and 7.01 have been satisfied.

       8.           Attached hereto as Exhibit E are true and correct copies of the financial statements referred to in Section 8.05 of the Credit Agreement and required to be delivered to the Administrative Agent pursuant to Section 6.11 of the Credit Agreement.]14

        [7.][9.]    On the date hereof, the representations and warranties of the Company or any of its Subsidiaries contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on the date hereof, both before and after giving effect to each Credit Event to occur on the date hereof, unless stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

       [8.][10.]    On the date hereof, no Default or Event of Default has occurred and is continuing or would result from any Credit Event to occur on the date hereof.

       [9.][11.]    There is no pending proceeding for the dissolution or liquidation of [the Company] [and/or the [Partnership] [Limited Liability Company]] or, to the knowledge of the undersigned, threatening its existence.

14	Insert bracketed items 7 and 8 only in the Certificate delivered on behalf of the Borrower.

Exhibit F

IN WITNESS WHEREOF, I have hereunto set my hand this __ day of _______, ____.

[NAME OF CREDIT PARTY]

By:
Name:
Title:

Exhibit F

       I, the undersigned, [Secretary/Assistant Secretary] of the Company, do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company [, as general partner of the Partnership,] [, as the managing member of the Limited Liability Company,] that:

       1.           [Name of Person making above certifications] is the duly elected and qualified [Chairman/Chief Executive Officer/President/Vice-President] of the Company and the signature above is such person’s genuine signature.

       2.           The certifications made by [name of Person making above certifications] on behalf of the Company in Items 2, 3, 4, 5, 6, [7], [7][9] and [8] [10] above are true and correct.

       IN WITNESS WHEREOF, I have hereunto set my hand this __ day of ______, ____.

[NAME OF CREDIT PARTY]

By:
Name:
Title:

EXHIBIT I

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11
LEE ENTERPRISES, INCORPORATED,	Case No. 11-13918 (KG)
et al.,1 Debtors.	Joint Administration Requested

INTERIM ORDER (I) AUTHORIZING THE LOAN PARTY DEBTORS (A) TO
OBTAIN POST-PETITION FINANCING UNDER 11 U.S.C. §§ 105, 361, 362, 364(c)(1),
364(c)(2), 364(c)(3), 364(d)(1) AND 364(e) AND (B) TO USE CASH COLLATERAL
UNDER 11 U.S.C. § 363, (II) GRANTING ADEQUATE PROTECTION TO
PREPETITION SECURED LENDERS UNDER 11 U.S.C. §§ 361, 362, 363 AND 364,
AND (III) SCHEDULING A FINAL HEARING PURSUANT TO
BANKRUPTCY RULES 4001(b) AND (c)

Upon the motion, dated December 12, 2011 (the “Motion”), of Lee Enterprises, Incorporated (the “Borrower”) and the direct and indirect subsidiaries of the Borrower that are debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned cases (the “Cases”) commenced on December 12, 2011 (the “Petition Date”) for the entry of interim and final orders under sections 105, 361, 362, 363(c), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”), and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (as amended, the “Bankruptcy Rules”), and the Local Bankruptcy Rules for the United

1  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, where applicable, are: Lee Enterprises, Incorporated (3980); Accudata, Inc. (3648); Fairgrove LLC (N/A); Flagstaff Publishing Co. (4796); Hanford Sentinel, Inc. (0775); HomeChoice, LLC (3701); HSTAR LLC (N/A); INN Partners, L.C. (9478); Journal-Star Printing Co. (6412); Kauai Publishing Co. (7036); K. Falls Basin Publishing, Inc. (3285); Lee Consolidated Holdings Co. (2158); Lee Procurement Solutions Co. (6292); Lee Publications, Inc. (1886); Napa Valley Publishing Co. (7802); NIPC, Inc. (9541); NLPC LLC (7381); Northern Lakes Publishing Co. (9679); NVPC LLC (N/A); Pantagraph Publishing Co. (7058); Pulitzer Missouri Newspapers, Inc. (1960); Pulitzer Network Systems LLC (5359); Pulitzer Newspapers, Inc. (1560); Pulitzer Technologies, Inc. (8892); Pulitzer Utah Newspapers, Inc. (1884); Pulitzer Inc. (9711); Santa Maria Times, Inc. (3801); SHTP LLC (N/A); Sioux City Newspapers, Inc. (9191); SOPC LLC (5551); Southwestern Oregon Publishing Co. (0741); St. Louis Post-Dispatch LLC (5357); STL Distribution Services LLC (0922); Suburban Journals of Greater St. Louis LLC (6217); and Ynez Corporation (5443).  The Debtors’ corporate headquarters and the service address for each Debtor is 201 N. Harrison Street, Suite 600, Davenport, IA  52801.

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States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), seeking, among other things:
(I)           authorization (a) for the Borrower to obtain up to $40,000,000 in aggregate principal amount of post-petition financing (the “DIP Financing”) on the terms and conditions set forth in this interim order (this “Order”), the Final Order (as defined in (XI) below) and the Credit and Guaranty Agreement (substantially in the form annexed to the Motion as Exhibit B, and as hereafter amended, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”;2 together with all agreements, fee letters, documents and instruments delivered or executed in connection therewith, as hereafter amended, supplemented or otherwise modified from time to time, the “DIP Loan Documents”), among the Borrower, the Guarantors (as defined below), Deutsche Bank Trust Company Americas (“DBTCA”), as administrative and collateral agent (in such capacities, the “DIP Agent”) for itself and a syndicate of other financial institutions (collectively, the “DIP Lenders”) party to the DIP Credit Agreement from time to time, and (b) for each of the Debtors that are “Subsidiary Guarantors” under and as defined in the Prepetition Credit Agreement (as defined in (III) below), (collectively, the “Guarantors,”3 and together with the Borrower, the “Loan Party Debtors”), to guaranty on a secured basis the Borrower’s obligations in respect of the DIP Financing;

2 Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the DIP Credit Agreement.

3 The Guarantors are: Accudata, Inc.; INN Partners, L.C.; Journal-Star Printing Co.; K. Falls Basin Publishing, Inc.; Lee Consolidated Holdings Co.; Lee Publications, Inc.; Lee Procurement Solutions Co.; and Sioux City Newspapers, Inc.

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(II)           authorization for the Loan Party Debtors to execute and deliver the DIP Credit Agreement and the other DIP Loan Documents and to perform such other and further acts as may be necessary or appropriate in connection therewith;
(III)           authorization for the Loan Party Debtors to (a) use the Cash Collateral (as defined in paragraph 11 below) pursuant to sections 361 and 363 of the Bankruptcy Code, and all other Prepetition Collateral (as defined in paragraph 3(b) below) and (b) provide adequate protection on the terms set forth herein to the lenders (including lenders or their affiliates which entered into, on a prepetition basis, Interest Rate Protection Agreements and/or Other Hedging Agreements (each as defined in the Prepetition Credit Agreement; collectively, “Hedging Agreements”)) (collectively, the “Prepetition Secured Lenders”) under the Credit Agreement, dated as of December 21, 2005, among the Borrower, the Prepetition Secured Lenders, DBTCA as administrative and collateral agent (in such capacities, the “Prepetition Agent”) for the Prepetition Secured Lenders, Deutsche Bank Securities Inc. (“DBSI”) and SunTrust Capital Markets, Inc., as joint lead arrangers, DBSI, as book running manager, SunTrust Bank, as syndication agent, and Bank of America, N.A., the Bank of New York and the Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch, as co-documentation agents (as amended, supplemented or otherwise modified, the “Prepetition Credit Agreement”; and together with any other security, pledge or guaranty agreements and all other documentation executed in connection with any of the foregoing, each as amended, supplemented or otherwise modified, the “Prepetition Loan Documents”);

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(IV)           authorization for the Loan Party Debtors to grant to the DIP Agent (for the benefit of itself and the other DIP Lenders) the DIP Liens (as defined and described in paragraph 7 below);
(V)           authorization for the Loan Party Debtors to grant Superpriority Claims (as defined in paragraph 6 below) in respect of all DIP Obligations (as defined in paragraph 4(e) below);
(VI)           authorization for the Loan Party Debtors to pay all amounts contemplated to be paid under the DIP Loan Documents, including all fees and expenses set forth therein;
(VII)           authorization for the DIP Agent to accelerate the Loans and terminate the Commitments under the DIP Credit Agreement (subject to the terms thereof) upon the occurrence and continuance of an Event of Default;
(VIII)           subject to entry of the Final Order, authorization to grant liens to the DIP Lenders on the proceeds of any claims and causes of action of the Loan Party Debtors (but not on the actual claims and causes of action, if any) arising under sections 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code (collectively, the “Avoidance Actions”);
(IX)           subject to entry of the Final Order, the waiver by the Debtors of any right to seek to surcharge the Prepetition Collateral (as defined in paragraph 3(b) below and the DIP Collateral (as defined in paragraph 7 below) pursuant to section 506(c) of the Bankruptcy Code or any other applicable law or principle of equity;

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(X)           to schedule, pursuant to Bankruptcy Rule 4001, an interim hearing (the “Interim Hearing”) on the Motion to be held before this Court to consider entry of this Order (a) authorizing the Borrower, on an interim basis, to borrow under the DIP Credit Agreement an aggregate principal amount not to exceed $20,000,000 at any time outstanding prior to the entry of the Final Order, to be used for working capital and general corporate purposes of the Loan Party Debtors, (b) authorizing the Loan Party Debtors to use the Cash Collateral and the other Prepetition Collateral (in each case, with respect to clauses (a) and (b), subject to the terms and conditions of the DIP Credit Agreement) and (c) granting adequate protection to the Prepetition Secured Lenders;
(XI)           to schedule, pursuant to Bankruptcy Rule 4001, a final hearing (the “Final Hearing”) for this Court to consider entry of a final order in form and substance satisfactory to the DIP Agent (the “Final Order”) authorizing and approving on a final basis the relief requested in the Motion, including without limitation, authorization for the Borrower on a final basis to utilize the DIP Financing and for the Loan Party Debtors to continue to use the Cash Collateral and the other Prepetition Collateral subject to the terms and conditions of the DIP Loan Documents and the Final Order;
(XII)           authorization to vacate and modify the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of the DIP Loan Documents and this Order; and

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(XIII)           authorization to waive any applicable stay of the effectiveness of this Order and provide for the immediate effectiveness of this Order.
The Interim Hearing having been held by this Court on December 13, 2011, and upon the record made by the Debtors at the Interim Hearing, including, without limitation, the admission into evidence of the Declaration of Carl G. Schmidt, Chief Financial Officer, Treasurer, and Vice President of Lee Enterprises, Incorporated, in Support of First Day Motions, filed contemporaneously with the Motion, and the arguments of counsel made at the Interim Hearing, and after due deliberation and consideration and sufficient cause appearing therefor;
IT IS FOUND, DETERMINED, ORDERED AND ADJUDGED, that:
1.           Jurisdiction.  This Court has core jurisdiction over the Cases, the Motion, and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157(b) and 1334.  Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.
2.           Notice.  Notice of the Motion, the relief requested therein and the Interim Hearing was served by the Debtors on (a) the Office of the United States Trustee (the “U.S. Trustee”), (b) the United States Securities and Exchange Commission, (c) the Office of the United States Attorney for the District of Delaware, (d) the Internal Revenue Service, (e) the Debtors’ thirty (30) largest unsecured creditors on a consolidated basis, (f) counsel to the Prepetition Agent, (vii) counsel to the DIP Agent, (g) counsel to certain of the Initial Backstop Lenders (as defined in the Supported Plan), (h) counsel to the collateral agent for the Prepetition Noteholders (as defined in the Supported Plan), (i) counsel to the Prepetition Noteholders, and (j) the Debtors’ cash management banks.  Under the circumstances, the notice given by the Debtors of the Motion, the relief requested therein and the Interim Hearing constitutes due and sufficient notice thereof and

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complies with Bankruptcy Rules 4001(b) and (c), and no further notice of the relief sought at the Interim Hearing is necessary or required.
3.           Debtors’ Stipulations.  Subject to the limitations contained in paragraphs 17 and 17 below, the Debtors admit, stipulate, and agree that:
(a)           as of the Petition Date, the Loan Party Debtors were truly and justly indebted and liable to the Prepetition Secured Lenders, without objection, defense, counterclaim or offset of any kind, (i) in the aggregate principal amount of not less than $855,760,000 in respect of loans made under the Prepetition Credit Agreement, and (ii) $12,897,836 in issued and outstanding amounts under letters of credit issued pursuant to the Prepetition Credit Agreement, plus amounts owed under Hedging Agreements, accrued and unpaid interest, all other Secured Obligations (as defined in the Prepetition Credit Agreement) and fees and expenses (including fees and expenses of attorneys and advisors) as provided in the Prepetition Loan Documents and applicable Hedging Agreements (collectively, the “Prepetition Obligations”);
(b)           the liens and security interests granted to the Prepetition Agent to secure the Prepetition Obligations are (i) valid, binding, perfected, enforceable, first priority (subject to permitted exceptions under the Prepetition Credit Agreement) liens on and security interests in the personal and real property constituting “Collateral” under, and as defined in, the Prepetition Loan Documents in respect of the Prepetition Obligations (together with the Cash Collateral, the “Prepetition Collateral”), (ii) not subject to valid objection, defense, counterclaim, offset, contest, attachment, avoidance, recharacterization or subordination (whether equitable, contractual, or otherwise) pursuant to the Bankruptcy Code or applicable nonbankruptcy law or regulation by any person or entity and (iii) subject and subordinate only to (A) after giving effect to this Order, the Carve-Out (as defined in paragraph 6(b) below) and the liens and security

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interests granted to secure the DIP Financing and the Adequate Protection Obligations (as defined in paragraph 13 below), and (B) valid, perfected and unavoidable liens permitted under the Prepetition Loan Documents to the extent such permitted liens are senior to the liens securing the Prepetition Obligations (the “Permitted Prepetition Liens”);
(c)           the Prepetition Obligations constitute the legal, valid and binding obligations of the Loan Party Debtors, enforceable in accordance with their terms; and
(d)           (i) no portion of the Prepetition Obligations shall be subject to valid objection, defense, counterclaim, offset, setoff, avoidance, recharacterization, recovery, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, recoupment, disallowance, or any other challenges pursuant to the Bankruptcy Code or applicable nonbankruptcy law or regulation by any person or entity and (ii) the Loan Party Debtors do not have, and hereby forever release, any claims, counterclaims, causes of action, defenses, setoff or recoupment rights, whether arising under the Bankruptcy Code or applicable nonbankruptcy law, against the Prepetition Agent, the Prepetition Secured Lenders and their respective affiliates, subsidiaries, agents, officers, directors, employees, attorneys and advisors; and
4.           Findings Regarding the DIP Financing.
(a)           Good cause has been shown for the entry of this Order.
(b)           The Debtors have an immediate need to obtain the DIP Financing and to use the Prepetition Collateral, including the Cash Collateral, in order to, among other things, permit the orderly continuation of their businesses, preserve the going concern value of the Loan Party Debtors, and satisfy payroll obligations and other working capital and general corporate purposes of the Loan Party Debtors.   The Loan Party Debtors’ use of the Prepetition Collateral

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(including the Cash Collateral) is necessary to ensure that the Loan Party Debtors have sufficient working capital and liquidity to preserve and maintain the going concern value of the Loan Party Debtors’ estates.
(c)           The Loan Party Debtors are unable to obtain financing, when taken as a whole, on more favorable terms from sources other than the DIP Lenders pursuant to, and for the purposes set forth in, the DIP Loan Documents and are unable to obtain adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense.  The Loan Party Debtors are also unable to obtain secured credit allowable under sections 364(c) of the Bankruptcy Code without the Loan Party Debtors granting the priming DIP Liens (as defined in paragraph 7 below) under section 364(d)(1) of the Bankruptcy Code and (ii) the Superpriority Claims (as defined in paragraph 6(a) below) under section 364(c)(1) of the Bankruptcy Code, in each case on the terms and conditions set forth in this Order and the DIP Loan Documents.
(d)           The terms of the DIP Financing and the use of the Prepetition Collateral (including the Cash Collateral) pursuant to this Order are fair and reasonable, reflect the Loan Party Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, are appropriate under the circumstances and constitute reasonably equivalent value and fair consideration.
(e)           The DIP Loan Documents and the use of the Prepetition Collateral (including the Cash Collateral) have been the subject of extensive negotiations conducted in good faith and at arm’s length among the Loan Party Debtors, the DIP Agent, the DIP Lenders and the Prepetition Agent and all of the Loan Party Debtors’ obligations and indebtedness arising under or in connection with the DIP Financing, including without limitation (i) all Loans made to

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the Borrower pursuant to the DIP Credit Agreement and (ii) all other obligations of the Loan Party Debtors under the DIP Loan Documents and this Order now and hereafter owing to the DIP Agent or any DIP Lender (collectively, the “DIP Obligations”), shall be deemed to have been extended by the DIP Agent and the DIP Lenders in “good faith” as such term is used in section 364(e) of the Bankruptcy Code, and in express reliance upon the protections set forth therein, and shall be entitled to the full protection of section 364(e) of the Bankruptcy Code, in the event that this Order or any provision hereof is vacated, reversed or modified on appeal or otherwise.
(f)           The Debtors have requested immediate entry of this Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2).  Absent granting the interim relief set forth in this Order, the Debtors’ estates will be immediately and irreparably harmed.  Consummation of the DIP Financing and the use of the Prepetition Collateral (including the Cash Collateral) in accordance with this Order and the DIP Loan Documents are, therefore, in the best interest of the Loan Party Debtors’ estates.
5.           Authorization of the DIP Financing and the DIP Loan Documents.
(a)           The Loan Party Debtors are hereby authorized to enter into and perform under the DIP Loan Documents and, in the case of the Borrower, to borrow under the DIP Credit Agreement (pending entry of the Final Order) up to an aggregate principal amount of $20,000,000 for working capital and other general corporate purposes of the Debtors, including without limitation, to pay interest, fees and expenses in connection with the DIP Financing.
(b)           In furtherance of the foregoing and without further approval of this Court, each Loan Party Debtor is authorized and directed to perform all acts and to execute and deliver all instruments and documents that the DIP Agent determines to be reasonably required or

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necessary for the Loan Party Debtors’ performance of their obligations under the DIP Loan Documents, including without limitation:
(i)           the execution, delivery and performance of the DIP Loan Documents;
(ii)           the execution, delivery and performance of the guarantees of the obligations of the Borrower by the Guarantors;
(iii)           the non-refundable payment to the DIP Agent, its affiliates and the DIP Lenders, as the case may be, of the fees set forth in the DIP Loan Documents, including any separate letter agreements with the DIP Agent or its affiliates or any DIP Lender, in each case, in accordance with the provisions of the DIP Loan Documents, and
(iv)           the performance of all other acts required under or in connection with the DIP Loan Documents.
(c)           Upon execution and delivery of the DIP Loan Documents and entry of this Order, the DIP Loan Documents shall constitute valid and binding obligations of the Loan Party Debtors, enforceable against the Loan Party Debtors in accordance with the terms of this Order and the DIP Loan Documents.  No obligation, payment, transfer or grant of security under the DIP Loan Documents or this Order shall be stayed, voidable, avoidable or recoverable under the Bankruptcy Code or under any applicable nonbankruptcy law (including without limitation, under sections 502(d) or 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law), or subject to any defense, reduction, setoff, recoupment or counterclaim.
6.           Superpriority Claims.

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(a)           Except to the extent expressly set forth in this Order in respect of the Carve-Out, pursuant to section 364(c)(1) of the Bankruptcy Code, all of the DIP Obligations shall constitute allowed senior, superpriority administrative expense claims (the “Superpriority Claims”) against the Loan Party Debtors with priority over any and all administrative expenses, adequate protection claims and all other claims against the Loan Party Debtors, now existing or hereafter arising, of any kind whatsoever, including without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment.
(b)           For purposes hereof, the “Carve-Out” shall mean the sum of: (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code and section 3717 of title 31 of the United States Code, and (ii) at any time after the first Business Day after the occurrence and during the continuance of an Event of Default under the DIP Credit Agreement and delivery of notice thereof to the U.S. Trustee, lead counsel for the Debtors, and lead counsel to any statutory committee (if any) (a “Committee”) appointed in the Cases (the “Carve-Out Notice”), to the extent allowed at any time, whether before or after delivery of a Carve-Out Notice, whether by interim order, procedural order or otherwise, the payment of accrued and unpaid professional fees, costs and expenses (collectively, the “Professional Fees”) incurred by persons or firms retained by the Debtors and the Committee (if any) and allowed by this Court, in an aggregate amount not exceeding $2,500,000 (the “Carve-Out Cap”) for the Loan Party Debtors (plus all

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unpaid Professional Fees allowed by this Court at any time that were incurred on or prior to the Business Day following delivery of the Carve-Out Notice); provided that (A) the Carve-Out shall not be available to pay any such Professional Fees incurred in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation which seeks any order, judgment, determination or similar relief (x) with respect to claims against the DIP Agent, the DIP Lenders, the Prepetition Agent, or the Prepetition Secured Parties, or (y) invalidating, setting aside, avoiding, recharacterizing or subordinating, in whole or in part, the Prepetition Obligations, the Prepetition Liens, any of the Prepetition Agent’s or Prepetition Secured Parties’ rights under the Prepetition Loan Documents, the DIP Obligations, the DIP Liens, or any of the DIP Agent’s or DIP Lenders’ rights under the DIP Loan Documents, (B) so long as no Carve-Out Notice shall have been delivered by the DIP Agent, the Carve-Out shall not be reduced by the payment of fees and expenses allowed by this Court and payable under sections 328, 330 and 331 of the Bankruptcy Code, and (C) nothing in this Order shall impair the right of any party to object to the reasonableness of any such fees or expenses to be paid by the Debtors’ estates.  Notwithstanding anything herein to the contrary, each of the persons or firms retained by the Debtors and the Committee (if any) shall in good faith allocate their Professional Fees among the Loan Party Debtors, on the one hand, and the Pulitzer Debtors (as defined in paragraph 7(d) below), on the other hand, and nothing in this Order shall impair the rights of any party to object to any proposed allocation of Professional Fees among the estates; provided that in no circumstances shall the Carve-Out Cap exceed $2,500,000 plus Professional Fees that (i) were incurred on or prior to the first Business Day following the delivery of the Carve-Out Notice and (ii) are allowed and allocated to the Loan Party Debtors by the Court.

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7.           DIP Liens.  As security for the DIP Obligations, effective and perfected upon the date of this Order and without the necessity of the execution by the Loan Party Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or the possession or control by the DIP Agent of any property, the following security interests in and liens upon all property identified in clauses (a), (b) and (c) below (collectively referred to as the “DIP Collateral”) are hereby granted to the DIP Agent, for its own benefit and the benefit of the DIP Lenders, subject only to the Carve-Out (all such liens and security interests granted to the DIP Agent, for its benefit and for the benefit of the DIP Lenders, pursuant to this Order and the DIP Loan Documents, the “DIP Liens”):
(a)           First Lien on Unencumbered Property.  Pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected first priority lien on, and security interest in, all tangible and intangible prepetition and postpetition property in which the Loan Party Debtors have an interest, whether existing on or as of the Petition Date or thereafter acquired, that is not subject to valid, perfected, non-avoidable and enforceable liens in existence on or as of the Petition Date or valid liens perfected (but not granted) after the Petition Date to the extent such post-petition perfection is expressly permitted by Section 546(b) of the Bankruptcy Code (collectively, the “Unencumbered Property”), including without limitation, any and all unencumbered cash, accounts receivable, inventory, general intangibles, contracts, securities, chattel paper, owned real estate, real property leaseholds, fixtures, machinery, equipment, deposit accounts, patents, copyrights, trademarks, tradenames, rights under license agreements and other intellectual property, capital stock of the subsidiaries of the Loan Party Debtors and the proceeds of all of the foregoing; provided further that the Unencumbered

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Property shall not include any Avoidance Actions of the Loan Party Debtors and any assets upon which security may not be lawfully granted, but subject to the entry of the Final Order, Unencumbered Property shall include any proceeds or property recovered in respect of any successful Avoidance Actions of the Loan Party Debtors.
(b)           Liens Junior to Certain Existing Liens.  Pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected junior lien on, and security interest in all tangible and intangible prepetition and postpetition property in which the Loan Party Debtors have an interest (other than the property described in paragraph 7(c), as to which the DIP Liens will be as described in such clause), whether now existing or hereafter acquired and all proceeds thereof, that is subject to valid, perfected and unavoidable liens in existence immediately prior to the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code, which security interests and liens in favor of the DIP Agent and the DIP Lenders shall be junior to such valid, perfected and unavoidable liens.
(c)           Liens Priming Prepetition Secured Lenders’ Liens.  Pursuant to section 364(d)(1) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected first priority, senior priming lien on, and security interest in, all now or hereafter acquired Prepetition Collateral and all proceeds thereof.  The DIP Liens on the Prepetition Collateral shall be senior in all respects to the security interests in, and liens on, the Prepetition Collateral of the Prepetition Agent and the Prepetition Secured Lenders (including, without limitation, the Adequate Protection Liens (as defined in paragraph 13(a) below)), but shall be junior to any valid, perfected and unavoidable security interests in and liens on the Prepetition Collateral that

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were valid and senior to the liens of the Prepetition Agent and the Prepetition Secured Lenders as of the Petition Date, including as permitted by section 546(b) of the Bankruptcy Code.
(d)           Liens Senior to Certain Other Liens; Pulitzer Debtors.  The DIP Liens and the Adequate Protection Liens shall not be (i) subject or subordinate to (A) any lien or security interest that is avoided and preserved for the benefit of the Loan Party Debtors and their estates under section 551 of the Bankruptcy Code or (B) any liens arising after the Petition Date or (ii) subordinated to or made pari passu with any other lien or security interest under sections 363 or 364 of the Bankruptcy Code or otherwise.  For the avoidance of doubt, (x) the DIP Collateral shall not include any interest in any personal property, real property or other assets (including cash collateral) that is now or hereafter held by Pulitzer Inc., each of its subsidiaries that are Debtors in the Cases (collectively, the “Pulitzer Debtors”), or Star Publishing Company and (y) the “Collateral” as defined in the  Interim Order (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay, and (IV) Scheduling a Final Hearing (and together with the final order relating to the same being referred to herein as the “Pulitzer Cash Collateral Order”) shall not include any interest in any personal property, real property or other assets (including cash collateral) that is now or hereafter held by any Loan Party Debtor and any and all liens and adequate protection claims granted under or pursuant to the Pulitzer Cash Collateral Order (or any other order hereafter entered in one or more of the Pulitzer Debtors’ Cases) shall be expressly limited to the Pulitzer Debtors pursuant to the terms and conditions set forth in the Pulitzer Cash Collateral Order.
8.           Remedies After Event of Default.
(a)           The automatic stay under section 362 of the Bankruptcy Code is vacated and modified to the extent necessary to permit the DIP Agent and the DIP Lenders to exercise,

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(i) immediately upon the occurrence and during the continuance of an Event of Default, all rights and remedies under the DIP Loan Documents, other than those rights and remedies against the DIP Collateral as provided in clause (ii) below, and (ii) upon the occurrence and during the continuance of an Event of Default, and following the giving of five (5) Business Days’ prior written notice to the Debtors (with a copy to lead counsel for the Debtors, lead counsel to the Committee (if any) and to the U.S. Trustee), all rights and remedies against the DIP Collateral provided for in the DIP Loan Documents and this Order (including, without limitation, the right to setoff monies of the Loan Party Debtors in accounts maintained with the DIP Agent or any DIP Lender and the right to prohibit further use of Cash Collateral).  In any hearing regarding any exercise of rights or remedies, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred and is continuing (which right to oppose whether or not an Event of Default has occurred and is continuing shall not be limited in any way by any other provision in this Order).  In no event shall the DIP Agent, the DIP Lenders, the Prepetition Agent or the Prepetition Secured Lenders be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the DIP Collateral.  The DIP Agent’s or any DIP Lender’s delay or failure to exercise rights and remedies under the DIP Loan Documents or this Order shall not constitute a waiver of the DIP Agent’s or the DIP Lenders’ rights hereunder, thereunder or otherwise, unless any such waiver is pursuant to a written instrument executed in accordance with the terms of the DIP Credit Agreement.
(b)           The Prepetition Secured Lenders (i) may not exercise any rights or remedies under the Prepetition Loan Documents or this Order unless and until all DIP Obligations have been paid in full in cash, all letters of credit issued under the DIP Credit Agreement have been cash collateralized, backstopped or returned undrawn, in each case, in

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accordance with the terms of the DIP Credit Agreement, and all commitments thereunder have been terminated and (ii) only after all DIP Obligations have been paid in full in cash, all letters of credit issued under the DIP Credit Agreement have been cash collateralized, backstopped or returned undrawn, in each case, in accordance with the terms of the DIP Credit Agreement, and all commitments thereunder have been terminated, may prohibit further use of the Cash Collateral pursuant to this Order to the extent the Loan Party Debtors are in default of their Adequate Protection Obligations or other obligations hereunder and if any of the Loan Party Debtors are in default of any payment obligations that constitute Adequate Protection Obligations, the Prepetition Secured Lenders may exercise such other rights or remedies as provided herein or in the Prepetition Loan Documents to the extent necessary to cure such default, in each case, following the giving of three (3) Business Days’ prior written notice of such default to the Debtors (with a copy to lead counsel for the Debtors, lead counsel to the Committee (if any) and to the U.S. Trustee).  If, prior to the payment in full in cash of all DIP Obligations and all commitments thereunder having been terminated, the Prepetition Secured Lenders receive any DIP Collateral or proceeds thereof, the same shall be held in trust for the benefit of the DIP Agent and the DIP Lenders and shall be immediately turned over to the DIP Agent and the DIP Lenders.
9.           Limitation on Charging Expenses Against Collateral.  Subject to and effective upon entry of the Final Order and to the extent provided for therein, except to the extent of the Carve-Out with respect to the DIP Collateral and the Prepetition Collateral, no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the DIP Collateral or the Prepetition Collateral pursuant to section

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506(c) of the Bankruptcy Code or any similar principle of law or in equity, without the prior written consent of the DIP Agent or the Prepetition Agent, as the case may be, and no such consent shall be implied from any other action or inaction by the DIP Agent, the DIP Lenders, the Prepetition Agent or the Prepetition Secured Lenders.
10.           Payments Free and Clear.  Any and all payments or proceeds remitted to the DIP Agent on behalf of the DIP Lenders or the Prepetition Agent on behalf of the Prepetition Secured Lenders pursuant to the provisions of this Order or any subsequent order of this Court shall be received free and clear of any claim, charge, assessment or other liability.
11.            The Cash Collateral.  All of the Loan Party Debtors’ cash, including, without limitation, all cash and other amounts from time to time on deposit or maintained by the Loan Party Debtors in any account or accounts with any Prepetition Secured Lender and any cash proceeds of the disposition of any Prepetition Collateral, constitute proceeds of the Prepetition Collateral and, therefore, are cash collateral of the Prepetition Secured Lenders within the meaning of section 363(a) of the Bankruptcy Code (the “Cash Collateral”).
12.           Use of Prepetition Collateral (including Cash Collateral).  The Loan Party Debtors are hereby authorized to use the Prepetition Collateral, including the Cash Collateral, during the period from the Petition Date until the Discharge of the DIP Obligations (as defined in paragraph 13(b) below) for working capital and general corporate purposes in accordance with and subject to the terms and conditions of this Order and the DIP Credit Agreement; provided that the Prepetition Secured Lenders are granted adequate protection as hereinafter set forth.  Except as expressly permitted in, and subject to the limitations of, the DIP Credit Agreement, non-Loan Party Debtors shall be prohibited from using the Cash Collateral; provided that to the extent any non-Loan Party Debtor is the recipient of an advance of Cash Collateral from a Loan

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Party Debtor as permitted by the DIP Credit Agreement, such Loan Party Debtor shall be deemed to have an allowed administrative expense claim under section 503(b) of the Bankruptcy Code against such non-Loan Party Debtor in an amount equal to such advance.
13.           Adequate Protection.  The Prepetition Agent and the Prepetition Secured Lenders are entitled, pursuant to sections 361, 363(c)(2) and 364(d)(1) of the Bankruptcy Code, to adequate protection against any diminution on the value of their interests in the Prepetition Collateral as a result of, among other things, the use of Cash Collateral, the sale, lease or use by the Debtors (or other decline in value) of any Prepetition Collateral, including the Cash Collateral, the priming of the Prepetition Agent’s liens on the Prepetition Collateral by the DIP Liens, and the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code (the Loan Party Debtors’ adequate protection obligations being referred to herein as the “Adequate Protection Obligations”).  As adequate protection, the Prepetition Agent and the Prepetition Secured Lenders are hereby granted the following:
(a)           Adequate Protection Liens.  As security for the payment of the Adequate Protection Obligations, the Prepetition Agent (for itself and for the benefit of the Prepetition Secured Lenders) is hereby granted (effective and perfected upon the date of this Order and without the necessity of the execution by the Debtors of security agreements, pledge agreements, mortgages, financing statements or other agreements) a continuing, valid, perfected replacement security interest in and lien on all of the DIP Collateral (the “Adequate Protection Liens”), subject and subordinate only to (i) the Permitted Prepetition Liens, (ii) the DIP Liens, and (iii) the Carve-Out (which liens, for the avoidance of doubt, shall survive the Discharge of the DIP Obligations but shall be settled, released and discharged on the effective date of the plan of

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reorganization contemplated by the Lee Support Agreement and filed on the Petition Date (the “Supported Plan”)).
(b)           Section 507(b) Claim.  The Adequate Protection Obligations shall constitute superpriority claims against the Loan Party Debtors as provided in section 507(b) of the Bankruptcy Code (the “507(b) Claims”), with priority in payment over any and all administrative expenses of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including without limitation, sections 326, 328, 330, 331, 503(b), 506(c), 507(a), 726, 1113 and 1114 of the Bankruptcy Code, subject and subordinate only to (i) the Carve-Out and (ii) the Superpriority Claims granted in respect of the DIP Obligations.  Except to the extent expressly set forth in this Order, the Prepetition Agent and the Prepetition Secured Lenders shall not receive or retain any payments, property or other amounts in respect of the 507(b) Claims unless and until the payment in full in cash of all obligations arising under or relating to the Loans under the DIP Credit Agreement and the termination of the commitments under the DIP Credit Agreement (the “Discharge of the DIP Obligations”).  The 507(b) Claims shall be settled, released and discharged on the effective date of the Supported Plan.
(c)           Payments.  The Loan Party Debtors are authorized and directed to pay to the Prepetition Agent:  (i) within one (1) Business Day of entry of this Order, all accrued and unpaid pre-petition interest, fees and costs (including, without limitation, interest on loans, breakage costs, fees for letters of credit, commitment fees, and accrued fees owing to the Prepetition Agent), in the case of pre-petition interest, calculated based on the applicable nondefault rate constituting the Eurodollar Rate Basic Interest Rate as defined and set forth in the Prepetition Credit Agreement; and (ii) on the last Business Day of each calendar month after the entry of this Order, all accrued and unpaid post-petition interest, fees and costs (including,

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without limitation, interest on loans, fees for Letters of Credit, commitment fees, and accrued fees owing to the Prepetition Agent), in the case of post-petition interest, calculated based on the applicable non-default rate constituting the Eurodollar Rate Basic Interest Rate as defined and set forth in the Prepetition Credit Agreement and, solely to the extent accruing after the Petition Date, all PIK Interest Amounts (as defined in the Prepetition Credit Agreement) shall be payable in cash on the last Business Day of each calendar month after entry of this Order at the non-default rate set forth in the Prepetition Credit Agreement.
(d)           Fees and Expenses.  The Prepetition Agent shall receive from the Loan Party Debtors reimbursement of all reasonable fees and expenses incurred or accrued, whether prior to or after the Petition Date, under the Prepetition Loan Documents, including without limitation the reasonable fees and disbursements of financial advisors and counsel to the Prepetition Agent (Simpson Thacher & Bartlett LLP, Alvarez & Marsal North America, LLC and Richards Layton & Finger, P.A.) and the Initial Backstop Lenders (as defined in the Supported Plan) shall receive from the Loan Party Debtors reimbursement of all reasonable fees and expenses incurred or accrued, whether prior to or after the Petition Date, by counsel to certain of the Initial Backstop Lenders (Milbank, Tweed, Hadley & McCloy LLP and Delaware co-counsel).  None of the fees and expenses payable pursuant to this paragraph 13(c) shall be subject to separate approval by this Court (but this Court shall resolve any dispute as to the reasonableness of any such fees and expenses), and no recipient of any such payment shall be required to file any interim or final fee application with respect thereto; provided, however, that copies of invoices for such fees and expenses shall be submitted to counsel for the Debtors and the Debtors shall submit such invoices to counsel for the U.S. Trustee, and counsel for the Committee (if any), and such parties shall have seven (7) days following their receipt of such

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invoices to object to the reasonableness of the fees and expenses included in any such invoice.  Any such objection must describe with particularity the items or categories of fees and expenses that are the subject of the objection and provide the specific basis for the objection to each such item or category.  If any such objection is not resolved within seven (7) days after such objection is interposed, a hearing with respect thereto shall be conducted at the next regularly-scheduled omnibus hearing in these Cases, provided that the Loan Party Debtors shall pay any undisputed portion of such fees, costs and expenses no later than ten (10) Business Days days after the initial presentment of such invoice.
(e)           Information.  The Debtors shall promptly provide to the Prepetition Agent any written financial information or periodic reporting that is provided, or required to be provided, under the terms and conditions of the DIP Credit Agreement or this Order, to the DIP Agent or the DIP Lenders, with such information and reporting being subject to the confidentiality undertakings set forth in the Prepetition Credit Agreement.
(f)           Application of Proceeds.  So long as the Discharge of the DIP Obligations has not occurred, all proceeds of any Prepetition Collateral pursuant to the enforcement of any of the Prepetition Loan Documents or the exercise of any remedial provision thereunder or under this Order or the Final Order, together with all other proceeds received by any Prepetition Secured Lender as a result of any such enforcement or the exercise of any such remedial provision or as a result of any distribution of or in respect of any Prepetition Collateral (whether or not expressly characterized as such), or the application of any Prepetition Collateral (or proceeds thereof) to the payment thereof or any distribution of Prepetition Collateral (or proceeds thereof) upon the liquidation or dissolution of any Loan Party Debtor, shall be immediately turned over by the Prepetition Agent to the DIP Agent (with any necessary

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endorsement) and applied against DIP Obligations until the Discharge of the DIP Obligations has occurred.  Upon the Discharge of the DIP Obligations, subject to the terms hereof, the DIP Agent shall deliver to the Prepetition Agent any proceeds of Prepetition Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by the Prepetition Secured Lenders in such order as specified in the Prepetition Loan Documents.
14.           Reservation of Rights of Prepetition Secured Lenders and the Debtors.
(a)           Notwithstanding any other provision hereof, the grant of adequate protection to the Prepetition Agent and the Prepetition Secured Lenders pursuant hereto is without prejudice to the right of the Prepetition Agent to seek modification of the grant of adequate protection provided hereby so as to provide different or additional adequate protection, and without prejudice to the right of the Debtors or any other party in interest to contest any such modification.  Except as expressly provided herein, nothing contained in this Order (including, without limitation, the authorization to use any Cash Collateral) shall impair or modify any rights, claims or defenses available in law or equity to the Debtors, the Prepetition Agent or any Prepetition Secured Lender, including the right of the Loan Party Debtors to seek to continue using the Cash Collateral following any prohibition on further use of Cash Collateral pursuant to this Order and subject to all rights of the Prepetition Secured Lenders to contest the same.  The consent of the Prepetition Agent to the priming of the Prepetition Agent’s liens on the Prepetition Collateral by the DIP Liens (a) is limited to the DIP Financing and (b) does not constitute, and shall not be construed as constituting, an acknowledgement or stipulation by the Prepetition Agent or the Prepetition Secured Lenders that, absent such consent, their interests in the Prepetition Collateral would be adequately protected pursuant to this Order.

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(b)           In the event that the Discharge of the DIP Obligations occurs, the Loan Party Debtors will continue to be bound by the covenants and subject to the Events of Default contained in the DIP Credit Agreement (as in effect immediately prior to its termination), which will thereafter be for the benefit of the Prepetition Secured Lenders.
(c)           As additional adequate protection, if the Lee Support Agreement has been terminated, the Prepetition Agent (on behalf of the Prepetition Secured Lenders) shall, acting at the direction of the Required Lenders (as defined in the Prepetition Credit Agreement), have the right to “credit bid” the amount of the Prepetition Obligations in connection with any sale of the Prepetition Collateral, including without limitation, any sale pursuant to section 363 of the Bankruptcy Code or included as part of any plan of reorganization subject to confirmation under section 1129(b) of the Bankruptcy Code; provided that the DIP Obligations shall be repaid in full in cash in any such credit bid proposal.
15.           Perfection of DIP Liens and Adequate Protection Liens.
(a)           The DIP Agent and the Prepetition Agent are hereby authorized, but not required, to file or record financing statements, intellectual property filings, mortgages, notices of lien or similar instruments in any jurisdiction, take possession of or control over, or take any other action in order to validate and perfect the liens and security interests granted to them hereunder.  Whether or not the DIP Agent or the Prepetition Agent shall, in their respective sole discretion, choose to file such financing statements, intellectual property filings, mortgages, notices of lien or similar instruments, take possession of or control over, or otherwise confirm perfection of the liens and security interests granted to them hereunder, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute or subordination as of the date of entry of this Order.

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(b)           A certified copy of this Order may, in the discretion of the DIP Agent or the Prepetition Agent, as the case may be, (a) be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Order for filing and recording or (b) be delivered to any depositary bank or brokerage or securities firm as evidence of the DIP Agent’s control over the DIP Collateral (without the need to enter into any deposit account control agreement or securities account control agreement with respect thereto); provided that the Loan Party Debtors shall enter into deposit account control agreements or securities account control agreements, as applicable, with the DIP Agent to the extent reasonably requested by the DIP Agent.
(c)           The Loan Party Debtors shall execute and deliver to the DIP Agent and the Prepetition Agent, as the case may be, all such agreements, financing statements, instruments and other documents as the DIP Agent and the Prepetition Agent may reasonably request to evidence, confirm, validate or perfect the DIP Liens and the Adequate Protection Liens.
(d)           Subject to entry of the Final Order and to the extent provided for therein, any provision of any lease or other license, contract or other agreement that requires (i) the consent or approval of one or more landlords or other parties or (ii) the payment of any fees or obligations to any governmental entity, in order for any Loan Party Debtor to pledge, grant, sell, assign, or otherwise transfer any such leasehold interest, or the proceeds thereof, or other DIP Collateral related thereto, is hereby deemed to be inconsistent with the applicable provisions of the Bankruptcy Code.  Any such provision shall have no force and effect with respect to the granting of DIP Liens or Adequate Protection Liens on such leasehold interest or the proceeds of any assignment and/or sale thereof by any Loan Party Debtor in favor of the DIP Lenders or the

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Prepetition Secured Lenders in accordance with the terms of the DIP Loan Documents or this Order.
16.           Preservation of Rights Granted Under this Order.
(a)           No claim or lien having a priority senior to or pari passu with those granted by this Order to the DIP Agent, the DIP Lenders, the Prepetition Agent and the Prepetition Secured Lenders shall be granted or allowed and the DIP Liens and the Adequate Protection Liens shall not be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code or subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise.  Notwithstanding anything herein to the contrary, the “Collateral” as defined in the Pulitzer Cash Collateral Order shall not include any interest in any personal property, real property or other assets (including cash collateral) that is now or hereafter held by any Loan Party Debtor and any and all liens and adequate protection claims granted under or pursuant to the Pulitzer Cash Collateral Order (or any other order hereafter entered in one or more of the Pulitzer Debtors’ Cases) shall be expressly limited to the Pulitzer Debtors pursuant to the terms and conditions set forth in the Pulitzer Cash Collateral Order.
(b)           The Debtors shall not seek, and it shall constitute an Event of Default under the DIP Credit Agreement if any of the Debtors seeks, or if there is entered, (i) any modification of this Order without the prior written consent of the DIP Agent and the Prepetition Agent, and no such consent shall be implied by any other action, inaction or acquiescence by the DIP Agent or the Prepetition Agent, or (ii) an order converting or dismissing any of the Cases.  It shall constitute a termination of the right to use Cash Collateral if there is entered any modification of this Order in respect of (i) the provision of Adequate Protection hereunder, (ii)

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the use of Cash Collateral, or (iii) any of the other benefits, rights or protections of the Prepetition Secured Parties or Prepetition Agent, in each case that is adverse to such parties, without the prior written consent of the Prepetition Agent, and no such consent shall be implied by any other action, inaction or acquiescence by the Prepetition Agent.  If an order dismissing any of the Loan Party Debtors’ Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, such order shall provide (in accordance with sections 105 and 349 of the Bankruptcy Code) that (A) the Superpriority Claims, 507(b) Claims, the other administrative expense claims granted pursuant to this Order, DIP Liens and Adequate Protection Liens shall continue in full force and effect and shall maintain their priorities as provided in this Order until all DIP Obligations and all Adequate Protection Obligations shall have been paid and satisfied in full (and that such Superpriority Claims, 507(b) Claims, the other administrative expense claims granted pursuant to this Order, the DIP Liens and Adequate Protection Liens shall, notwithstanding such dismissal, remain binding on all parties in interest) and (B) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in clause (A) of this paragraph.
(c)           If any or all of the provisions of this Order are hereafter reversed, modified, vacated or stayed, such reversal, stay, modification or vacatur shall not affect (i) the validity, priority or enforceability of any DIP Obligations or the Adequate Protection Obligations incurred prior to the actual receipt of written notice by the DIP Agent or the Prepetition Agent, as applicable, of the effective date of such reversal, stay, modification or vacatur or (ii) the validity, priority or enforceability of the DIP Liens or the Adequate Protection Liens.  Notwithstanding any such reversal, stay, modification or vacatur, any use of Cash Collateral, any DIP Obligations or any Adequate Protection Obligations incurred by the Loan Party Debtors to the DIP Agent,

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the DIP Lenders, the Prepetition Agent or the Prepetition Secured Lenders, as the case may be, prior to the actual receipt of written notice by the DIP Agent and the Prepetition Agent of the effective date of such reversal, stay, modification or vacatur shall be governed in all respects by the original provisions of this Order, and the DIP Agent, the DIP Lenders, the Prepetition Agent and the Prepetition Secured Lenders shall be entitled to all of the rights, remedies, privileges and benefits granted in section 364(e) of the Bankruptcy Code, this Order and pursuant to the DIP Loan Documents.
(d)           Except as expressly provided in this Order or in the DIP Loan Documents, the DIP Liens, the Superpriority Claims, the Adequate Protection Obligations, the 507(b) Claims and all other rights and remedies of the DIP Agent, the DIP Lenders, the Prepetition Agent and the Prepetition Secured Lenders granted by this Order and the DIP Loan Documents shall survive, and shall not be modified, impaired or discharged by (i) the entry of an order converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, dismissing any of the Cases or by any other act or omission, or (ii) the entry of an order confirming a plan of reorganization in any of the Cases and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors having waived any discharge as to any remaining DIP Obligations or Adequate Protection Obligations; provided however that the Adequate Protection Obligations shall be settled, released and discharged on the effective date of the Supported Plan.  The terms and provisions of this Order and the DIP Loan Documents shall continue in the Cases, in any successor cases if the Cases cease to be jointly administered, or in any superseding chapter 7 cases under the Bankruptcy Code, and the DIP Liens, Adequate Protection Liens, Adequate Protection Obligations, DIP Obligations, Superpriority Claims, Section 507(b) Claims, the other administrative expense claims granted pursuant to this Order, and all other rights and remedies of

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the DIP Agent, the DIP Lenders, the Prepetition Agent and the Prepetition Secured Lenders granted by this Order and the DIP Loan Documents shall continue in full force and effect until all DIP Obligations and all Adequate Protection Obligations are indefeasibly paid in full in cash; provided however, that the Adequate Protection Obligations shall be settled, released and discharged on the effective date of the Supported Plan.
17.           Effect of Stipulations on Third Parties.  The stipulations and admissions contained in this Order, including without limitation, in paragraphs 3 and 11 of this Order, shall be binding solely upon the Debtors in all circumstances.  The stipulations and admissions contained in this Order, including without limitation, in paragraphs 3 and 11 of this Order, shall be binding upon all other parties in interest unless (a) the Committee (if any) or any other party-in-interest, in each case, with requisite standing, has duly filed an adversary proceeding (subject to the limitations contained herein, including without limitation, in paragraph 17) by no later than the date that is the earlier of (y) the later of (i) in the case of any such adversary proceeding filed by a party-in-interest with requisite standing other than the Committee, seventy-five (75) days after the date of entry of this Order, (ii) in the case of any such adversary proceeding filed by the Committee (if any), sixty (60) days after the appointment of the Committee, and (iii) any such later date agreed to in writing by the Prepetition Agent in its sole and absolute discretion and (z) entry of the Confirmation Order (A) challenging the validity, enforceability, priority or extent of the Prepetition Obligations or the liens on the Prepetition Collateral securing the Prepetition Obligations or (B) otherwise asserting or prosecuting any Avoidance Actions or any other claims, counterclaims or causes of action, objections, contests or defenses (collectively, the “Claims and Defenses”) against the Prepetition Agent or any of the Prepetition Secured Lenders or their respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys or

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advisors in connection with any matter related to the Prepetition Obligations or the Prepetition Collateral and (b) an order is entered by a court of competent jurisdiction and becomes final and non-appealable in favor of the plaintiff sustaining any such challenge or claim in any such duly filed adversary proceeding; provided that, as to the Debtors, all such Claims and Defenses are hereby irrevocably waived and relinquished as of the Petition Date.  If no such adversary proceeding is duly filed in respect of the Prepetition Obligations, (x) the Prepetition Obligations shall constitute allowed claims, not subject to objection, defense, counterclaim, offset, setoff, avoidance, recharacterization, recovery, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, recoupment, disallowance, or any other challenges pursuant to the Bankruptcy Code or applicable nonbankruptcy law or regulation by any person or entity for all purposes in the Cases and any subsequent chapter 7 case, (y) the liens on the Prepetition Collateral securing the Prepetition Obligations, as the case may be, shall be deemed to have been, as of the Petition Date, and to be, legal, valid, binding, perfected and of the priority specified in paragraph 3(b), not subject to objection, defense, counterclaim, offset, contest, attachment, avoidance, recharacterization, subordination (whether equitable, contractual, or otherwise), or any other challenges pursuant to the Bankruptcy Code or applicable nonbankruptcy law or regulation by any person or entity and (z) the Prepetition Obligations, the Prepetition Agent and the Prepetition Secured Lenders, as the case may be, and the liens on the Prepetition Collateral granted to secure the Prepetition Obligations shall not be subject to any other or further challenge by the Committee (if any) and any other party-in-interest, and such Committee (if any) or party-in-interest shall be enjoined from seeking to exercise the rights of the Debtors’ estates, including without limitation, any successor thereto (including, without limitation, any estate representative or a chapter 7 or 11 trustee appointed or elected for any of

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the Debtors).  If any such adversary proceeding is duly and timely filed, the stipulations and admissions contained in paragraphs 3 and 11 of this Order shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph 17) on the Committee (if any) and any other party-in-interest, except as to any such findings and admissions that were expressly and successfully challenged in such adversary proceeding as set forth in a final, non-appealable order of a court of competent jurisdiction.  Nothing in this Order vests or confers on any Person (as defined in the Bankruptcy Code), including the Committee (if any), standing or authority to pursue any cause of action belonging to the Debtors or their estates, including, without limitation, Claims and Defenses with respect to the Prepetition Loan Documents or the Prepetition Obligations or any liens granted by any Loan Party Debtor to secure any of the foregoing.
18.           Limitation on Use of DIP Financing, DIP Collateral and Prepetition Collateral.  The Debtors shall use the DIP Financing and the Prepetition Collateral (including the Cash Collateral) solely as provided in this Order and the DIP Loan Documents.  Notwithstanding anything herein or in any other order of this Court to the contrary, no Loans or Letters of Credit under the DIP Credit Agreement, DIP Collateral, Prepetition Collateral (including the Cash Collateral) or the Carve-Out may be used to (a) object, contest or raise any defense to, the validity, perfection, priority, extent or enforceability of any amount due under the DIP Loan Documents, the Prepetition Loan Documents or the liens or claims granted under this Order, the DIP Loan Documents or the Prepetition Loan Documents, (b) assert any Claims and Defenses or any other causes of action against the DIP Agent, the DIP Lenders, the Prepetition Agent, the Prepetition Secured Lenders or their respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors (which shall not include any opposition by the Loan Party

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Debtors to whether or not an Event of Default has occurred and is continuing under the DIP Credit Agreement), (c) prevent, hinder or otherwise delay the DIP Agent’s assertion, enforcement or realization on the DIP Collateral in accordance with the DIP Loan Documents or this Order, or the Prepetition Agent’s assertion, enforcement or realization on the Prepetition Collateral in accordance with the Prepetition Loan Documents and paragraph 8(b) of this Order (which prohibitions shall not apply to any opposition or challenge by the Loan Party Debtors with respect to whether or not an Event of Default has occurred and is continuing under the DIP Credit Agreement or whether or not the Loan Party Debtors are in default of their Adequate Protection Obligations or any other obligations under this Order), (d) seek to modify (whether directly or indirectly) by any motion, pleading or otherwise, any of the rights granted to the DIP Agent, the DIP Lenders, the Prepetition Agent or the Prepetition Secured Lenders hereunder or under the DIP Loan Documents or the Prepetition Loan Documents, in the case of each of the foregoing clauses (a) through (d), without such party’s prior written consent, (e) pay any amount on account of any claims arising prior to the Petition Date unless such payments are (i) approved by an Order of this Court and (ii) permitted under the DIP Loan Documents or (f) take any of the actions set forth in paragraph 16 of the Pulitzer Cash Collateral Order; provided that, no more than an aggregate of $50,000 of the Prepetition Collateral (including the Cash Collateral), Loans under the DIP Credit Agreement, the DIP Collateral or the Carve-Out may be used by the Committee (if any) to investigate the validity, enforceability or priority of the Prepetition Obligations or the liens on the Prepetition Collateral securing the Prepetition Obligations, or investigate any Claims and Defenses or other causes action against the Prepetition Agent or the Prepetition Secured Lenders.

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19.           Insurance.  To the extent the Prepetition Agent is listed as loss payee under the Loan Party Debtors’ insurance policies, the DIP Agent is also deemed to be the loss payee under the Loan Party Debtors’ insurance policies and shall act in that capacity and distribute any proceeds recovered or received in respect of any such insurance policies, first, to the payment in full of the DIP Obligations, and second, to the payment of the Prepetition Obligations.
20.           Master Proof of Claim.
(a)           Notwithstanding anything to the contrary in any other order of this Court, to facilitate the processing of claims, to ease the burden upon this Court and to reduce any unnecessary expense to the Debtors’ estates, the Prepetition Agent is authorized (but not required) to file a single master proof of claim on behalf of itself and the Prepetition Secured Lenders on account of their claims arising under the Prepetition Loan Documents and hereunder against the Loan Party Debtors (the “Master Proof of Claim”), and the Prepetition Agent shall not be required to file a verified statement pursuant to Rule 2019 of the Bankruptcy Rules in any of the Cases.
(b)           If the Prepetition Agent chooses to file the Master Proof of Claim, the Prepetition Agent, each Prepetition Secured Lender and each of their respective successors and assigns, shall be deemed to have filed a proof of claim in the amount set forth opposite its name therein in respect of its claims against the Loan Party Debtors arising under the Prepetition Loan Documents and Hedging Agreements and the claims (as defined in section 101 of the Bankruptcy Code) of the Prepetition Agent and each Prepetition Secured Lender (and each of their respective successors and assigns) named in the Master Proof of Claim shall be allowed as if each such entity had filed a separate proof of claim in each of the Loan Party Debtors’ Cases in the amount set forth in the Master Proof of Claim; provided that the Prepetition Agent may, but

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shall not be required, to amend the Master Proof of Claim from time to time to, among other things, reflect a change in the holders of the claims set forth therein or a reallocation among such holders of the claims asserted therein resulting from any transfer of any such claims.
(c)           The provisions set forth in paragraphs (a) and (b) above and the Master Proof of Claim are intended solely for the purpose of administrative convenience and, except to the extent set forth herein or therein, neither the provisions of this paragraph 20 nor the Master Proof of Claim shall affect the substantive rights of the Debtors, the Committee (if any), the Prepetition Agent, the Prepetition Secured Lenders or any other party in interest or their respective successors in interest, including without limitation, the right of each Prepetition Secured Lender (or its successor in interest) to vote separately on any plan of reorganization proposed in the Cases.
21.           Order Governs.  In the event of any inconsistency between the provisions of this Order and the DIP Loan Documents, the provisions of this Order shall govern.
22.           Binding Effect; Successors and Assigns.
(a)           The DIP Loan Documents and the provisions of this Order, including all findings herein, shall be binding upon all parties-in-interest in the Cases, including without limitation, the DIP Agent, the DIP Lenders, the Prepetition Agent, the Prepetition Secured Lenders, the Committee (if any), and the Debtors and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for any of the Debtors, an examiner appointed pursuant to section 1104 of the Bankruptcy Code, or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors) and shall inure to the benefit of the DIP Agent, the DIP Lenders, the Prepetition Agent, the Prepetition Secured Lenders and the Debtors and their

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respective successors and assigns; provided that, except to the extent expressly set forth in this Order, the DIP Agent, the Prepetition Agent, the DIP Lenders and the Prepetition Secured Lenders shall have no obligation to permit the use of Cash Collateral or extend any financing to any chapter 7 trustee or similar responsible person appointed for the estates of the Debtors.
(b)           In the event of any inconsistency between the provisions of this Order and the Pulitzer Cash Collateral Order, the provisions of this Order shall govern and control with respect to the Loan Party Debtors and the DIP Collateral and Cash Collateral.  Any payments to be made under any order (including any “First Day” order) shall be subject to the terms and conditions of this Interim Order.

23.           Limitation of Liability.  In determining to make any loan under the DIP Credit Agreement, permitting the use of Cash Collateral or in exercising any rights or remedies as and when permitted pursuant to this Order or the DIP Loan Documents, the DIP Agent, the Prepetition Agent, the DIP Lenders and the Prepetition Secured Lenders shall not, solely on account thereof, be deemed to be in control of the operations of any of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of any of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. §§ 9601 et seq. as amended, or any similar federal or state statute).  Furthermore, nothing in this Order or in the DIP Loan Documents shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Agent, the DIP Lenders, the Prepetition Agent or the Prepetition Secured Lenders any liability for any claims arising from the pre-petition or post-petition activities of any of the Debtors and their affiliates (as defined in section 101(2) of the Bankruptcy Code).

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24.           Effectiveness.  This Order shall constitute findings of fact and conclusions of law and shall take effect immediately upon execution hereof as of the Petition Date, and there shall be no stay of execution of effectiveness of this Order.
25.           Final Hearing.  The Final Hearing is scheduled for _______, 2011 at __:__ __.m., prevailing Eastern time, before this Court.
26.           Final Hearing Notice.  The Debtors shall promptly mail copies of this Order (which shall constitute adequate notice of the Final Hearing) to the parties having been given notice of the Interim Hearing, and to any other party that has filed a request for notices with this Court and to the Committee if the same has been appointed, or Committee counsel, if the same shall have been appointed.  Any party-in-interest objecting to the relief sought at the Final Hearing shall serve and file written objections; which objections shall be served upon (a) Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, Attention: Larry J. Nyhan, Esq.,  Bojan Guzina, Esq., and Andrew F. O’Neill, Esq., attorneys for the Debtors, (b) Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, Attention: Sandy Qusba, Esq. and Terry Sanders, Esq., attorneys for the DIP Agent and the Prepetition Agent, (c) Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York 10005, Attn: Matthew S. Barr, Esq. and Brian Kinney, Esq., attorneys for certain of the Initial Backstop Lenders, and (d) the Office of the U.S. Trustee for the District of Delaware, Attention: Mark Kenney, Esq. and shall be filed with the Clerk of the United States Bankruptcy Court, District of Delaware, in each case to allow actual receipt by the foregoing no later than ______, 2011 at __:__ __.m., prevailing Eastern time.

37

Dated:	_______________, 2011
Wilmington, Delaware

CHIEF UNITED STATES BANKRUPTCY JUDGE

38

EXHIBIT K

FORM OF COMPLIANCE CERTIFICATE

       This Compliance Certificate is delivered to you pursuant to Section 9.01(f) of the Credit and Guaranty Agreement, dated as of [_____], 2011 (as it may be amended, supplemented or modified from time to time, the “Credit Agreement”), among Lee Enterprises, Incorporated (the “Borrower”), which is a debtor and debtor-in-possession in a case pending in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code, the Subsidiary Guarantors, the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

       1.           I am the duly elected, qualified and acting [insert Title of Authorized Officer] of the Borrower.

       2.           I have reviewed and am familiar with the contents of this Compliance Certificate.  I am providing this Compliance Certificate solely in my capacity as an officer of the Borrower.  The matters set forth herein are true to the best of my knowledge after due inquiry.

       3.           I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default [, except as set forth below].

       4.           Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified therein.

       5.           Attached hereto as ANNEX 3 is the information required to establish compliance with Sections 5.02(b), 5.02(c) and 5.02(d) of the Credit Agreement for the Test Period ended on ______ __, ___.

       6.           Attached hereto as ANNEX 4 is the information required to establish compliance with Section 10.02(iv) of the Credit Agreement for the Test Period ended on _____ __, ___.

Exhibit K

    IN WITNESS WHEREOF, I have executed this Compliance Certificate this ____ day of _________, ______.

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

ANNEX 1

[Applicable Financial Statements To Be Attached]

ANNEX 2

    The information described herein is as of _______ __, ____ (the “Computation Date”) and pertains to (i) in the case of items I.A below, I.C below and I.D. below, the respective amounts outstanding as of the Computation Date, (ii) in the case of items I.B, I.D. (iii) and (vi) below, the period from [the Initial Borrowing Date] [_______ __, ____]1 through _______ __, ____  (the “Year-to-Date Period”) and (iii) in the case of item I.E.1 below, the period from _______ __, ____ to _______ __, ____ (the “Test Period”).

I.           Negative and Financial Covenants

A.	Liens (Section 10.01)
	Section	Amount
(i)	10.01(x)	$_____
(ii)	10.01(xii)	$_____
(iii)	10.01(xvii)	$_____
B.	Dividends (Section 10.03)
	Section	Amount
(i)	10.03(iii)	$_____
C.	Indebtedness (Section 10.04)
	Section	Amount
(i)	10.04(iv)	$_____
(ii)	10.04(ix)	$_____
D.	Investments (Section 10.05)
	Section	Amount
(i)	10.05(v)	$_____
(ii)	10.05(viii)	$_____
(iii)	10.05(xiii)	$_____
(iv)	10.05(xiv)	$_____

1	Insert the first day of the Borrower’s fiscal year (beginning with the first day of its fiscal year commencing closest to [___], 2011).

Annex 2

(v)	10.05(xv)	$_____
(vi)	10.05(xvi)	$_____
E.	Financial Covenants
1. Lee EBITDA (Section 10.07)

	Lee EBITDA2 for the Test Period	$_____

2  Attach hereto in reasonable detail the calculations required to arrive at Lee EBITDA.

ANNEX 3

[information required to establish compliance with Sections 5.02(b), 5.02(c) and 5.02(d) of the
Credit Agreement for the Test Period ended on ______ __, ___

ANNEX 4

Asset Sales (Section 10.02)

Section	Amount
10.02(iv)(z)

Fair Market Value of the assets sold after the Closing Date (other than the assets described in Schedule XI of the Credit Agreement)	$_____

EXHIBIT L

FORM OF ASSIGNMENT
AND
ASSUMPTION AGREEMENT1

    This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.]  Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”).  The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

    For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations identified below (including Letters of Credit and Swingline Loans) ([the] [each, an] “Assigned Interest”).  [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.          Assignor:

2.           Assignee:                                  ]2

[1][3].	Credit Agreement:
Credit and Guaranty Agreement, dated as of [______], 2011, among Lee Enterprises, Incorporated (the “Borrower”), which is a debtor and debtor-in-possession in a case pending in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code, the Subsidiary Guarantors, the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent.

1	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

2
If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively.  In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Exhibit L

[2.	Assigned Interest:3

Assignor	Assignee	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned
[Name of Assignor]	[Name of Assignee]	__________	__________
[Name of Assignor]	[Name of Assignee]	__________	__________

3
Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

Exhibit L

[4.	Assigned Interest:4

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned
$______________	$______________
$______________	$______________
$______________	$______________
$______________	$______________

Effective Date ___________, ____, ____.

Assignor[s] Information		Assignee[s] Information
Payment Instructions:		Payment Instructions:

	Reference:________		Reference:________

Notice Instructions:		Notice Instructions:

	Reference:________		Reference:________

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR                                                                ASSIGNEE
[NAME OF ASSIGNOR]                                         [NAME OF ASSIGNEE]5

4	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

Exhibit L

By:		By:
	Name:		Name:
	Title:		Title:

5	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit L

[Consented to and]6 Accepted:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:]7

6
Insert only if assignment is being made to an Eligible Transferee pursuant to Section 13.04(b)(y) of the Credit Agreement.  Consent of the Administrative Agent shall not be unreasonably withheld or delayed.

7
Insert only if (i) no Default or Event of Default is then in existence and (ii) the assignment is being made to an Eligible Transferee pursuant to 13.04(b)(y) of the Credit Agreement.  Consent of the Borrower shall not be unreasonably withheld or delayed.

LEE ENTERPRISES, INCORPORATED

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

    1.      Representations and Warranties.

    1.1.           Assignor.  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Credit Document.

    1.2.           Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) a parent company and/or an affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company, (C) an affiliate of any other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this clause), (D) a fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (E) an Eligible Transferee under Section 13.04(b) of the Credit Agreement; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit

Exhibit L

Documents as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

    2.           Payment.  From and after the Effective Date, the Administrative Agent shall make all payments in respect [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

    3.           Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

    4.           General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment.  THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).

*           *           *